As filed with the Securities and Exchange Commission on December [  ], 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INVESTVIEW, INC.

(Exact name of registrant as specified in its charter)

Nevada	7389	87-0369205
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

234 Industrial Way West, Ste. A202

Eatontown, New Jersey 07724

Telephone 732-889-4300

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joseph Cammarata, Chief Executive Officer

InvestView, Inc.

234 Industrial Way West, Ste. A202

Eatontown, New Jersey 07724

Telephone 732-889-4300

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Kevin C. Timken

Michael Best & Friedrich LLP

170 South Main Street, Suite 1000, Salt Lake City, UT 84101

Telephone: 385-695-6450

From time to time after the effectiveness of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)(3)	Proposed Maximum Offering Price per Share(2)(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)

Common stock, $0.001 par value	416,337,662	$0.04	$16,653,506	$1,816.90

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling stockholder, as defined in the accompanying prospectus.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(3)	There are being registered hereunder a total of 416,337,662 shares that may be offered and sold by the selling stockholder from time to time (the “Newly Registered Shares”). In addition, in accordance with Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained herein also relates to and will be used in connection with the offer and sale of up to 159,090,909 shares of our common stock that may be offered and sold by the selling stockholder, which shares were previously registered under the Prior Registration Statement (as defined below) but remain unsold as of the date of this registration statement (the “Previously Registered Shares); provided, however, that if any such shares are issued to the selling stockholder and sold before the effective date of this registration statement, such shares will not be included in the prospectus contained herein.
(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices of $0.04 and $0.038 (roundest to the nearest whole cent) per share for the issuer’s common stock on December 14, 2020, which was within five days prior to filing this registration statement, as reported on the OTCQB tier of the OTC Markets Group. All filing fees associated with the Previously Registered Shares were paid at the time of filing the Prior Registration Statement.

Pursuant to Rule 429(a) of the Securities Act, the prospectus included in this registration statement is a combined prospectus relating to the Newly Registered Securities and the Previously Registered Securities. Pursuant to Rule 429(b), this registration statement, upon effectiveness, also constitutes a post-effective amendment to the registrant’s Registration Statement on Form S-1, File No. 333-239880, initially filed on July 16, 2020 and declared effective on July 27, 2020 (the “Prior Registration Statement”), which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment that specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated December [__], 2020

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

INVESTVIEW, INC.

575,428,571 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 575,428,571 shares of the common stock of Investview, Inc., a Nevada corporation (“Investview”), that may be issued pursuant to three Convertible Secured Promissory Notes that we entered into with DBR Capital, LLC, which we refer to in this prospectus as the “Notes,” and certain shares that we are contractually obligated to issue to DBR Capital if we default on one or more of the Notes. Please refer to the sections of this prospectus entitled “The Secured Convertible Promissory Notes” for descriptions of the Notes and our contractual obligations upon default and “Selling Stockholder” for additional information regarding the selling stockholder.

We are not selling any shares of common stock in this offering and we will not receive any proceeds from the sale of the shares by the selling stockholder.

DBR Capital may be deemed an “underwriter” within the meaning of the Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The selling stockholder may offer and sell from time to time common stock using this prospectus in transactions:

●	on the OTC Markets or otherwise;

●	at market prices, which may vary during the offering period, or at negotiated prices; and

●	in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, or otherwise.

See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to the registration statement that includes this prospectus. The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The selling stockholder will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares. We have agreed to pay the legal, accounting, printing, and other expenses related to the registration of the sale of the shares.

Our common stock is quoted on the OTCQB tier of the OTC Markets under the symbol “INVU.” On December 16, 2020, the last reported sale price of our common stock was $0.04.

An investment in our shares involves certain risks. We urge you to read the “Risk Factors” section beginning on page 4 and the remainder of this prospectus before making an investment decision.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2020.

ii

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We have not authorized any underwriters, brokers, or dealers to make an offer of the securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

iii

PROSPECTUS SUMMARY

This prospectus summary contains an overview of the information from this prospectus, but may not contain all of the information that is important to you. This prospectus includes specific terms of the offering of our common stock, information about our business, and financial data. We encourage you to read this prospectus, including the “Risk Factors” section beginning on page 4, in its entirety before making an investing decision. You should read this prospectus together with additional information described below under the heading “Where You Can Find Additional Information.” As used in this prospectus, the terms “we,” “us,” and “our” refer to InvestView, Inc., a corporation organized under the laws of the state of Nevada, including its subsidiaries, and our predecessors and subsidiaries, unless the context indicates a different meaning.

Our Business

We are dedicated to leveraging financial technology worldwide.

We provide financial technology services and products for the benefit of individuals worldwide. By marrying emerging technologies to education and research, we can deliver information in real-time to anyone in the world.

Our companies service four sectors: personal finance, big data, passive investments and alternative assets. The recent growth of each of these sectors is not slowing down and we anticipate growth of the next three years is astounding.

We have established multiple subsidiaries, each with a dedicated focus to these high growth sectors.

Our Address

Our principal executive offices are located at 234 Industrial Way West, Ste. A202, Eatontown NJ 84101, and our telephone number is 732-889-4300.

The Offering

This prospectus relates to the resale of up to 575,428,571 shares of our common stock by DBR Capital, LLC, the selling stockholder (“DBR Capital”).

On April 27, 2020, we entered into the Securities Purchase Agreement and Investor Rights Agreement with DBR Capital. The Investor Rights Agreement required us to file a registration statement registering DBR Capital’s resale of the shares within 30 calendar days; however, DBR Capital consented to extend that deadline to July 15, 2020, to accommodate the filing of our annual report on Form 10-K. Under a Voting Rights Agreement entered into between DBR Capital and certain of our stockholders, the stockholders agreed to reduce the size of our board of directors to five directors and to elect two designees of DBR Capital to fill two of those five seats. James Bell and David B. Rothrock are currently members of our board of directors as the designees of DBR Capital. Accordingly, DBR Capital is deemed to be an affiliate of ours.

On November 9, 2020, we completed a third closing with DBR Capital under the Securities Purchase Agreement originally entered into between the parties on April 27, 2020. At the third closing, DBR Capital purchased a $1,300,000 convertible secured promissory note. The promissory note is due on April 27, 2030, bears interest at the rate of 25% per year, is convertible into our common stock, at a conversion price of $0.007 per share, if certain benchmarks relating to the trading price and volume of the common stock are met, and is secured by the Guaranty and Collateral Agreement entered into between the parties as of May 15, 2020.

As part of the third closing, certain agreements previously entered into were amended as follows:

●	The April 2020 Securities Purchase Agreement was amended and restated to reduce the amount of the third closing and to add fourth and fifth closings now contemplated to occur on or before May 31, 2021, and August 31, 2021, respectively. The fourth and fifth closings are at the sole discretion of DBR Capital and we cannot provide any assurance that they will occur when contemplated or ever. The Amended and Restated Securities Purchase Agreement also provides for the issuance of additional shares of our common stock upon any event of default under the Notes.

●	The April 27, 2020, and May 27, 2020, Notes were amended and restated to adjust the conversion price from approximately $0.0126 to $0.007 per share, consistent with the November 9, 2020, Note.

●	The Investor Rights Agreement was amended to specify that David Rothrock is the investor director whose affirmative vote is required for certain actions and to require the approval of the investor director for any action taken by our board of directors.

●	The Voting Agreement was amended to include provisions to expand our board of directors to seven members, leaving two seats vacant, and to allow DBR Capital to fill those vacancies and remove directors in the event of default by Investview.

Additionally, certain of our founders entered into a Pledge Agreement, pledging certain common stock of their own as security to DBR Capital in the event of a default under the convertible promissory notes.

The principal under the Notes is convertible into our common stock at a conversion price of $0.007 per share, representing a total of 471,428,571 shares. Additionally, we agreed to issue DBR Capital 104,000,000 shares of our common stock if we default under one or more of the Notes (the “Default Shares”). If the entire amount owed under the Notes was converted and sold and the Default Shares were issued and sold, those shares would represent approximately 16.4% of the total number of shares of our common stock outstanding after that conversion as of the date of this prospectus.

1

Sales of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any conversions of the Notes. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any conversions by DBR Capital.

Securities Offered

Common stock offered by the selling stockholder:	575,428,571 shares issuable to DBR Capital upon conversion of the Notes and upon any default under the Notes

Common stock outstanding before the offering:	3,062,481,329 shares

Common stock to be outstanding after giving effect to the issuance of the offered shares registered hereunder:	3,637,909,900 shares

Shares issuable upon exercise of outstanding options and warrants:	We currently have 258,600 shares reserved for issuance upon exercise of outstanding warrants.

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder in this offering.

Risk factors:	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

OTC Markets (OTCQB) symbol:	INVU

2

FORWARD-LOOKING STATEMENTS

This prospectus contains statements about the future, sometimes referred to as “forward-looking” statements. Forward-looking statements are typically identified by the use of the words “believe,” “may,” “could,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend,” and similar words and expressions. Statements that describe our future strategic goals, plans, objectives, and predictions are also forward-looking statements. This prospectus contains forward-looking statements relating to future products or product development; future selling, general and administrative costs and research and development spending; future performance of our network marketing efforts; our expectations regarding ongoing litigation; international growth; and future financial performance, results of operations, capital expenditures, and sufficiency of capital resources to fund our operating requirements.

This forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made herein. These risks and uncertainties include those relating to:

●	noncompliance by our independent distributors with applicable legal requirements or our policies and procedures;

●	potential adverse effects on our business and stock price due to ineffective internal controls over financial reporting;

●	the impact of the COVID-19 pandemic on our business, employees, members, operating results, and ability to obtain additional funding;

●	inability to manage financial reporting and internal control systems and processes;

●	inability to properly motivate and manage our independent distributors;

●	inability to manage existing markets, open new international markets, or expand our operations;

●	inability of new products to gain distributor or market acceptance;

●	inability to execute our product launch process due to increased pressure on our supply chain, information systems, and management;

●	disruptions in our information technology systems;

●	inability to protect against cybersecurity risks and to maintain the integrity of data;

●	international trade or foreign exchange restrictions, increased tariffs, and foreign currency exchange fluctuations;

●	deterioration of global economic conditions;

●	inability to raise additional capital if needed;

●	inability to retain independent distributors or to attract new independent distributors on an ongoing basis;

●	government regulations on direct selling activities in our various markets prohibiting or severely restricting our business;

●	unfavorable publicity on our business or products;

3

●	a finding that our direct selling program is not in compliance with current or newly adopted laws or regulations in various markets;

●	expensive and time-consuming legal proceedings;

●	potential for investigatory and enforcement action by the federal and state regulatory authorities;

●	failure to comply with anti-corruption laws;

●	inability to build and integrate our management team;

●	loss of, or inability to attract, key personnel;

●	unexpected tax or other assessments relating to the activity of our independent distributors;

●	economic, political, foreign exchange, and other risks associated with international operations; and

●	volatility of the market price of our common stock.

Any forward-looking statements, including those regarding our or our management’s current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those discussed in this prospectus.

The forward-looking statements in this prospectus are based on present circumstances and on our predictions respecting events that have not occurred, that may not occur, or that may occur with different consequences from those we now assume or anticipate. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed in this prospectus. These cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. Any forward-looking statements are made only as of the date of this prospectus, and we assume no obligation to update forward-looking statements to reflect subsequent events or circumstances.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information about these risks contained in this prospectus, as well as the other information contained in this prospectus generally, before deciding to buy our securities. Any of the risks we describe below could adversely affect our business, financial condition, operating results, or prospects. The market prices for our securities could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

Risks Related to our Business

We have a limited operating history and, therefore, there is an elevated risk of potential business failure unless we can overcome the various obstacles inherent to an early stage business.

We have only limited prior business operations. Because of our limited operating history, investors may not have adequate information on which they can base an evaluation of our business and prospects. Investors should be aware of the difficulties, delays, and expenses normally encountered by an enterprise in its early stage, many of which are beyond our control, including unanticipated research and development expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described herein will materialize or prove successful, or that we will be able to finalize development of our products or operate profitably.

4

We have incurred substantial operating losses since inception (August 1, 2005), and we may never achieve profitability.

From our inception on August 1, 2005, through September 30, 2020, we have incurred cumulative losses of $52,536,063, recorded net losses from operations of $571,017 for the quarter ended September 30, 2020 and $21,285,191 for the year ended March 31, 2020, and our cash and cash equivalents on September 30, 2020, was $583,955. Accordingly, we cannot assure that we will achieve profitability in the immediate future or at all.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

In their audit opinion issued in connection with our consolidated balance sheet as of March 31, 2020, and our related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended March 31, 2020, our auditors have expressed substantial doubt about our ability to continue as a going concern given our recurring net losses, negative cash flows from operations, and the limited amount of funds on our balance sheet. We have prepared our consolidated financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue in existence. This could make it more difficult to raise capital in the future.

Our operations and financial condition have been adversely impacted by the COVID-19 pandemic    and that may continue.

In December 2019, a strain of novel coronavirus, or COVID-19, was first reported in Wuhan, China, resulting in thousands of confirmed cases of the disease in China. By January, the Chinese government implemented a quarantine protocol for Wuhan and implemented other restrictions for other major Chinese cities, including mandatory business closures, social distancing measures, and various travel restrictions, all of which have subsequently been adopted in countries throughout the world. On March 11, 2020, as COVID-19 spread outside of China, the World Health Organization designated the outbreak as a global pandemic. This continued pandemic could affect our business, employees, operating results, ability to obtain additional funding, product development programs, research and development programs, suppliers and third-party manufacturers. To date, the interrupted supply chains, lock-downs, and inability to deploy equipment to operations have had a significant negative effect on our SAFETek mining operations and that may continue.

We anticipate that COVID-19 and a prolonged public health crisis may negatively impact our financial condition and operating results; however, given the evolving health, economic, social, and governmental environments, the breadth and duration of the impact remains uncertain. Given the dynamic nature of these circumstances, the duration of any business disruption or potential impact to our business resulting from the COVID-19 coronavirus is difficult to predict, but it may increase our costs or expenses.

We may not be able to fully protect our proprietary rights and we may infringe the proprietary rights of others, which could result in costly litigation.

Our future success depends on our ability to protect and preserve the proprietary rights related to our products. We cannot assure that we will be able to prevent third parties from using our intellectual property rights and technology without our authorization. We also rely on trade secrets, common law trademark rights, and trademark registrations, as well as confidentiality and work for hire, development, assignment, and license agreements with employees, consultants, third-party developers, licensees, and customers. Our protective measures for these intangible assets afford only limited protection and may be flawed or inadequate.

Policing unauthorized use of our technology is difficult and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

5

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. Other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. In the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives.

Our business could be negatively affected by any adverse economic developments in the securities markets or the economy in general.

We depend on the interest of individuals in obtaining financial information and securities trading strategies to assist them in making their own investment decisions. Significant downturns in the securities markets or in general economic and political conditions may cause individuals to be reluctant to make their own investment decisions and thus decrease the demand for our products. Significant upturns in the securities markets or in general economic and political conditions may cause individuals to be less proactive in seeking ways to improve the returns on their trading or investment decisions and, thus, decrease the demand for our products.

We may encounter risks relating to security or other system disruptions and failures that could reduce the attractiveness of our sites and that could harm our business.

Although we have implemented various security mechanisms, our business is vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could lead to interruptions, delays, or loss of data. For instance, because a portion of our revenue is based on individuals using credit cards to purchase subscriptions over the Internet and a portion from advertisers that seek to encourage people to use the Internet to purchase goods or services, our business could be adversely affected by these break-ins or disruptions. Additionally, our operations depend on our ability to protect systems against damage from fire, earthquakes, power loss, telecommunications failure, and other events beyond our control. Moreover, our website may experience slower response times or other problems for a variety of reasons, including hardware and communication line capacity restraints, software failures, or significant increases in traffic when there have been important business or financial news stories. These strains on our systems could cause customer dissatisfaction and could discourage visitors from becoming paying subscribers. Our websites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of information from us. These types of occurrences could cause users to perceive our website and technology solutions as not functioning properly and cause them to use other methods or services of our competitors. Any disruption resulting from these actions may harm our business and may be very expensive to remedy, may not be fully covered by our insurance, could damage our reputation, and discourage new and existing users from using our products and services. Any disruptions could increase costs and make profitability even more difficult to achieve.

We will need to introduce new products and services and enhance existing products and services to remain competitive.

Our future success depends in part on our ability to develop and enhance our products and services. In addition, the adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to enhance or adapt our services or infrastructure. There are significant technical and financial costs and risks in the development of new or enhanced products and services, including the risk that we might be unable to effectively use new technologies, adapt our services to emerging industry standards, or develop, introduce and market enhanced or new products and services. An inability to develop new products and services, or enhance existing offerings, could have a material adverse effect on our profitability.

We rely on external service providers to perform certain key functions.

We rely on a number of external service providers for certain key technology, processing, service, and support functions. External content providers provide us with crypto mining services, financial information, market news, charts, option and stock quotes, research reports, and other fundamental data that we offer to clients. These service providers face technological and operational risks of their own. Any significant failures by them, including improper use or disclosure of our confidential client, employee, or company information, could cause us to incur losses and could harm our reputation.

6

We cannot assure that any external service providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any external service provider as a result of systems failures, capacity constraints, financial constraints or problems, unanticipated trading market closures, or for any other reason, and our inability to make alternative arrangements in a smooth and timely manner, if at all, could have a material adverse effect on our business, results of operations, and financial condition.

We could face liability and other costs relating to storage and use of personal information about our users.

Users provide us with personal information, including tax identification numbers, which we do not share without the user’s consent. Despite this policy of obtaining consent, however, if third persons were able to penetrate our network security or otherwise misappropriate our users’ personal information, we could be subject to liability, including claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims, and misuses of personal information, such as for unauthorized marketing purposes. New privacy legislation may further increase this type of liability. Furthermore, we could incur additional expenses if additional regulations regarding the use of personal information were introduced or if federal or state agencies were to investigate our privacy practices. We do not store user credit card information and rely upon our merchant processing partners to collect and store this information with the necessary Payment Card Industry Security Standards compliance in place. However, a breach of the merchant’s security standards could create liability for us.

Our business could be negatively affected if we are required to defend allegations of unfair competition and unfair false or deceptive acts or practices in or affecting commerce.

Advertising and marketing of our products in the United States are also subject to regulation by the Federal Trade Commission (“FTC”) under the Federal Trade Commission Act, or FTC Act. Among other things, the FTC Act prohibits unfair methods of competition and unfair false or deceptive acts or practices in or affecting commerce. The FTC Act also makes it illegal to disseminate or cause to be disseminated any false advertisement. The FTC routinely reviews websites to identify questionable advertising claims and practices. Competitors sometimes inform the FTC when they believe other competitors are violating the FTC Act and consumers also notify the FTC of what they believe may be wrongful advertising. The FTC may initiate a nonpublic investigation that focuses on our advertising claims, which usually involves nonpublic, pre-lawsuit, extensive formal discovery. Such an investigation may be lengthy and expensive to defend and result in a publicly disclosed consent decree or settlement agreement. If no settlement can be reached, the FTC may start an administrative proceeding or a federal court lawsuit against us or our principal officers. The FTC often seeks to recover from the defendants, whether in a consent decree or a proceeding, any or all of the following: (i) consumer redress in the form of monetary relief or disgorgement of profits; (ii) significant reporting requirements for several years; and (iii) injunctive relief. In addition, most, if not all, states have statutes prohibiting deceptive and unfair acts and practices. The requirements under these state statutes are similar to those of the FTC Act.

We accept and hold cryptocurrencies, which may subject us to exchange risk and additional tax and regulatory requirements

We have recently begun accepting cryptocurrencies bitcoin and etherium as a form of payment. Cryptocurrencies are not considered legal tender or backed by any government and have experienced significant price volatility, technological glitches, and various law enforcement and regulatory interventions. If we fail to comply with regulations or prohibitions applicable to us, we could face regulatory or other enforcement actions and potential fines and other consequences. We also hold cryptocurrencies directly, subjecting us to exchange rate risk as well as the risk that regulatory or other developments and the recent price volatility may adversely affect the value of the cryptocurrencies we hold. The uncertainties regarding legal and regulatory requirements relating to cryptocurrencies or transactions using cryptocurrencies, as well as potential accounting and tax issues or other requirements relating to cryptocurrencies, could have a material adverse effect on our business.

7

Our business could be negatively affected if we are required to defend allegations that our direct selling activities are fraudulent or deceptive schemes, are against public interest, or are the sale of unregistered securities.

Direct selling activities are regulated by the FTC, as well as various federal, state, and local governmental agencies in the United States and foreign countries. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as “pyramid” schemes, which compensate participants primarily for recruiting additional participants without significant emphasis on product sales. Regulators may take the position that some or all of our products are deemed to be securities, the sale of which has not been registered. The laws and regulations governing direct selling are modified from time to time, and like other direct selling companies, we may be subject from time to time to government investigations related to our direct selling activities. This may require us to make changes to our business model and our compensation plan.

Our independent distributors could fail to comply with applicable legal requirements or our distributor policies and procedures, which could result in claims against us that could harm our business.

Our independent distributors are independent contractors and, accordingly, we are not in a position to directly provide the same oversight, direction, and motivation as we could if they were our employees. As a result, we cannot assure that our independent distributors will comply with applicable laws or regulations or our distributor policies and procedures.

Extensive federal, state, local, and international laws regulate our business, products and direct selling activities. Because we have expanded into foreign countries, our policies and procedures for our independent distributors differ slightly in some countries due to the different legal requirements of each country in which we do business.

Our proprietary systems may be compromised by hackers.

Our current products and other products and services that we may develop in the future will be based on proprietary software and customer-specific data that we protect by routine measures such as password protection, confidentiality and nondisclosure agreements with employees, and similar measures. Any unauthorized access to our software or data could materially disrupt our business and result in financial loss and damages to our business reputation.

Risks Related to Our Common Stock

We have a history of operating losses and expect to report future losses that may cause our stock price to decline.

For the operating period since inception through September 30, 2020, we have reported an accumulated deficit of $52,536,063. For the quarter ended September 30, 2020, we reported a net loss of $1,187,760 and a net loss from operations of $571,017, and for the year ended March 31, 2020, we reported a net loss of $21,285,191 and a net loss from operations of $9,093,419. We cannot be certain whether we will ever become profitable, or if we do, that we will be able to continue to be profitable. Also, any economic weakness or global recession may limit our ability to market our products. Any of these factors could cause our stock price to decline and result in investors losing a portion or all of their investment.

We will need to raise additional capital. If we are unable to raise additional capital, our business may fail.

Because our revenues are not yet sufficient to cover expenses or fund our growth, we need to secure ongoing funding. If we are unable to obtain adequate additional financing, we may not be able to successfully market and sell our products, our business operations will most likely be discontinued, and we will cease to be a going concern. To secure additional financing, we may need to borrow money or sell more securities. Under these circumstances, we may be unable to secure additional financing on favorable terms or at all. Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations, which would have a material negative effect on operating results and most likely result in a lower stock price.

8

Our common stock price has been and may continue to be extremely volatile.

Our common stock has closed as low as $0.005 per share and as high as $0.043 per share since the beginning of our fiscal year that ended March 31, 2020. We believe this volatility may be caused, in part, by variations in our quarterly operating results, delays in development of our technologies, changes in market valuations of similar companies, and the volume of our stock in the market.

Additionally, in recent years the stock market in general, and the OTC Markets and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price regardless of our operating performance. The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this report is not necessarily an indicator of what the trading price of our common stock might be in the future.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. If we become involved in this type of litigation in the future it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on our stock price.

Shares of our common stock may never become eligible for trading on Nasdaq or a national securities exchange.

We cannot assure that we will ever be listed on the Nasdaq Stock Market or on another national securities exchange. Listing on one of the Nasdaq markets or one of the national securities exchanges is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements. There are also continuing eligibility requirements for companies listed on national securities exchanges. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit the ability of our stockholders to sell their shares, which could result in a loss of some or all of their investments.

If we fail to file periodic reports with the U.S. Securities and Exchange Commission, our common stock will not be able to be traded on the OTCQB.

Although our common stock trades on the OTCQB, a regular trading market for our common stock may not be sustained in the future. OTC Markets limits quotation on the OTCQB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. If we fail to remain current in the filing of our reports with the Securities and Exchange Commission, our common stock will not be able to be traded on the OTCQB. The OTCQB is an inter-dealer market that provides significantly less liquidity than a national securities exchange or automated quotation system.

Because we have no plans to pay dividends on our common stock, stockholders must look solely to appreciation of our common stock to realize a gain on their investments.

We do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon numerous factors, including our business, financial condition, results of operations, capital requirements, and investment opportunities. Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment. This appreciation may not occur.

9

Certain provisions of Nevada law and of our corporate charter may inhibit a potential acquisition of our company, and this could depress our stock price.

Nevada corporate law includes provisions that could delay, defer, or prevent a change in control of our company or our management. These provisions could discourage information contests and make it more difficult for our stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. For example:

●	without prior stockholder approval, our board of directors has the authority to issue one or more classes of preferred stock with rights senior to those of our common stock and to determine the rights, privileges, and preferences of that preferred stock;

●	there is no cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

●	stockholders cannot call a special meeting of stockholders.

Our indemnification of our directors and officers may limit the rights of our stockholders.

While our board of directors and officers are generally accountable to our stockholders and us, the liability of our directors and officers to all parties is limited in certain respects under applicable state law and our articles of incorporation and bylaws, as in effect. Further, we have agreed or may agree to indemnify our directors and officers against liabilities not attributable to certain limited circumstances. This limitation of liability and indemnity may limit rights that our stockholders would otherwise have to seek redress against our directors and officers.

Additional issuances of stock options and warrants, convertible notes, and stock grants will cause additional substantial dilution to our stockholders.

Given our limited cash, liquidity, and revenues, it is likely that in the future, as in the past, we will issue additional warrants, stock grants, and convertible debt to finance our future business operations and acquisitions and strategic relationships. The issuance of additional shares of common stock, the exercise of warrants, and the conversion of debt to stock could cause additional dilution to our stockholders and could have further adverse effects on the market price for our securities or on our ability to obtain future financing. The 2018 increase in our authorized shares from two billion to ten billion increased the magnitude of this risk substantially.

The amount of authorized common stock may result in management implementing anti-takeover procedures by issuing new securities.

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another entity. Although, we have no current plans to issue additional stock for this purpose, management could use the additional shares that are now available or that may be available after a possible further recapitalization to resist or frustrate a third-party transaction. Generally, no stockholder approval would be necessary for the issuance of all or any portion of the additional shares of common stock unless required by law or any rules or regulations to which we are subject.

Our stockholders may not recoup all or any portion of their investment upon our dissolution.

In the event of a liquidation, dissolution, or winding-up of our company, whether voluntary or involuntary, our net remaining proceeds and/or assets, after paying all of our debts and liabilities, will be distributed to the holders of common stock on a pro-rata basis. We cannot assure that we will have available assets to pay to the holders of common stock any amounts upon such a liquidation, dissolution, or winding-up of our company. In this event, our stockholders could lose some or all of their investment.

The issuance of our common stock to DBR Capital upon conversion of the Notes or upon our default may cause dilution, and the sale of the shares of common stock acquired by the selling stockholder, or the perception that such sales may occur, could cause the price of our common stock to fall.

Under the Notes, DBR Capital may convert up to $3.3 million into 471,428,571 shares that are registered for sale under this prospectus. If we default under one or more of the Notes, we are contractually obligated to issue an additional 104,000,000 Default Shares. If DBR Capital acquires some or all of those shares, it may sell all, some, or none of those shares. Therefore, conversions and by DBR Capital and issuance of the Default Shares could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock by DBR Capital, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish.

10

In addition, the fixed conversion price of $0.007 for these shares may be lower than the trading price of our shares at the time of any conversion and sale by DBR Capital, which may cause the trading price of our common stock to fall.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is traded on the OTCQB under the symbol “INVU.”

As of December 4, 2020, we had approximately 620 stockholders of record of our common stock and 3,062,481,329 shares of common stock issued and outstanding.

Dividends

Holders of shares of common stock are entitled to share pro rata in dividends and distributions for the common stock when, as, and if declared by the board of directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future revenues, capital requirements, overall financial condition, and such other factors as our board of directors deems relevant.

11

Equity Compensation Plans

The following table summarizes the equity compensation plans under which our securities may be issued as of September 30, 2020:

	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds upon the sale of shares by the selling stockholder in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and notes to our financial statements included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. When the words “believe,” “expect,” “plan,” “project,” “estimate,” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management, and involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included are made only as of the date of this report. We disclaim any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Plan of Operations

We are now under the leadership of Joseph Cammarata, Chief Executive Officer, who was installed on December 3, 2019, to properly position the company as a financial technology (“FINTECH”) operation. At this time, we were in final phases of the establishment of Apex Tek, LLC, SAFETek, LLC and the full registration of SAFE Management LLC, our Registered Investment Advisor when we began this re-alignment. Shortly after this undertaking, we began to experience effects of COVID 19 on various aspects of our business operations. As a result, we needed to preserve capital and make necessary cutbacks to ensure we could survive the conditions created by the pandemic along with preparing for the unforeseen post pandemic global economic climate.

12

Our subsidiaries and their operations, if any, include the following:

-	Kuvera LLC and Kuvera France distribute our financial education platform and services that are dedicated to the individual consumer. Kuvera and Kuvera France are managed by Chad Garner, President of Kuvera, and utilize an affiliate or network marketing model for distribution. In late 2019, early 2020, as COVID 19 was beginning to spread worldwide, the Kuvera companies completed a product and bonus plan rebuild and was able to launch these services and create stabilized monthly revenue.

-	Apex Tek, LLC and SAFETek, LLC, our subsidiaries that sold the APEX package, saw rapid growth during fiscal 2020. Under the program we sold high powered data processing equipment to our customers and they leased the equipment back to us. We began to experience difficulties in sourcing equipment for the program which later revealed itself to be early supply chain issues related to COVID 19. The supply chain, delivery, customs, and lack of human resources caused by global and U.S. lockdowns further caused issues in deploying the equipment. On June 30, 2020, we temporarily discontinued the APEX program to assess the delays, audit the transaction and determine our ability to meet the lease commitments. The assessment took place in July and August and indicated we would not be able to meet the APEX lease obligations and would be in default to the lease holders. In September, our board of directors voted to approve a buyback program wherein all APEX purchasers were offered a 48-month promissory note to ensure a 125% return of their purchase price in exchange for cancellation of the lease and our purchase of all rights and obligations under the lease. The buyback program also ensured all APEX purchasers were able to purchase a protection plan from a third-party provider, wherein each purchaser could protect their initial purchase price and obtain 50% of their APEX purchase price at five years or 100% of the APEX purchase price at ten years. The lease buyback program closed on November 30, 2020, with approximately 99% of the APEX purchasers accepting the offer. Apex Tek, LLC will discontinue operations while SAFETek LLC will continue to operate and expand its high-speed processing operations.

-	SAFE Management LLC, a Registered Investment Advisor and Commodity Trading Advisor, did not receive the necessary marketing and management required for growth and is currently being reviewed for restructuring and alignment to our future goals.

-	United Games, United League, and Investment Tools & Training, LLC have had no operations and will be restructured or eliminated completely as we continue to streamline operations.

We are concentrating our efforts on the distribution capabilities of Kuvera and the growth of SAFETek processing operations to ensure all efforts are aligned to reach our primary goal of profitability. Further, we have entered into strategic partnerships and have closed a multi-part financing agreement with DBR Capital, LLC, which included adding James Bell and David Rothrock to our board of directors. The consultation of DBR Capital, LLC along with the FINTECH leadership of Joseph Cammarata has established us as a diversified financial technology and global distributor organization that operates through its subsidiaries to provide financial education tools, content, research and management of digital asset technology that mines cryptocurrencies, with a focus on Bitcoin mining and the generation of digital assets.

13

Results of Operations

Year Ended March 31, 2020, Compared to Year Ended March 31, 2019

Revenues

Revenue, net, decreased $5,475,491, or 18%, from $29,659,081 for the year ended March 31, 2019, to $24,183,590 for the year ended March 31, 2020. The majority of the decrease can be explained by our decrease in subscription sales of $4,598,029, which was due to attrition and an overhaul in the compensation plan of Kuvera during the third quarter, which resulted in a loss of repeat subscription customers. The remainder of the decrease was due to our sales of equipment and cryptocurrency mining service revenue fees earned in the prior year, versus no such sales in the current year, explaining $2,635,879 of the decrease. These decreases were offset by an increase in mining revenue and fees earned in the current year, versus no such sales in the prior year, explaining $1,758,417 of the offsetting increase. Our gross billings decreased by 25%, or $8,762,934, to $26,229,949 in the year ended March 31, 2020, versus $34,992,883 in the year ended March 31, 2019; however, this was offset by refunds, incentives, credits, chargebacks, and amounts paid to suppliers.

Operating Costs

Operating costs decreased $322,928, or 1%, from $33,599,937 for the year ended March 31, 2019, to $33,277,009 for the year ended March 31, 2020, mainly because of a decrease in our commissions of $7,961,708, or 37%, from $21,526,326 for the year ended March 31, 2019, to $13,564,618 for the year ended March 31, 2020 offset by the increase in our general and administrative expenses of $3,437,913, or 83%, from $4,121,279 for the year ended March 31, 2019, to $7,559,192 for the year ended March 31, 2020 and in our salary and related expenses of $2,321,066, or 54%, from $4,272,355 for the year ended March 31, 2019, to $6,593,421 for the year ended March 31, 2020. The decrease in commissions was a result of our bonus plans paying out beyond our maximum threshold in the prior period due to certain bonus programs in place, which has since been adjusted to reduce such payouts. For the year ended March 31, 2020 commissions as a percent of total net revenue was 56%, versus 73% in the prior year. The increase in general and administrative and salary and related expenses can be explained by the Company recording $3,098,643 worth of stock for services and compensation and by incurring administrative costs for the APEX program that was launched during the year ended March 31, 2020.

14

Other Income (Expense)

We recorded other expense of $12,184,389 for the year ended March 31, 2020, which was a difference of $11,217,918, or 1,161%, from the prior period other expense of $966,471. The change is due to the gain on bargain purchase recorded as a result of the United Games, LLC and United League, LLC acquisition that took place during the year ended March 31, 2019, as compared to no such gain in the current period. Additionally, in the current period there was interest expense recorded of $10,677,768 offset by a gain on debt extinguishment of $2,018,791 and a gain on fair value of derivative liability of $571,231, whereas in the prior period interest expense was only $1,862,461, there was a gain on debt extinguishment of $19,387, and a loss on fair value of derivative liability of $214,376.

Liquidity and Capital Resources

During the year ended March 31, 2020, we incurred a loss of $21,285,191. However, we were able to generate $4,624,767 in cash through our operating activities. We used this cash, along with $624,374 of cash generated from financing activities to fund the purchase of $5,245,606 worth of fixed assets. As a result, our cash and cash equivalents increased by $3,533 to $137,177 as compared to $133,644 at the beginning of the fiscal year.

As of March 31, 2020, our current liabilities exceeded our current assets equal to a working capital deficit of $14,123,625. A year ago, at March 31, 2019, the working capital deficit was $2,222,990.

The above matters, among others, raise substantial doubt about our ability to continue as a going concern. During the year ended March 31, 2020, we raised $4,484,979 in cash proceeds from related parties, $2,527,452 in cash proceeds from new lending arrangements, and $825,000 from the sale of common stock.

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted to amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic. It is unknown how long the adverse conditions associated with the coronavirus will last and what the complete financial effect will be to the company. To date, the Company is experiencing challenges in multiple areas of the organization and the full economic impact is yet to be established.

During the year ended March 31, 2020 we made significant strides and wide sweeping changes. While we believe they will be beneficial to our bottom line, there is no assurance of this. Some of the concerns we face going forward will continue, including but not limited to:

●	Supply chain issues for Apex Tek, LLC and the sourcing of miners due to the worldwide COVID pandemic and manufacturing slow downs

●	SAFETek, LLC operations not scaling according to projections with decreased output due to mining difficulty and operational cost

●	Regulatory reform that could adversely impact the use and demand of digital currencies

●	The recent Bitcoin (BTC) halving event that further reduced mining output in addition to the supply chain issues

Apex Tek, LLC and SAFETek, LLC carry additional risk and generated recent losses, however, they also provide Investview a stake in 4IR, HPC, app development, fintech, blockchain and personal money management sectors. Each of these are areas that are targeted for significant growth spurred by innovations through technology which solidify our position in the fintech space.

15

While our liabilities are larger than our assets it is important to note that we seek to further reduce our operating expense. The assets we have acquired and will continue to seek out are those of technology, mobile apps, and human resources. These assets are not easily defined on our balance sheet but represent our ability to carry out our objectives which we believe will ultimately lead to positive cash flow, reduced debt and then profitability.

Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

Revenues

We recorded net revenue of $7,753,337 for the three months ended September 30, 2020, which was an increase of $511,213 or 7%, from the prior period revenue of $7,242,124. The increase can be explained by our $2,493,739 increase in mining revenues earned in the current year as a result of our cryptocurrency mining operations versus no such revenue in the prior year. This was offset by a decrease in subscription sales of $1,980,867, which was mostly due to the impact of the Covid-19 pandemic and its overall impact to the economy. Our gross billings increased by 3%, or $266,075, to $8,096,604 in the three months ended September 30, 2020, versus $7,830,529 in the three months ended September 30, 2019; however, this was offset by refunds, incentives, credits, chargebacks, and amounts paid to suppliers.

Operating Costs and Expenses

We recorded operating costs and expenses of $7,182,320 for the three months ended September 30, 2020, which was a decrease of $2,132,923, or 23%, from the prior period’s operating costs and expenses of $9,315,243. The decrease can be explained by the decrease in our salary and related expenses of $1,751,038, or 68%, from $2,567,592 for the three months ended September 30, 2019, to $816,554 for the three months ended September 30, 2020, the decrease in commissions of $930,464, or 21%, from $4,347,177 for the three months ended September 30, 2019, to $3,416,713 for the three months ended September 30, 2020, and the decrease in our general and administrative expenses of $998,287, or 73%, from $1,363,113 for the three months ended September 30, 2019, to $364,826. These decreases were offset by the increase in cost of sales and service of $1,435,764 or 497% from $289,045 for the three months ended September 30, 2019 to $1,724,809 for the three months ended September 30, 2020. The increase in cost of sales and service was a result of mining costs incurred in the current period as it related to the increase in mining revenue. The decrease in commissions was a result of our bonus plans paying out beyond our maximum threshold in the prior period due to certain bonus programs in place, which has since been adjusted to reduce such payouts. For the three months ended September 30, 2020 commissions as a percent of total net revenue was 44%, versus 60% in the prior period. Lastly, decreases in salary and general and administrative expenses was due to the Company terminating the sales program related to the APEX package and being able to cut back on operating costs that existed in the prior period, along with our cancellation of 200,000,000 shares that were returned in conjunction with the termination of a Joint Venture Agreement which resulted in the reversal of previously recorded expense of $951,956.

Other Income and Expenses

We recorded other expense of $1,756,480 for the three months ended September 30, 2020, which was a difference of $2,077,871, or 647%, from the prior period other income of $321,391. The change is due to a loss on fair value of derivative liability of $20,847 recognized in the three months ended September 30, 2020 compared to a gain of $2,358,447 for the three months ended September 30, 2019.

Six Months Ended September 30, 2020 Compared to Six Months Ended September 30, 2019

Revenues

We recorded net revenue of $13,343,153 for the six months ended September 30, 2020, which was a decrease of $1,410,684 or 10%, from the prior period revenue of $14,753,837. The decrease can be explained by our $5,249,323 decrease in subscription sales offset by our $3,836,285 increase in mining revenues earned in the current year as a result of our cryptocurrency mining operations versus no such revenue in the prior year. The decrease in subscription sales was due to attrition and an overhaul in the compensation plan of Kuvera during the third quarter of fiscal year 2019, resulting in a loss of repeat subscription customers, coupled with the impact of the Covid-19 pandemic and its overall impact to the economy. Our gross billings decreased by 13%, or $2,120,107, to $14,003,123 in the six months ended September 30, 2020, versus $16,123,230 in the six months ended September 30, 2019; however, this was offset by refunds, incentives, credits, chargebacks, and amounts paid to suppliers.

16

Operating Costs and Expenses

We recorded operating costs and expenses of $15,778,934 for the six months ended September 30, 2020, which was a decrease of $1,873,163, or 11%, from the prior period’s operating costs and expenses of $17,652,097. The decrease can be explained by the decrease in our salary and related expenses of $1,674,057, or 45%, from $3,711,446 for the six months ended September 30, 2019, to $2,037,389 for the six months ended September 30, 2020, the decrease in commissions of $2,425,603, or 26%, from $9,216,147 for the six months ended September 30, 2019, to $6,790,544 for the six months ended September 30, 2020. These decreases were offset by the increase in cost of sales and service of $2,104,635 or 395% from $532,498 for the six months ended September 30, 2019 to $2,637,133 for the six months ended September 30, 2020. The increase in cost of sales and service was a result of mining costs incurred in the current period as it related to the increase in mining revenue. The decrease in commissions was a result of our bonus plans paying out beyond our maximum threshold in the prior period due to certain bonus programs in place, which has since been adjusted to reduce such payouts. For the six months ended September 30, 2020 commissions as a percent of total net revenue was 51%, versus 62% in the prior period. Lastly, decreases in salary expenses was due to the Company terminating the sales program related to the APEX package and being able to cut back on operating costs that existed in the prior period.

Other Income and Expenses

We recorded other expense of $3,662,484 for the six months ended September 30, 2020, which was a difference of $1,808,605, or 98%, from the prior period other expense of $1,853,879. The change is due to an increase in interest expense recorded in the six months ended September 30, 2020 as it relates to the interest required to be recognized on the financial liability recorded for our APEX sale and leaseback transactions.

Liquidity and Capital Resources

During the six months ended September 30, 2020, we incurred a net loss of $6,101,547. However, we were able to generate $661,629 in cash through our operating activities. We used this cash, along with $1,942,338 of cash generated from financing activities to fund operations and fund the purchase of $1,717,289 worth of fixed assets. As a result, our cash, cash equivalents, and restricted cash increased by $886,678 to $1,023,855 as compared to $137,177 at the beginning of the fiscal year.

As of September 30, 2020, our current liabilities exceeded our current assets equal to a working capital deficit of $18,383,173. As of March 31, 2020, the working capital deficit was $14,123,625.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policy involves the most complex, difficult, and subjective estimates and judgments.

Basis of Accounting

Our policy is to prepare our financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

17

Principles of Consolidation

The consolidated financial statements include the accounts of Investview, Inc., and our wholly owned subsidiaries, Kuvera, LLC, Investment Tools & Training, LLC, Apex Tek, LLC (formerly Razor Data, LLC), S.A.F.E. Management, LLC, SAFETek, LLC (formerly WealthGen Global, LLC), United Games, LLC, United League, LLC, and Kuvera France S.A.S. Through March 31, 2019 we had determined that one affiliated entity, Kuvera LATAM S.A.S., which we previously conducted business with, was a variable interest entity and we were the primary beneficiary of the entity’s activities, which are similar to those of Kuvera, LLC. As a result, through March 31, 2019 we had consolidated the accounts of this variable interest entity into the accompanying consolidated financial statements. Further, because the Company did not have any ownership interest in this variable interest entity, the Company had allocated the contributed capital in the variable interest entity as a component of noncontrolling interest. As of April 1, 2019 Kuvera LATAM S.A.S. had no operations and ceased to exist, therefore, as of that date, no consolidation of the entity is necessary and we recorded a gain on deconsolidation of $53,739 to eliminate the intercompany account with Kuvera LATAM S.A.S. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Sale and Leaseback

Through our wholly-owned subsidiary, APEX Tex, LLC, we sold high powered data processing equipment (“APEX”) to our customers and they leased the equipment back to SAFETek, LLC, another of our wholly-owned subsidiaries. We account for these transactions under ASC 842-40 where the leaseback has been deemed a sales-type lease due to the lease term generally covering the entire economic life of the equipment and our likelihood to purchase the asset at the end of the lease term. In accordance with ASC 842-40 we have recorded the data processing equipment as a fixed asset on our balance sheet and we have accounted for the amounts received for the equipment as a financial liability, in other liabilities on our balance sheet. Further, we will recognize interest on the financial liability over the term of the lease to ensure the financial liability equates to the total amounts to be paid over the life of the lease. During the six months ended September 30, 2020 we had the following activity related to our sale and leaseback transactions:

	Total Financial Liability	Contra-Liability	Net Financial Liability	Current [1]	Long Term
Balance as of March 31, 2020	$53,828,000	$(38,535,336)	$15,292,664	$11,407,200	$3,885,464
Proceeds from sales of APEX	5,001,622	-	5,001,622
Interest recorded on financial liability	8,348,378	(8,348,378)	-
Payments made for leased equipment	(2,125,300)	-	(2,125,300)
Interest expense	-	3,995,914	3,995,914
Balance as of September 30, 2020	$65,052,700	$(42,887,800)	$22,164,900	$14,077,200	$8,087,700

[1] Represents lease payments to be made in the next 12 months

The $42,887,800 is expected to be recognized into interest as follows:

Remainder of 2021	$4,782,861
Fiscal year ending March 31, 2022	9,565,721
Fiscal year ending March 31, 2023	9,565,721
Fiscal year ending March 31, 2024	9,565,721
Fiscal year ending March 31, 2025 and beyond	9,407,776
$42,887,800

18

During the six months ended September 30, 2020 we received additional proceeds for APEX sales which were recorded in the customer advance amount shown on our balance sheet, resulting in a net increase in the account of $81,845 since March 31, 2020. As of September 30, 2020 we have ceased selling the APEX package. We may re-introduce APEX at a later date after further evaluation of the model.

Revenue Recognition

Subscription Revenue

The majority of our revenue is generated by subscription sales and payment is received at the time of purchase. We recognize subscription revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation is to provide services over a fixed subscription period, therefore we recognize revenue ratably over the subscription period and deferred revenue is recorded for the portion of the subscription period subsequent to each reporting date. Additionally, we offer a 10-day trial period to first time subscription customers, during which a full refund can be requested if a customer does not like the product. Revenues are deferred during the trial period as collection is not probable until that time has passed. Revenues are presented net of refunds, sales incentives, credits, and known and estimated credit card chargebacks.

Equipment Sales

We generate revenue from the sale of high-speed computer processing equipment that is used for any of the following intense processing activities: protein folding, CGI rendering, Game Streaming, Machine & Deep Learning, Mining, Independent Financial Verification, and general high-speed computing. We recognize equipment sales revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation is to deliver an equipment package to our customers which includes hardware, software, and firmware and is drop-shipped to a hosting data center. We receive payment at the time of purchase and recognize revenue when the equipment package is delivered and ready for maintenance and hosting, which our customers arrange for, and obtain, from a separate third party that provides such services.

Cryptocurrency Mining Service Revenue

In the past we generated revenue from the sale of cryptocurrency mining services to our customers through an arrangement with a third-party supplier. We recognized cryptocurrency mining service revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation was to arrange for the third-party to provide mining services to our customers and payment is received at the time of purchase, therefore revenue was recognized upon receipt of payment. We recognized revenue in the amount of the fee to which we are entitled to as an agent, or the amount of consideration that we retained after paying the third-party the consideration received in exchange for the services the third-party was to provide.

Mining Revenue

Through our wholly owned subsidiary, SAFETek, LLC, we lease equipment under a sales-type lease and use the equipment on blockchain networks to validate and add blocks of transactions to blockchain ledgers (commonly referred to as “mining”). As compensation for mining we are issued fees from processors and/or block rewards that are newly created cryptocurrency units granted to us. Our mining activities constitute our ongoing major and central operations of SAFETek, LLC. Because we do not have contracts, nor do we have customers associated with our mining revenue, we recognize revenue when fees and/or rewards are settled, or ultimately granted to us as a result of our mining activities.

Fee Revenue

We generate fee revenue from our customers through SAFE Management, our subsidiary licensed as a Registered Investment Advisor and Commodities Trading Advisor. We recognize fee revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation is to deliver fully managed trading services to individuals who do not meet the requirements of Qualified Investors and who lack the time to trade for themselves. We recognize fee revenue as our performance obligation is met and we receive payment for such advisory fees in the month following recognition.

19

Revenue generated for the year ended March 31, 2020, was as follows:

	Subscription Revenue	Equipment Sales	Cryptocurrency Mining Service Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$24,471,532	$-	$-	$1,745,138	$13,279	$26,229,949
Refunds, incentives, credits, and chargebacks	(2,046,359)	-	-	-	-	(2,046,359)
Amounts paid to supplier	-	-	-	-	-	-
Net revenue	$22,425,173	$-	$-	$1,745,138	$13,279	$24,183,590

Foreign revenues for the year ended March 31, 2020 were $21,191,788 while domestic revenue for the year ended March 31, 2020 was $2,991,802.

Revenue generated for the year ended March 31, 2019 was as follows:

	Subscription Revenue	Equipment Sales	Cryptocurrency Mining Service Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$28,518,660	$698,954	$5,775,269	$-	$-	$34,992,883
Refunds, incentives, credits, and chargebacks	(1,495,458)	(4,000)	(6,501)	-	-	(1,505,959)
Amounts paid to supplier	-	-	(3,827,843)	-	-	(3,827,843)
Net revenue	$27,023,202	$694,954	$1,940,925	$-	$-	$29,659,081

Foreign revenues for the year ended March 31, 2019 were approximately $27.3 million while domestic revenue for the year ended March 31, 2019 was approximately $2.3 million.

Revenue generated for the six months ended September 30, 2020 is as follows:

	Subscription Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$10,159,115	$3,836,285	$7,723	$14,003,123
Refunds, incentives, credits, and chargebacks	(659,970)	-	-	(659,970)
Net revenue	$9,499,145	$3,836,285	$7,723	$13,343,153

For the six months ended September 30, 2020 foreign and domestic revenues were approximately $9 million and $4.4 million, respectively.

Revenue generated for the six months ended September 30, 2019 is as follows:

	Subscription Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$16,117,861	$-	$5,369	$16,123,230
Refunds, incentives, credits, and chargebacks	(1,369,393)	-	-	(1,369,393)
Net revenue	$14,748,468	$-	$5,369	$14,753,837

For the six months ended September 30, 2019 foreign and domestic revenues were approximately $13.9 million and $800,000, respectively.

20

Revenue generated for the three months ended September 30, 2020 is as follows:

	Subscription Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$5,599,155	$2,493,739	$3,710	$8,096,604
Refunds, incentives, credits, and chargebacks	(343,267)	-	-	(343,267)
Net revenue	$5,255,888	$2,493,739	$3,710	$7,753,337

For the three months ended September 30, 2020 foreign and domestic revenues were approximately $7.3 million and $426,000, respectively.

Revenue generated for the three months ended September 30, 2019 is as follows:

	Subscription Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$7,825,160	$-	$5,369	$7,830,529
Refunds, incentives, credits, and chargebacks	(588,405)	-	-	(588,405)
Net revenue	$7,236,755	$-	$5,369	$7,242,124

For the three months ended September 30, 2019 foreign and domestic revenues were approximately $6.8 million and $403,000, respectively.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements that we have not yet adopted that we believe are applicable or would have a material impact on our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity, or capital expenditures.

Trends, Risks, and Uncertainties

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

Cautionary Factors That May Affect Future Results

We have sought to identify what we believe are significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise.

Potential Fluctuations in Annual Operating Results

Our annual operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside our control, including: the demand for our products and services; seasonal trends in purchasing, the amount and timing of capital expenditures and other costs relating to the commercial and consumer financing; price competition or pricing changes in the market; technical difficulties or system downtime; general economic conditions; and economic conditions specific to the consumer financing sector.

21

Our annual results may also be significantly impacted by the accounting treatment of acquisitions, financing transactions, or other matters. Particularly at our early stage of development, such accounting treatment can have a material impact on the results for any quarter. Due to the foregoing factors, among others, it is likely that our operating results may fall below our expectations or those of investors in some future quarter.

Management of Growth

We may experience growth, which will place a strain on our managerial, operational, and financial systems resources. To accommodate our current size and manage growth if it occurs, we must devote management attention and resources to improve our financial strength and our operational systems. Further, we will need to expand, train, and manage our sales and distribution base. There is no guarantee that we will be able to effectively manage our existing operations or the growth of our operations, or that our facilities, systems, procedures, or controls will be adequate to support any future growth. Our ability to manage our operations and any future growth will have a material effect on our stockholders.

If we fail to remain current on our reporting requirements, we could be removed from the OTCQB tier of OTC Markets, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTCQB tier of OTC Markets, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTCQB tier. If we fail to remain current on our reporting requirements, we could be removed from the OTCQB tier. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

BUSINESS

Corporate History

Investview, Inc. was incorporated on January 30, 1946, under the laws of the state of Utah as the Uintah Mountain Copper Mining Company. In January 2005, we changed domicile to Nevada and changed our name to Voxpath Holding, Inc. In September of 2006, we merged The Retirement Solution Inc. through a Share Purchase Agreement into Voxpath Holding, Inc. and then changed our name to TheRetirementSolution.Com, Inc. and in October 2008 changed our name to Global Investor Services, Inc., before changing our name to Investview, Inc., on March 27, 2012.

On March 31, 2017, we entered into a Contribution Agreement with the members of Wealth Generators, LLC, a limited liability company (“Wealth Generators”), pursuant to which the Wealth Generators Members agreed to contribute 100% of the outstanding securities of Wealth Generators in exchange for an aggregate of 1,358,670,942 shares of our common stock. This closing occurred after close of business on March 31, 2017, therefore, effective April 1, 2017, Wealth Generators became our wholly owned subsidiary.

On June 6, 2017, we entered into an Acquisition Agreement with Market Trend Strategies, LLC, a company whose members are also former members of our management. Under the Acquisition Agreement, we spun-off our operations that existed prior to the merger with Wealth Generators and sold the intangible assets used in those pre-merger operations in exchange for Market Trend Strategies’ assumption of $419,139 in pre-merger liabilities.

On February 28, 2018, we filed a name change for Wealth Generators LLC to Kuvera LLC (“Kuvera”). This did not affect the company’s tax and federal identification.

On May 7, 2018, we established WealthGen Global, LLC as a Utah limited liability company and our wholly owned subsidiary.

On July 20, 2018, we entered into a Purchase Agreement with United Games Marketing LLC, a Utah limited liability company, to purchase its wholly owned subsidiaries United Games, LLC and United League, LLC for 50,000,000 shares of our common stock.

22

On November 12, 2018, we established Kuvera France, S.A.S. to handle sales of our financial education and research in the European Union.

On December 30, 2018, our wholly owned subsidiary S.A.F.E. Management, LLC received its registration and disclosure approval from the National Futures Association. S.A.F.E. Management, LLC is now a New Jersey State Registered Investment Adviser, Commodities Trading Advisor, Commodity Pool Operator, and approved for over the counter FOREX advisory services.

On January 17, 2019, we renamed our nonoperating wholly owned subsidiary WealthGen Global, LLC to SAFETek, LLC, a Utah limited liability company.

Effective July 22, 2019, we renamed our non-operating wholly owned subsidiary Razor Data, LLC to Apex Tek, LLC, a Utah Limited Liability Company.

Overview

Investview has established a portfolio of wholly owned subsidiaries that deliver leading edge technologies, services and research, primarily dedicated to the individual consumer. As financial technologies evolve, Investview seeks to deliver innovative methods and products to enable participation in emerging markets and information technology advancements for individuals and companies. Each of its subsidiaries are designed to work in tandem with one another generating a worldwide presence for Investview.

Our largest subsidiary is Kuvera LLC, which delivers financial education, technology and research to individuals through a subscription-based model. Kuvera, LLC provides research, education, and investment tools designed to assist the self-directed investor in successfully navigating the financial markets. These services include research, trade alerts, and live trading rooms that include instruction in equities, options, FOREX, ETFs, binary options, crowdfunding and cryptocurrency sector education. In addition to trading tools and research, we also offer full education and software applications to assist the individual in debt reduction, increased savings, budgeting, and proper tax management. Each product subscription includes a core set of trading tools/research along with the personal finance management suite to provide an individual with complete access to the information necessary to cultivate and manage his or her financial situation. Kuvera operations are located at Salt Lake City, Utah and more information can be found at kuveraglobal.com.

Kuvera France S.A.S. is our entity in France that distributes Kuvera products and services throughout the European Union.

S.A.F.E. Management, LLC is a Registered Investment Adviser and Commodity Trading Adviser that has been established to deliver automated trading strategies to individuals who find they lack the time to trade for themselves. SAFE is committed to bringing innovative trade methodologies, strategies and algorithms for all worldwide financial markets. SAFE Management is a state registered investment adviser and operations are located in our Eatontown, New Jersey Corporate Finance location. More information regarding S.A.F.E. Management, LLC can be found at safeadvglobal.com.

SAFETek, LLC (formerly WealthGen Global, LLC) is a new addition that we established for expansion plans in the high-speed processing computing space. SAFETek, LLC is in the process of deploying a large scale processing operation that can be used for any of the following intense processing activities: protein folding, CGI rendering, Game Streaming, Machine & Deep Learning, Mining, Independent Financial Verification, and general high-speed computing. Key trending markets for Data Computation include Internet of Things, Smart Homes, smart cities, smart devices, Artificial intelligence, blockchain technology, Virtual Reality, 3D animation, and health technology data to name a few. More information regarding SAFETek, LLC can be found at safeteksolutions.com.

23

Apex Tek, LLC (formerly Razor Data, LLC) is the entity responsible for sales of the Apex program. Launched in September 2019, the Apex product pack includes hardware, firmware, software and insurance that can be purchased and then leased to SAFETek LLC. Apex is a technology asset that creates passive income for those who desire to diversify their holdings. More information can be found at apextekglobal.com.

Government Regulation

We have historically positioned the company as a knowledge provider and educator that seeks to augment a user’s informed decision-making process, rather than to act as a conductor of investment decisions or a representative of investment services. As such, most of our activities do not fall within the scope of securities industry regulation. Most of our products and services also do not require that any representative distributing our services conduct themselves as an investment advisor or broker. However, our subsidiary S.A.F.E. Management, LLC, recently received its registration and disclosure approval from the National Futures Association. S.A.F.E. Management, LLC is now a New Jersey State Registered Investment Adviser (“RIA”), Commodities Trading Advisor (“CTA”), and Commodity Pool Operator registered with the U.S. Commodity Futures Trading Commission (“CFTC”), and is approved by the CFTC for over the counter FOREX advisory services. As a New Jersey-registered RIA, we are required to comply with the laws and regulations of those states in which we have the requisite number of customers governing the activities of investment advisers and the fees they can charge, as well as certain provisions of the Investment Adviser Act of 1940. As a CFTC registered CTA, Commodity Pool Operator, and FOREX adviser, we are required to comply with federal law and CFTC rules regulating those activities.

We have established these registrations and the advisory structure to offer automated trade execution, which is managed by S.A.F.E. Management, LLC, in its capacity as an RIA, for equities and equity options and in its capacity as a CTA for commodities, futures, and OTC Forex. In addition, SAFE provides traditional advisory services for clients who do not wish to trade for themselves. Automation of trades is only available through S.A.F.E. Management. No additional approvals are required for any of our current business activities. The cost of maintaining this additional regulated entity could have a material adverse effect on our business and could subject us to regulatory enforcement actions.

We are subject to government regulation in connection with securities laws and regulations applicable to all publicly owned companies as well as laws and regulations applicable to businesses generally. We are also increasingly subject to governmental regulation and legislation specifically targeting Internet companies, such as privacy regulations adopted at the local, state, national and international levels and taxes levied at the state level. Due to the increasing use of the internet, enforcement of existing laws, such as consumer protection regulations, in connection with web-based activities has become more aggressive, and it is expected that new laws and regulations will continue to be enacted at the local, state, national, and international levels. Such new legislation, alone or combined with increasingly aggressive enforcement of existing laws, could have a material adverse effect on our future operating performance and business.

Employees

As of December 15, 2020, we had 20 employees.

Internet Address

Additional information concerning our business can be found on our website at www.investview.com for the most up-to-date corporate financial information, presentation announcements, transcripts, and archives. Information regarding our products and services offered by our wholly owned subsidiary, Kuvera LLC, may be found at www.kuveraglobal.com. SAFE Management LLC services can be viewed at www.safeadvglobal.com. Apex Tek LLC product information can be found at: www.apextekglobal.com and SAFETek, LLC information is available at www.safeteksolutions.com. Web site links provided in may change in the future. We make available free of charge on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we electronically file such material with or furnish it to the Securities and Exchange Commission.

Competition

We face competition for each of our product categories, but do not have a similar competitor with the full suite of services offered by us. Each of the financial education products, alerts, tools, and newsletters face competition from similar product companies, such as TheStreet.com, Motley’s Fool, Jim Cramer, and similar subscription-based financial research services. The personal money management education and tools face competition from free mobile apps designed for the same purpose, although our personal money management does not advertise or entice the user to refinance and secure new loans and is a pure management tool that serves the individual and not the advertiser. Our tax management tools and education have limited competition, and we have deployed Deductr as our tool of choice. Our combined suite of products for one monthly subscription price, cancellable at any time by the user and distributed exclusively by the active members through the optional bonus plan for those who choose to sell the service to others, is what sets us apart.

24

We believe our competitive advantages include:

●	one of the most generous bonus programs in the network marketing segment;

●	a management team with extensive experience in financial education and market strategy research/technology

●	a young and motivated distributor base;

●	a large demographic that services all genders, race, religion, and nationalities; and

●	a delivery platform that enables us to launch new products quickly and efficiently worldwide.

Our competitive weaknesses include translation challenges as we continue international expansion and components of our distributor backend that are programmed by third-party providers.

MANAGEMENT

General

Our bylaws provide that the number of directors on our board will not be less than three or more than nine. Our board currently consists of five directors. The term of office of each director expires at the next annual meeting of the stockholders and when his or her respective successor is elected and has qualified. Our officers serve at the pleasure of the board of directors.

The following table sets forth certain information with respect to our directors and executive officers:

Name	Age	Position
Joseph Cammarata	45	Chief Executive Officer and Director
Annette Raynor	55	Chief Operations Officer and Director
Mario Romano	56	Director of Finance and Director
David B. Rothrock	55	Director
James Bell	55	Director
Jayme L. McWidener	41	Chief Financial Officer

Joseph Cammarata began his career in the financial industry over 25 years ago at Datech where he pioneered NASDAQ market orders and the “first off”-exchange electronic trading system. While at Datek he developed an internal cross that would eventually become the Island ECN. He then started and orchestrated the growth of Datek Online - which was later sold to Ameritrade. As co-founder and CEO of Sonic Trading he architected the first ECN aggregator and Smart Routing system that would serve as its core product. Recognized for its innovative query handling, superior market data processing, and all-around reliability, the Sonic system served more than twenty-four Institutional clients and Broker/Dealers before being acquired in 2004 by the Bank of New York. After the acquisition, he served as Managing Director for BNY Brokerage and its spin-off BNY ConvergEx as the head of Electronic Trading and Strategic Planning and Development. In 2010 he started SpeedRoute LLC and Pro Securities ATS LLC. As President and CEO he has launched a broker-dealer routing system, SpeedRoute and an ATS, Pro Securities. SpeedRoute is currently routing for some of the largest Banks, Broker Dealers and Stock Exchanges in the United States, currently averaging 2% of the US Exchange volumes and has plans for continued growth across a robust product suite. Speedroute and its affiliates were acquired by OverStock.com in September of 2015 to help drive OverStock.com’s financial technology businesses, leading the push into Crypto Securities and Blockchain settlement systems. Mr. Cammarata served as President of tZERO a Subsidiary of Overstock.com from January 2016 to May of 2018 and remains a director of tZERO. He was founder and CEO of SpeedRoute, LLC from November 2010 to April 2018.

25

Annette Raynor has served as our chief operating officer since March 31, 2017, and as a director since June 6, 2017. Annette briefly served as the company’s Chief Executive Officer from August 2019 through December 3, 2019 when Joseph Cammarata was installed as the CEO. Since 2013, Ms. Raynor has served as the chief operating officer of Kuvera, LLC, formerly Wealth Generators, LLC, our wholly owned subsidiary. Ms. Raynor holds her Series 65 Registered Investment Advisor license, Series 3 Commodity Futures, Series 34 Retail Off-Exchange Forex, and is a licensed realtor in the state of New Jersey. Ms. Raynor is the general manager and licensed representative of SAFE Management LLC.

Mario Romano was elected as a Director of the Corporation and serves as director of finance of Investview, Inc as well. He co-founded Wealth Generators in 2013 (now part of Investview) and continues as director of finance for Investview. He received his Bachelors in Business/Finance from St John’s University of New York. He began his career in finance with a select group of Wall Street Institutions including Lehman Brothers during the period from the late 1980’s through early 2000. He continues his key management role as Director of Finance for Investview.

David B. Rothrock has extensive executive management, board, and operational expertise in the automobile industry, fintech, financial services, residential and commercial real estate, property management, corporate financing, private equity, utility technology, environmental remediation services, insurance, wine retail operations and distribution, and wealth management. Mr. Rothrock is the chief executive officer of DBR Capital, LLC. Through his key roles as president and chief executive officer of DBR Capital LLC, MPower Trading Systems, Cedar Crest Partners G.P. LLC, and Rothrock Motors Sales, Inc. (a group of franchised automobile dealerships), which collectively generate over $150 million in annual sales revenue. Mr. Rothrock is an active board member of charitable organizations that support breast cancer research and women’s health and fitness as well as the arts and theater in Lehigh Valley, PA. Mr. Rothrock has a B.S. in Business Management graduating Magna Cum Laude from Widener University, and holds a J.D. from the New York Law School with Bar admittance to New York, New Jersey, and Pennsylvania.

James Bell specializes in financial management with more than 30 years of experience in the capital markets. As co-founder and chief executive officer of MPower Trading Systems, Mr. Bell is responsible for charting the company’s business course and overseeing all principal functions of the firm, including corporate strategy and deployment of initiatives, product, and partnerships. Mr. Bell has been at the forefront of online trading since its infancy. Prior to co-founding MPower in 2004, Mr. Bell served as managing director of trading development of thinkorswim-TD Ameritrade, Inc. from 2002-2011, where he led the company’s product and technology team to develop client digital content. Mr. Bell is co-founder and managing partner of ShadowTrader Technologies, which provides real-time digital financial research and education content to TD Ameritrade, Inc. (2004-present). Prior to MPower, Mr. Bell also co-founded B/C Interactive Trading Technologies in 2001, which was ultimately sold to MPower in 2004. Prior to B/C, Mr. Bell served as SVP of Janney Montgomery Scott, and before that position, with Morgan Stanley. Mr. Bell studied economics and business management at Frostburg State University. Mr. Bell holds multiple business accreditations and securities licenses, including FINRA Series 7, FINRA Series 55, and FINRA Series 63.

Jayme L. McWidener earned her bachelor’s degree and Masters of Business Administration from Drake University and became an auditor for Cahaba GBA in 2001 before joining HJ & Associates, LLC (“HJ”) in January 2004 as an audit staff member. She obtained her CPA license in 2007 and worked at HJ focusing on auditing SEC reporting companies, eventually being promoted to an audit senior and audit manager before she became a partner at HJ in January 2014. Ms. McWidener spent just over 2 years as a partner with HJ and with its successor, Haynie & Company. In April of 2016 she established Mac Accounting Group, LLP, specializing in PCAOB audits for SEC reporting companies and AICPA audits for private companies in a variety of industries.

Our directors are elected for a term of one year and until their successors qualified, nominated, and elected.

Role of the Board

It is the paramount duty of the board to oversee our management in the competent and ethical operation of the company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that we are committed to business success through maintenance of ambitious standards of responsibility and ethics.

26

Committees

Our business, property, and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them, and by participating at meetings of the board and its committees.

Audit Committee

We currently do not have a designated audit committee, and accordingly, our board of directors preapproves all audit and permissible non-audit services provided by the independent auditor, including audit, audit-related, tax, and other services. Preapproval is generally provided for up to one year, detailed as to the particular service or category of services, and subject to a specific budget. The independent auditor and management are required to periodically report to our board of directors regarding the extent of services provided by the independent auditor in accordance with this preapproval and the fees for the services performed to date. The board of directors may also preapprove particular services on a case-by-case basis.

Compensation Committee

We currently do not have a designated compensation committee, and accordingly, our board of directors will approve all compensation matters until such committee is established and approved.

Code of Ethics

We have a code of ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer, and the directors, a copy of which is available in the Employee Handbook. We intend to disclose any changes in or waivers from our code of ethics by posting such information on our website or by filing a Form 8-K.

Section 16(a) Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. During the year ended March 31, 2020, our officers, directors, and 10% stockholders made the required filings pursuant to Section 16(a).

EXECUTIVE COMPENSATION

Directors’ Compensation

There was no compensation for our directors, acting in their capacity as directors, during the year ending March 31, 2020.

Executive Officers’ Compensation

The following table sets forth information concerning the annual and long-term compensation earned by or paid to our chief executive officer and to other persons who served as executive officers as, at, or during the fiscal year ended March 31, 2020, or who earned compensation exceeding $100,000 during fiscal year 2020 (the “named executive officers”), for services as executive officers for the last two fiscal years.

27

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non Qualified Deferred Compensation Earnings	All Other Compensation		Total
		($)	($)		($)	($)	($)	($)		($)
Joseph Cammarata	2020	-	570,000	[5]	-	-	-	-		570,000
Chief Executive Officer and Director	2019	-	-		-	-	-	-		-
Annette Raynor [1]	2020	225,000	847,140	[6]	-	-	-	240,360	[10]	1,312,500
Chief Operations Officer and Director	2019	225,000	-		-	-	-	297,442	[11]	1,312,500
Mario Romano [2]	2020	225,000	847,140	[7]	-	-	-	240,360	[12]	812,167
Director of Finance and Director	2019	225,000	-		-	-	-	297,442	[13]	522,442
Ryan Smith [3]	2020	225,000	-		-	-	-	193,995	[14]	418,995
President of Apex Tek, LLC and former Director	2019	225,000	-		-	-	-	293,242	[15]	518,242
Chad Miller [4]	2020	178,125	-		-	-	-	201,495	[16]	379,620
Co-Founder and former Director	2019	225,000	-		-	-	-	293,242	[17]	518,242
Jayme L. McWidener	2020	84,792	195,379	[8]	-	-	-	4,500	[18]	284,671
Chief Financial Officer	2019	-	-		-	-	-	-		-
William C. Kosoff	2020	82,000	89,173	[9]	-	-	-	6,596	[19]	177,769
Corporate Secretary	2019	60,000	-		-	-	-	-		60,000

[1]	A portion of Ms. Raynor’s compensation was paid to Wealth Engineering LLC, an entity in which she is a 50% owner.

28

[2]	A portion of Mr. Romano’s compensation was paid to Wealth Engineering LLC, an entity in which he is a 50% owner.
[3]	A portion of Mr. Smith’s compensation was paid to Kays Creek Capital, an entity in which he is an owner.
[4]	A portion of Mr. Miller’s compensation was paid to Kays Creek Capital and MILCO, entities in which he is an owner.
[5]	During the fiscal year ending 3/31/20, PB Trade, LLC, an entity owned by Mr. Cammarata, was issued a total of 270,000,000 shares of common stock. 20,000,000 shares were awarded upon the execution of his employment agreement, 62,500,000 were issued as collateral to a $1,000,000 promissory note, and 187,500,000 were issued as an incentive to meet certain performance obligations. Upon the repayment of the $1,000,000 promissory note and if the performance obligations are not met, the 62,500,000 and 187,500,000 shares, respectively, will be returned to the Company. The fair market value of the 20,000,000 shares awarded upon the execution of Mr. Cammarata’s employment agreement was $570,000 or $0.0285 per share (the per share price on 11/29/19, the date of issuance).
[6]	On 7/24/19, Wealth Engineering, LLC, an entity owned 50% by Ms. Raynor, was awarded 190,000,000 shares of common stock. In accordance with the agreement one third of the shares vested upon execution of the agreement and the remaining two thirds vest over two years, contingent upon Ms. Raynor and Mr. Romano’s continued employment by the Company. The fair market value of half these shares was $1,501,000 or $0.0158 per share (the per share price on the date of issuance). The expense related to this issuance is being recognized based the vesting terms per the agreement which resulted in $847,140 of recognized expense during fiscal year 2020.
[7]	On 7/24/19, Wealth Engineering, LLC, an entity owned 50% by Mr. Romano, was awarded 190,000,000 shares of common stock. In accordance with the agreement one third of the shares vested upon execution of the agreement and the remaining two thirds vest over two years, contingent upon Ms. Raynor and Mr. Romano’s continued employment by the Company. The fair market value of half these shares was $1,501,000 or $0.0158 per share (the per share price on the date of issuance). The expense related to this issuance is being recognized based the vesting terms per the agreement which resulted in $847,140 of recognized expense during fiscal year 2020.
[8]	On 9/15/19, Jayme McWidener was awarded 20,000,000 shares of common stock as part of her employment agreement. In accordance with the agreement, one third of the shares vested upon execution of the agreement and the remaining two thirds vest over two years, contingent upon Ms. McWidener’s continued employment by the Company. The fair market value of these shares was $380,000 or $0.019 per share (the per share price on the date of issuance). The expense related to this issuance is being recognized based the vesting terms per the agreement which resulted in $195,379 of recognized expense during fiscal year 2020.
[9]	On 7/22/19, William Kosoff was awarded 10,000,000 shares of common stock as part of his employment agreement. In accordance with the agreement, one third of the shares vested upon execution of the agreement and the remaining two thirds vest over two years, contingent upon Mr. Kosoff’s continued employment by the Company. The fair market value of these shares was $158,000 or $0.0158 per share (the per share price on the date of issuance). The expense related to this issuance is being recognized based the vesting terms per the agreement which resulted in $89,173 of recognized expense during fiscal year 2020.
[10]	Includes $61,364 in medical reimbursements, $37,770 for fiscal year 2020 revenue under the Founder Revenue Agreements discussed below, and $141,226 that was accrued but unpaid under the Founder Revenue Agreements.
[11]	Includes $34,200 in medical reimbursements, $108,512 for fiscal year 2019 revenue under the Founder Revenue Agreements discussed below, and $154,730 that was accrued but unpaid under the Founder Revenue Agreements.
[12]	Includes $61,364 in medical reimbursements, $37,770 for fiscal year 2020 revenue under the Founder Revenue Agreements discussed below, and $141,226 that was accrued but unpaid under the Founder Revenue Agreements.
[13]	Includes $34,200 in medical reimbursements, $108,512 for fiscal year 2019 revenue under the Founder Revenue Agreements discussed below, and $154,730 that was accrued but unpaid under the Founder Revenue Agreements.
[14]	Includes $15,000 in medical reimbursements and $178,995 that was accrued but unpaid under the Founder Revenue Agreements.

29

[15]	Includes $30,000 in medical reimbursements, $69,512 for fiscal year 2019 revenue under the Founder Revenue Agreements discussed below, and $193,730 that was accrued but unpaid under the Founder Revenue Agreements.
[16]	Includes $22,500 in medical reimbursements and $178,995 that was accrued but unpaid under the Founder Revenue Agreements.
[17]	Includes $30,000 in medical reimbursements, $69,512 for fiscal year 2019 revenue under the Founder Revenue Agreements discussed below, and $193,730 that was accrued but unpaid under the Founder Revenue Agreements.
[18]	Includes $4,500 in medical reimbursements.
[19]	Includes $6,596 in medical reimbursements.

Outstanding Equity Awards at Fiscal Year-End

No stock option awards were exercisable or unexercisable as of March 31, 2020, for any executive officer.

Employee Stock Options

The nonqualified plan adopted in 2007 authorizes 65,000 shares, of which 47,500 have been granted as of March 31, 2020. The qualified plan adopted in October of 2008 authorizes 125,000 shares and was approved by a majority of our shareholders on September 16, 2009. As of March 31, 2020, 42,500 shares have been granted under the 2008 plan. During the year ended March 31, 2020 all previously outstanding options expired and no new options were granted.

The following table summarizes the changes in employee stock options outstanding and the related prices for the shares of our common stock issued to employees under two employee stock option plans:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life (years)	Value
Options outstanding at March 31, 2018	35,000	$10.00	1.51	$-
Granted	-	$-
Exercised	-	$-
Canceled / expired	-	$-
Options outstanding at March 31, 2019	35,000	$10.00	0.51	$-
Granted	-	$-
Exercised	-	$-
Canceled / expired	(35,000)	$10.00
Options outstanding at March 31, 2020	-	$-	-	$-
Options exercisable at March 31, 2020	-	$-	-	$-

Stock-based compensation expense in connection with options granted to employees for the year ended March 31, 2020 and 2019, was $0.

Employment Agreements and Revenue Share Agreements

The four founders of Wealth Generators, LLC, Ryan Smith, chief executive officer; Chad Miller, chief visionary officer; Annette Raynor, chief operating officer; and Mario Romano, director of finance and investor relations, all entered into Founder Employment Agreements effective October 1, 2017. The terms and covenants in the four agreements are the same for each of the founders and have a term of five years that automatically renews for three successive five-year terms unless terminated prior to the 90th day following the expiration of the applicable term. The agreements provide for an annual salary of $225,000 with annual reviews by the board of directors or the designated compensation committee to determine whether an increase in salary is appropriate based on our results of operations, increased activities, or responsibilities of the founder, or such other factors as the board of directors or the designated compensation committee thereof may deem appropriate. In addition, the founders are entitled to receive health fringe benefits that are generally available to our employees. During April 2020, Chad Miller retired from the Company, effectively terminating his employment agreement at that time.

30

On October 11, 2017, we entered into Founder’s Revenue Agreements with Chad Miller, Annette Raynor, Mario Romano, and Ryan Smith. As consideration for their efforts in founding Wealth Generators LLC, beginning January 1, 2018, for the month ended December 31, 2017, each of the founders has the right to receive three-quarters of one percent (0.75%) of our top-line revenue, which will be calculated and paid on a monthly basis. This right is permanent and irrevocable, is not connected in any manner to the founder’s employment with us, and will be treated as a portion of the founder’s estate if it has not been assigned by the founder prior to his or her death.

On September 6, 2019, the Company entered into an Employment Agreement with Jayme McWidener that became effective September 15, 2019, appointing her as Chief Financial Officer of Investview, Inc. The Contract has a term of two years commencing on the effective date and automatically renews for one-year periods for three consecutive years, unless terminated prior to the 90th day following the expiration of the applicable term. Compensation for the position is $175,000 per year plus expenses. Other consideration is 20,000,000 restricted shares of the Company’s common stock vesting over a two year period with one third vesting upon issuance and one third vesting on each of the next two anniversaries.

On November 29, 2019 an Employment Agreement was entered between the newly appointed Chief Executive Officer, Joseph Cammarata and Investview, Inc. that became effective on December 1, 2019. The contract is for a term of five years and provides a salary compensation of $1 per year, 20,000,000 shares to be issued that will vest immediately, and additional equity awards of up to 250,000,000 shares in four equal increments of 62,500,000 shares each with the first increment to be earned upon the successful capital raise of $5 Million and the balance based on earnings milestones for the “APEX Pack” product line. Additional cash compensation will be provided based on personal sales of the APEX Pack products.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s-length negotiations.

Our related-party payables consisted of the following:

	September 30, 2020	March 31, 2020
Short-term advances [1]	$489,850	$876,427
Promissory note entered into on 1/30/20 [2]	1,133,333	1,033,333
Convertible Promissory Note entered into on 4/27/20 [3]	77,198	-
Convertible Promissory Note entered into on 5/27/20 [4]	36,019	-
Accounts payable – related party [5]	30,000	55,000
	$1,766,400	$1,964,760

[1]	We periodically receive advances for operating funds from our current majority shareholders and other related parties, including entities that are owned, controlled, or influenced by our owners or management. These advances are due on demand and are unsecured. During the six months ended September 30, 2020, we received $2,338,137 in cash proceeds from advances, incurred $50,000 in interest expense on the advances, and repaid related parties $2,816,713. Also during the six months ended September 30, 2020 there was a change in senior management therefore $26,001 due to a former member of the senior management team was reclassified from a related party payable to debt on our balance sheet.

[2]	We entered into a $1,000,000 promissory note with Joeseph Cammarata, our Chief Executive Officer, on January 30, 2020. The term of the note is one year, at which time the principal and interest of 20%, or $200,000 will be due. During the six months ended September 30, 2020 we recognized $100,000 of interest expense on the note.

31

[3]	On April 27, 2020 we received proceeds of $1,300,000 from DBR Capital, LLC, an entity controlled by members of our Board of Directors. The note bears interest at 20% per annum, payable monthly, and the principal is due and payable on April 27, 2030. The note is convertible into common stock at a conversion price of $0.01257 per share therefore during the six months ended September 30, 2020 we recorded a beneficial conversion feature and debt discount of $1,300,000. During the six months ended September 30, 2020 we recognized $55,531 of the debt discount into interest expense as well as expensed an additional $111,223 of interest expense on the note, of which $89,556 was repaid during the period.

[4]	On May 27, 2020 we received proceeds of $700,000 from DBR Capital, LLC, an entity controlled by members of our Board of Directors. The note bears interest at 20% per annum, payable monthly, and the principal is due and payable on April 27, 2030. The note is convertible into common stock at a conversion price of $0.01257 per share therefore during the six months ended September 30, 2020 we recorded a beneficial conversion feature and debt discount of $700,000. During the six months ended September 30, 2020 we recognized $24,352 of the debt discount into interest expense as well as expensed an additional $48,614 of interest expense on the note, of which $36,947 was repaid during the period.

[5]	During the six months ended September 30, 2020 we paid $25,000 to an accounting firm owned by our Chief Financial Officer to reduce amounts previously owed. We also incurred $68,000 to reimburse DBR Capital, LLC, for amounts paid on our behalf. The entire amount was repaid during the six months ended September 30, 2020.

In addition to the above related party debt transactions that were outstanding as of September 30, 2020, and March 31, 2020 we entered into a $3,600,000 convertible promissory note with a member of the senior management team on July 23, 2019. We received proceeds of $1,000,000 from the note, including $900,000 in cash and $100,000 which offset amounts owing to the lender. In accordance with the terms of the note we were required to repay a monthly minimum payment of $50,000 beginning January of 2020 through June of 2020 and a monthly minimum payment of $100,000 beginning July of 2020 until the total principal amount has been repaid. The lender had the right to convert up to $2,600,000 of the outstanding and unpaid principal amount into shares of our common stock at a conversion price of $0.005 per share, subject to adjustment. At inception we recorded a beneficial conversion feature of $1,000,000 as a debt discount and we recorded $2,600,000 as a debt discount, representing the difference between the face value of the note and the proceeds received. Effective March 31, 2020 we entered into a settlement agreement to issue 200,000,000 shares of our common stock to repay the $3,600,000 convertible promissory note and $500,000 worth of short-term advances (see [1] above), for a total of $4,100,000 worth of related party debt settled. In conjunction with the settlement the full debt discount of $3,600,000 was recognized into interest expense during the year ended March 31, 2020.

In addition to the above-mentioned related-party lending arrangements, during the year ended March 31, 2020 we sold 57 APEX units to related parties for proceeds of $122,720, $100,000 of which was offset against short term advances. We made 233 lease payments to these related parties during the year ended March 31, 2020, equating to $116,500. During the year ended March 31, 2019, we sold $41,500 worth of high-speed computer processing equipment to our then chief executive officer. This revenue was included in the equipment sales reported on our statement of operations.

Subsequent to September 30, 2020, we completed a third closing with DBR Capital under the Securities Purchase Agreement originally entered into between the parties on April 27, 2020. At the third closing, DBR Capital purchased a $1,300,000 convertible secured promissory note. The promissory note is due on April 27, 2030, bears interest at the rate of 25% per year, is convertible into our common stock at a conversion price of $0.007 per share if certain benchmarks relating to the trading price and volume of the common stock are met, and is secured by the Guaranty and Collateral Agreement entered into between the parties as of May 15, 2020.

As part of the third closing, certain agreements previously entered into were amended as follows:

●	The April 2020 Securities Purchase Agreement was amended and restated to reduce the amount of the third closing and to add fourth and fifth closings now contemplated to occur on or before May 31, 2021, and August 31, 2021, respectively. The fourth and fifth closings are at the sole discretion of DBR Capital and we cannot provide any assurance that they will occur when contemplated or ever. The Amended and Restated Securities Purchase Agreement also provides for the issuance of additional shares of our common stock upon any event of default under the Notes.

32

●	The April 27, 2020, and May 27, 2020, Notes were amended and restated to adjust the conversion price from approximately $0.0126 to $0.007 per share, consistent with the November 9, 2020, Note.

●	The Investor Rights Agreement was amended to specify that David Rothrock is the investor director whose affirmative vote is required for certain actions and to require the approval of the investor director for any action taken by our board of directors.

●	The Voting Agreement was amended to include provisions to expand our board of directors to seven members, leaving two seats vacant, and to allow DBR Capital to fill those vacancies and remove directors in the event of default.

●	We agreed to issue DBR Capital 104,000,000 Default Shares if we default under one or more of the Notes.

Additionally, certain of our founders entered into a Pledge Agreement, pledging certain common stock of their own as security to DBR Capital in the event of a default under the convertible promissory notes.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of December 15, 2020, respecting the beneficial ownership of our outstanding common stock by: (i) any holder of more than 5%; (ii) each of the Named Executive Officers and directors; and (iii) our directors and Named Executive Officers as a group, based on 3,062,481,329 shares of common stock outstanding as of December 15, 2020. Except as otherwise indicated, each stockholder listed below has sole voting and investment power over the shares beneficially owned:

Name of Beneficial Owner(1)	Common Stock Beneficially Owned	Percentage of Common Stock(2)

Principal Stockholders:
CR Capital Holdings LLC(3)	484,624,710	15.82%
DBR Capital, LLC(8)	575,428,571	15.82%
Joseph Hagan(7)	199,683,274	6.52%
Brian McMullen(9)	290,000,000	9.47%
Directors and Officers:
Joseph Cammarata, CEO and Director	270,000,000	8.82%
Annette Raynor, COO and Director(4)(5)	205,853,471	6.72%
Mario Romano, Treasurer and Director(4)(6)	205,853,471	6.72%
David Rothrock, Director (8)	575,428,571	15.82%
James Bell, Director	NONE	0%
Jayme McWidener, CFO	20,000,000	*

All Officers and Directors as a group (6 persons) (4)(5)(6)(8)	1,277,135,513	35.11%

*	Less than 1%.
(1)	Except as otherwise indicated, the address of each beneficial owner is c/o InvestView Inc., 234 Industrial Way West, Ste., A202, Eatontown, NJ 07724
(2)	Applicable percentage ownership is based on 3,062,481,329 shares of common stock outstanding as of December 15, 2020, together with securities exercisable or convertible into shares of common stock within 60 days of that date, for each stockholder.

33

(3)	Our co-founders Ryan Smith and Chad Miller each own 50% of CR Capital Holdings LLC and, as a result, have voting and dispositive control of these shares. Therefore, they are deemed to be the beneficial owners of our shares of common stock.
(4)	Wealth Engineering LLC, 745 Hope Road, Eatontown, NJ 07724, owns 201,706,942 shares of our common stock. Our officers Mario Romano and Annette Raynor are two of its members. In addition, Mr. Romano is the CEO and Ms. Raynor serves as the COO of Wealth Engineering LLC. Combined Mr. Romano and Ms. Raynor have voting and shared dispositive control of these shares.
(5)	In addition to the 100,853,471 shares owned by Wealth Engineering LLC and attributed to her, Ms. Raynor owns 105,000,000 shares personally.
(6)	In addition to the 100,853,471 shares owned by Wealth Engineering LLC and attributed to him, Mr. Romano owns 105,000,000 shares personally.
(7)	Joseph Hagan is the beneficial owner of a total of 199,683,274 shares, which are held in the names of three entities he controls and in his individual name.
(8)	David Rothrock beneficially owns 575,428,571 shares issuable upon conversion of three Convertible Notes in an aggregate principal amount of $3,300,000 issued to DBR Capital, LLC, as well as 104,000,000 Default Shares issuable upon our default under one or more of the Notes. Mr. Rothrock is the sole managing member of DBR Capital.
(9)	Brian McMullen beneficially owns 290,000,000 shares, which are held in his own name and in the name of an entity he owns.

No director, executive officer, affiliate, or any owner of record or beneficial owner of more than 5% of any class of our voting securities is a party adverse to us or has a material interest adverse to us.

THE CONVERTIBLE SECURED PROMISSORY NOTES

General

On April 27, 2020, we entered into the Securities Purchase Agreement and Investor Rights Agreement with DBR Capital. The Investor Rights Agreement required us to file a registration statement registering DBR Capital’s resale of the shares within 30 calendar days; however, DBR Capital consented to extend that deadline to July 15, 2020, to accommodate the filing of our annual report on Form 10-K. Under a Voting Rights Agreement entered into between DBR Capital and certain of our stockholders, the stockholders agreed to reduce the size of our board of directors to five directors and to elect two designees of DBR Capital to fill two of those five seats. James Bell and David B. Rothrock are currently members of our board of directors as the designees of DBR Capital.

On November 9, 2020, we completed a third closing with DBR Capital under the Securities Purchase Agreement originally entered into between the parties on April 27, 2020. At the third closing, DBR Capital purchased a $1,300,000 convertible secured promissory note. The promissory note is due on April 27, 2030, bears interest at the rate of 25% per year, is convertible into our common stock, at a conversion price of $0.007 per share, if certain benchmarks relating to the trading price and volume of the common stock are met, and is secured by the Guaranty and Collateral Agreement entered into between the parties as of May 15, 2020.

As part of the third closing, certain agreements previously entered into were amended as follows:

●	The April 2020 Securities Purchase Agreement was amended and restated to reduce the amount of the third closing and to add fourth and fifth closings now contemplated to occur on or before May 31, 2021, and August 31, 2021, respectively. The fourth and fifth closings are at the sole discretion of DBR Capital and we cannot provide any assurance that they will occur when contemplated or ever. The Amended and Restated Securities Purchase Agreement also provides for the issuance of additional shares of our common stock upon any event of default under the Notes.

●	The April 27, 2020, and May 27, 2020, Notes were amended and restated to adjust the conversion price from approximately $0.0126 to $0.007 per share, consistent with the November 9, 2020, Note.

34

●	The Investor Rights Agreement was amended to specify that David Rothrock is the investor director whose affirmative vote is required for certain actions and to require the approval of the investor director for any action taken by our board of directors.

●	The Voting Agreement was amended to include provisions to expand our board of directors to seven members, leaving two seats vacant, and to allow DBR Capital to fill those vacancies and remove directors in the event of default.

Additionally, certain of our founders entered into a Pledge Agreement, pledging certain common stock of their own as security to DBR Capital in the event of a default under the convertible promissory notes.

The principal under the Notes is convertible into our common stock at a conversion price of $0.007 per share, representing a total of 471,428,571 shares. Additionally, we agreed to issue DBR Capital 104,000,000 Default Shares if we default under one or more of the Notes. If all the entire amount owed under the Notes was converted and sold and the Default Shares were issued and sold, those shares would represent approximately 16.4% of the total number of shares of our common stock outstanding after that conversion as of the date of this prospectus.

Sales of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any conversions of the Notes. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any conversions by DBR Capital.

SELLING STOCKHOLDER

This prospectus relates to the possible resale of up to 575,428,571 shares of our common stock by DBR Capital, the selling stockholder. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the agreements executed in connection with the selling stockholder’s agreement to purchase the shares.

Pursuant to the Investor Rights Agreement, which we entered into on April 27, 2020, concurrently with our execution of the Securities Purchase Agreement, we agreed to provide certain registration rights respecting sales by DBR Capital of the shares of our common stock issued to it upon conversion of the Notes. See the description under the heading “The Convertible Secured Promissory Notes” for more information.

The selling stockholder may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we issue to it upon conversion of the Notes or issuance of the Default Shares. The selling stockholder may sell some, all, or none of its shares. We do not know whether or when the selling stockholder will choose to convert some or all of the amounts due under the Notes into shares of our common stock or how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the conversion of the Notes.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder and reflects its holdings as of December 15, 2020. Except as described herein, neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with our company or any of our predecessors or affiliates. As used in this prospectus, the term “selling stockholder” includes the selling stockholder and any of its respective donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale-related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

35

Selling stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering(2)	Number Of Shares Beneficially Owned After this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering

DBR Capital, LLC(3)	575,428,571	15.82	575,428,571	—	—

(1)	Based on 3,062,481,329 outstanding shares of our common stock as of December 15, 2020, after giving effect to the potential conversion.
(2)	Assumes that selling stockholder will sell all shares available for sale in this offering.
(3)	David B. Rothrock has investment and voting control over the Default Shares and the shares issuable to DBR Capital upon conversion of the Notes.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their common stock on the OTC Markets or any other stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	an agreement with broker-dealers to sell a specified number of shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

DBR Capital may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

36

DBR Capital and any broker-dealers or agents that are involved in selling the shares may be deemed to be, “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions, and markups that, in the aggregate, would exceed 8%.

Because DBR Capital may be deemed an “underwriter” within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We have agreed to keep this prospectus effective until the earlier of: (i) 120 days after April 27, 2030; or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the common stock sold by the selling stockholder and will bear all expenses related to the registration of this offering, but will not pay for any commissions, fees, or discounts, if any, relating to the sale of the common stock sold by the selling stockholder. We have agreed to indemnify the selling stockholder against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

Supplements

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholder will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the Securities and Exchange Commission.

DESCRIPTION OF CAPITAL STOCK

General

Our articles of incorporation, as amended, authorize us to issue 10,050,000,000 shares of capital stock, consisting of 10,000,000,000 shares of common stock, par value $0.001, and 50,000,000,000 shares of preferred stock, par value $0.001.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine.

37

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of common stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. The directors are elected by a plurality of the outstanding shares entitled to vote on the election of directors. On all other

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board.

The existence of authorized but unissued shares of preferred stock would enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Series B Preferred

General

As of the date of this prospectus, we had 2,000,000 shares of Series B Preferred Stock authorized and 51,720 shares of Series B Preferred issued and outstanding.

Our Board may, without the approval of holders of the Series B Preferred or our Common Stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series B Preferred and authorize the issuance of such shares. Designation of preferred stock ranking senior to the Series B Preferred will require approval of the holders of Series B Preferred, as described below in “Voting Rights.”

No Maturity, Sinking Fund or Mandatory Redemption

The Series B Preferred has no stated maturity and is not subject to any sinking fund or mandatory redemption. Shares of the Series B Preferred will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series B Preferred.

Ranking

The Series B Preferred ranks, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)

senior to all classes or series of our common stock (except where common stockholders have contractual rights and preferences described in paragraph (2) below) and to all other equity securities issued by us other than equity securities referred to in paragraph (3) below;

38

(2)

junior to future equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (See “Voting Rights” below);

(3)	effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock).

Dividends

Holders of shares of Series B Preferred are entitled to receive, when, as and if declared by the Board, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 13% of the Stated Value of $25 per share per annum (equivalent to $3.25 per annum per share). Plan of Distribution – Escrow Agreement.”

No dividends on shares of Series B Preferred shall be authorized by our Board or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series B Preferred will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our Board. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred that may be in arrears, and holders of the Series B Preferred will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Unless full cumulative dividends on all shares of Series B Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series B Preferred as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series B Preferred as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other distribution be declared or made on shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series B Preferred as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series B Preferred as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series B Preferred as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series B Preferred, all dividends declared on the Series B Preferred and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series B Preferred shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred that may be in arrears.

39

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series B Preferred will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series B Preferred as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series B Preferred in the distribution of assets, then the holders of the Series B Preferred and all other such classes or series of capital stock shall share rateably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series B Preferred will be entitled to written notice of any such liquidation, dissolution or winding up of no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series B Preferred is not redeemable by us prior to the three-year anniversary of the date of first issuance of each respective share, except upon a change of control.

On and after the three year anniversary of the date of each issuance, we may, at our option and upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Upon the occurrence of a change of control, whether before or after the three year anniversary of the date of the first issuance, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price of $25 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions shall have acquired our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Voting Rights

Holders of the Series B Preferred do not have any voting rights, except as set forth below or as otherwise required by the Nevada Revised Statutes.

On each matter on which holders of Series B Preferred are entitled to vote, each share of Series B Preferred will be entitled to one vote.

So long as any shares of Series B Preferred remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series B Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), amend, alter, repeal or replace our amended and restated Certificate of Incorporation, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series B Preferred of any right, preference, privilege or voting power of the Series B Preferred (each, an “Event”).

40

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the Amended Certificate of Designation or as may be required by applicable law, the Series B Preferred do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

No Conversion Rights

The Series B Preferred is not convertible into our common stock of the Company. However, if the Company effects any issuance by the Company or any of its subsidiaries of a new series of preferred stock paying a cash dividend in excess of 13% (a “Subsequent Series Preferred Stock”), the Holder may elect, in its sole discretion, to exchange all or some of the Series B Preferred Stock then held for such Subsequent Series Preferred Stock.

No Pre-emptive Rights

The holders of the Series B Preferred will not, as holders of Series B Preferred, have any pre-emptive rights to purchase or subscribe for our common stock or any other security.

Change of Control

Provisions in our Certificate of Incorporation and Bylaws may make it difficult and expensive for a third party to pursue a tender offer, change of control or takeover attempt, which is opposed by management and our Board.

Anti-Dilution Rights

The Certificate of Designations for the Series B Preferred provides that if we effect a stock dividend, a stock split or a reverse split of the Series B Preferred, the dividend and redemption rates will be proportionately adjusted.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC, Washington, D.C. 20549, under the Securities Act, a registration statement on Form S-1 relating to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The SEC’s internet address is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you. Moreover, such representations, warranties, or covenants were made as of an earlier date. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

41

We file periodic reports, proxy statements, and other information with the SEC in accordance with requirements of the Exchange Act. We make available through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our website is located at http://www.InvestView.com. You can also request copies of such documents, free of charge, by contacting us at 732-889-4300.

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

LEGAL MATTERS

Certain legal matters respecting the validity under Nevada law of the common stock to be sold by the selling stockholder have been passed upon for us by Michael Best & Friedrich LLP.

EXPERTS

The consolidated financial statements as of March 31, 2020 and 2019 and for each of the years in the two-year period ended March 31, 2020, included in this Form S-1 have been so included in reliance upon the report of Haynie & Company, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

42

MARCH 31, 2020 AND 2019

INVESTVIEW, INC.

Index to Consolidated Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of March 31, 2020 and 2019	F-3

Consolidated Statements of Operations and Other Comprehensive Income for the years ended March 31, 2020 and 2019	F-4

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended March 31, 2020 and 2019	F-5

Consolidated Statements of Cash Flows for the years ended March 31, 2020 and 2019	F-6

Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Balance Sheets as of September 30, 2020 (Unaudited) and March 31, 2020	F-27

Condensed Consolidated Statements of Operations and Other Comprehensive Income for the Three and Six Months Ended September 30, 2020 and 2019 (Unaudited)	F-28

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) for the Three and Six Months Ended September 30, 2020 and 2019 (Unaudited)	F-29

Condensed Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2020 and 2019 (Unaudited)	F-30

Notes to Consolidate Financial Statements (Unaudited)	F-31

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Investview, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Investview, Inc. (the Company) as of March 31, 2020, and 2019, and the related consolidated statements of operations and other comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020, and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered losses from operations and its current cash flow is not enough to meet current needs. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to this matter are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haynie & Company

Salt Lake City, Utah
June 29, 2020

We have served as the company’s auditor since 2017.

F-2

INVESTVIEW, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$137,177	$133,644
Prepaid assets	5,309,512	6,685,970
Receivables	905,058	724,995
Short-term advances	145,000	10,000
Short-term advances - related party	500	500
Other current assets	101,610	142,061
Total current assets	6,598,857	7,697,170

Fixed assets, net	2,997,611	13,528

Other assets:
Intangible assets, net	692,882	1,576,685
Long term license agreement, net	-	1,983,220
Operating lease right-of-use asset	99,465	-
Deposits	11,173	4,500
Total other assets	803,520	3,564,405

Total assets	$10,399,988	$11,275,103

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$3,774,536	$3,008,836
Payroll liabilities	1,825	888,177
Customer advance	392,310	265,000
Deferred revenue	612,500	1,876,727
Derivative liability	793,495	1,358,901
Operating lease liability, current	56,530	-
Other current liabilities	11,407,200	-
Related party payables, net of discounts	2,114,760	545,489
Debt, net of discounts	1,569,326	1,977,030
Total current liabilities	20,722,482	9,920,160

Operating lease liability, long term	50,268	-
Other long term liabilities, net of deferred interest	3,885,464	-
Total long term liabilities	3,935,732	-

Total liabilities	24,658,214	9,920,160

Commitments and contingencies	-	-

Stockholders’ equity (deficit):
Preferred stock, par value: $0.001; 50,000,000 shares authorized, none issued and outstanding as of March 31, 2020 and 2019	-	-
Common stock, par value $0.001; 10,000,000,000 shares authorized; 3,214,490,408 and 2,640,161,318 shares issued and outstanding as of March 31, 2020 and 2019, respectively	3,214,490	2,640,161
Additional paid in capital	28,929,516	23,758,917
Accumulated other comprehensive income (loss)	(20,058)	1,363
Accumulated deficit	(46,382,174)	(25,096,983)
Total Investview stockholders’ equity (deficit)	(14,258,226)	1,303,458
Noncontrolling interest	-	51,485
Total stockholders’ equity (deficit)	(14,258,226)	1,354,943

Total liabilities and stockholders’ equity (deficit)	$10,399,988	$11,275,103

The accompanying notes are an integral part of these consolidated financial statements

F-3

INVESTVIEW, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Year Ended March 31,
	2020	2019

Revenue:
Subscription revenue, net of refunds, incentives, credits, and chargebacks	$22,425,173	$27,023,202
Equipment sales, net of refunds	-	694,954
Cryptocurrency mining service revenue, net of refunds and amounts paid to supplier	-	1,940,925
Mining revenue	1,745,138	-
Fee revenue	13,279	-
Total revenue, net	24,183,590	29,659,081

Operating costs and expenses:
Cost of sales and service	2,507,071	1,180,671
Commissions	13,564,618	21,526,326
Selling and marketing	1,696,133	878,936
Salary and related	6,593,421	4,272,355
Professional fees	1,356,574	1,620,370
General and administrative	7,559,192	4,121,279
Total operating costs and expenses	33,277,009	33,599,937

Net loss from operations	(9,093,419)	(3,940,856)

Other income (expense):
Gain (loss) on debt extinguishment	2,018,791	19,387
Gain (loss) on fair value of derivative liability	571,231	(214,376)
Gain (loss) on bargain purchase	-	971,282
Gain (loss) on deconsolidation	53,739	-
Realized gain (loss) on cryptocurrency	(815)	16,241
Unrealized gain (loss) on cryptocurrency	113,369	106,488
Impairment expense	(4,230,741)	-
Interest expense	(6,274,436)	(1,842,461)
Interest expense, related parties	(4,403,332)	(20,000)
Other income (expense)	(32,195)	(3,032)
Total other income (expense)	(12,184,389)	(966,471)

Income (loss) before income taxes	(21,277,808)	(4,907,327)
Income tax expense	(7,383)	(70,768)

Net income (loss)	(21,285,191)	(4,978,095)
Less: net income (loss) attributable to the noncontrolling interest	-	32,941

Net income (loss) attributable to Investview stockholders	$(21,285,191)	$(5,011,036)

Income (loss) per common share, basic and diluted	$(0.01)	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	2,937,880,878	2,234,117,482

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	$(21,421)	$3,846
Total other comprehensive income (loss)	(21,421)	3,846
Comprehensive income (loss)	(21,306,612)	(4,974,249)
Less: comprehensive income (loss) attributable to the noncontrolling interest	-	(3,846)
Comprehensive income (loss) attributable to Investview shareholders	$(21,306,612)	$(4,978,095)

The accompanying notes are an integral part of these consolidated financial statements

F-4

INVESTVIEW, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

				Accumulated
			Additional	Other
	Common stock		Paid in	Comprehensive	Accumulated	Noncontrolling
	Shares	Amount	Capital	Income	Deficit	Interest	Total
Balance, March 31, 2018	2,169,661,318	$2,169,661	$16,137,945	$(2,483)	$(20,085,947)	$18,544	$(1,762,280)
Common stock issued for acquisition	50,000,000	50,000	750,000	-	-	-	800,000
Common stock issued for services and compensation	402,000,000	402,000	6,385,600	-	-	-	6,787,600
Common stock repurchase	(7,000,000)	(7,000)	(84,000)	-	-	-	(91,000)
Common stock issued as commitment fees	22,500,000	22,500	47,372	-	-	-	69,872
Offering costs	3,000,000	3,000	522,000	-	-	-	525,000
Foreign currency translation adjustment	-	-	-	3,846	-	-	3,846
Net income (loss)	-	-	-	-	(5,011,036)	32,941	(4,978,095)
Balance, March 31, 2019	2,640,161,318	2,640,161	23,758,917	1,363	(25,096,983)	51,485	1,354,943
Common stock issued for cash	59,215,648	59,216	765,784	-	-	-	825,000
Common stock issued for services and compensation	537,618,592	537,618	2,561,025	-	-	-	3,098,643
Common stock repurchase	(5,150)	(5)	(97)	-	-	-	(102)
Common stock cancelled	(222,500,000)	(222,500)	(3,157,500)	-	-	-	(3,380,000)
Common stock issued for debt	200,000,000	200,000	3,900,000	-	-	-	4,100,000
Beneficial conversion feature	-	-	1,000,000	-	-	-	1,000,000
Offering costs	-	-	101,387	-	-	-	101,387
Deconsolidation of Kuvera LATAM	-	-	-	-	-	(51,485)	(51,485)
Foreign currency translation adjustment	-	-	-	(21,421)	-	-	(21,421)
Net income (loss)	-	-	-	-	(21,285,191)	-	(21,285,191)
Balance, March 31, 2020	3,214,490,408	$3,214,490	$28,929,516	$(20,058)	$(46,382,174)	$-	$(14,258,226)

The accompanying notes are an integral part of these consolidated financial statements

F-5

INVESTVIEW INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,285,191)	$(4,978,095)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	490,642	5,332
Amortization of debt discount	6,152,329	1,052,523
Amortization of long-term license agreement	150,812	150,400
Amortization of intangible assets	256,351	239,315
Stock issued for services and compensation	3,098,643	109,240
Loan fees on new borrowings	1,209,569	704,397
Lease cost, net of repayment	7,333	-
Impairment	4,230,741	-
(Gain) loss on bargain purchase	-	(971,282)
(Gain) loss on deconsolidation	(53,739)	-
(Gain) loss on debt extinguishment	(2,018,791)	(19,387)
(Gain) loss on fair value of derivative liability	(571,231)	214,376
Realized (gain) loss on cryptocurrency	815	(16,241)
Unrealized (gain) loss on cryptocurrency	(113,369)	(106,488)
Changes in operating assets and liabilities:
Receivables	(180,063)	108,907
Prepaid assets	(2,003,542)	(4,055)
Short-term advances	(135,000)	-
Short-term advances from related parties	-	36,010
Other current assets	205,362	461,038
Deposits	(12,301)	-
Accounts payable and accrued liabilities	974,360	(1,314,971)
Payroll liabilities	(886,352)	-
Customer advance	127,310	265,000
Deferred revenue	(1,264,227)	1,016,385
Other liabilities	15,192,664	-
Accrued interest	248,310	59,345
Accrued interest, related parties	803,332	5,000
Net cash provided by (used in) operating activities	4,624,767	(2,983,251)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received in acquisition	-	3,740
Cash paid for fixed assets	(5,245,606)	-
Net cash provided by (used in) investing activities	(5,245,606)	3,740

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related parties	4,484,979	1,905,777
Repayments for related party payables	(2,192,160)	(1,367,168)
Proceeds from debt	2,527,452	4,115,961
Repayments for debt	(5,020,795)	(2,936,044)
Payments for share repurchase	(102)	(91,000)
Proceeds from the sale of stock	825,000	-
Net cash provided by (used in) financing activities	624,374	1,627,526

Effect of exchange rate translation on cash	(2)	(5,057)

Net increase (decrease) in cash and cash equivalents	3,533	(1,357,042)
Cash and cash equivalents-beginning of period	133,644	1,490,686
Cash and cash equivalents-end of period	$137,177	$133,644

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$51,000	$51,000
Income taxes	$7,383	$70,768
Non cash investing and financing activities:
Common stock issued for acquisition	$-	$800,000
Beneficial conversion feature	$1,000,000	$-
Stock issued for prepaid services and long term license agreement	$-	$6,678,360
Cancellation of shares	$3,380,000	$-
Changes in equity for offering costs accrued	$101,387	$525,000
Shares issued for offering costs	$-	$3,000
Accounts payable reclassified to related party debt	$75,000	$-
Related party debt extinguished with APEX Units	$(100,000)	$-
Derivative liability recorded as a debt discount	$715,000	$510,000
Recognition of lease liability and ROU asset at lease commencement	$131,244	$-

The accompanying notes are an integral part of these consolidated financial statements

F-6

INVESTVIEW, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2020 AND 2019

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Organization

Investview, Inc. was incorporated on January 30, 1946, under the laws of the state of Utah as the Uintah Mountain Copper Mining Company. In January 2005, we changed domicile to Nevada and changed our name to Voxpath Holding, Inc. In September of 2006, we merged The Retirement Solution Inc. through a Share Purchase Agreement into Voxpath Holdings, Inc. and then changed our name to TheRetirementSolution.Com, Inc. and in October 2008 changed our name to Global Investor Services, Inc., before changing our name to Investview, Inc., on March 27, 2012.

On March 31, 2017, we entered into a Contribution Agreement with the members of Wealth Generators, LLC, a limited liability company (“Wealth Generators”), pursuant to which the Wealth Generators members agreed to contribute 100% of the outstanding securities of Wealth Generators in exchange for an aggregate of 1,358,670,942 shares of our common stock. The closing of the Contribution Agreement was effective April 1, 2017, and Wealth Generators became our wholly owned subsidiary and the former members of Wealth Generators became our stockholders and control the majority of our outstanding common stock.

On June 6, 2017, we entered into an Acquisition Agreement with Market Trend Strategies, LLC, a company whose members are also former members of our management. Under the Acquisition Agreement, we spun-off our operations that existed prior to the merger with Wealth Generators and sold the intangible assets used in those pre-merger operations in exchange for Market Trend Strategies’ assumption of $419,139 in pre-merger liabilities.

On February 28, 2018, we filed a name change for Wealth Generators, LLC to Kuvera, LLC (“Kuvera”). This did not affect the company’s tax and federal identification.

On May 7, 2018, we established WealthGen Global, LLC as a Utah limited liability company and our wholly owned subsidiary.

On July 20, 2018, we entered into a Purchase Agreement with United Games Marketing LLC, a Utah limited liability company, to purchase its wholly owned subsidiaries United Games, LLC and United League, LLC for 50,000,000 shares of our common stock (see Note 5).

On November 12, 2018, we established Kuvera France, S.A.S. to handle sales of our financial education and research in the European Union.

On December 30, 2018, our wholly owned subsidiary S.A.F.E. Management, LLC received its registration and disclosure approval from the National Futures Association. S.A.F.E. Management, LLC is now a New Jersey State Registered Investment Adviser, Commodities Trading Advisor, Commodity Pool Operator, and approved for over the counter FOREX advisory services.

On January 17, 2019, we renamed our non-operating wholly owned subsidiary WealthGen Global, LLC to SAFETek, LLC, a Utah limited liability company.

Effective July 22, 2019 we renamed our non-operating wholly owned subsidiary Razor Data, LLC to Apex Tek, LLC, a Utah Limited Liability Company.

Nature of Business

We own a number of companies that each operate independently, but are accretive to one another. We are establishing a portfolio of wholly owned subsidiaries delivering leading-edge technologies, services, and research, dedicated primarily to the individual consumer. Following is a description of each of our companies.

F-7

Kuvera, LLC provides research, education, and investment tools designed to assist the self-directed investor in successfully navigating the financial markets. These services include research, trade alerts, and live trading rooms that include instruction in equities, options, FOREX, ETFs, binary options, crowdfunding and cryptocurrency sector education. In addition to trading tools and research, we also offer full education and software applications to assist the individual in debt reduction, increased savings, budgeting, and proper tax management. Each product subscription includes a core set of trading tools/research along with the personal finance management suite to provide an individual with complete access to the information necessary to cultivate and manage his or her financial situation. Different packages are available through a monthly subscription that can be cancelled at any time at the discretion of the customer. A unique component of the product marketing plan is the distribution method whereby all subscriptions are sold via current participating customers who choose to distribute and sell the services by participating in the bonus plan. The bonus plan participation is purely optional but enables individuals to create an additional income stream to further support their personal financial goals and objectives.

Kuvera France S.A.S. is our entity in France that will distribute Kuvera products and services throughout the European Union.

S.A.F.E. Management, LLC is a Registered Investment Adviser and Commodity Trading Adviser that has been established to deliver automated trading strategies to individuals who find they lack the time to trade for themselves.

United League, LLC owns a number of proprietary technologies including FIREFAN a social app for sports enthusiasts. Technologies created to support any of the Investview companies are held under the United League structure.

United Games, LLC is the distribution network for United League technologies. Since the acquisition of United Games in July of 2018, we are working to combine the distributors of Kuvera and United Games. The operations of United Games and United League are currently being assessed now that we have completed our integration of their software and personnel. These entities may be eliminated or re-structured in the future as we are currently assessing the potential future for social gaming app known as FIREFAN.

SAFETek, LLC (formerly WealthGen Global, LLC) is a new addition that we are currently establishing for expansion plans in the high-speed processing and cloud computing environment.

Apex Tek, LLC (formerly Razor Data, LLC) is the sales and distribution company for APEX packages and technology. It offers a unique passive income model for those interested in earning through the purchase and leaseback of high-speed specialized data processing equipment. This model has drawn considerable institutional interest.

Investment Tools & Training, LLC currently has no operations or activities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

Our policy is to prepare our financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of Investview, Inc., and our wholly owned subsidiaries, Kuvera, LLC, Investment Tools & Training, LLC, Apex Tek, LLC (formerly Razor Data, LLC), S.A.F.E. Management, LLC, SAFETek, LLC (formerly WealthGen Global, LLC), United Games, LLC, United League, LLC, and Kuvera France S.A.S. Through March 31, 2019 we had determined that one affiliated entity, Kuvera LATAM S.A.S., which we previously conducted business with, was a variable interest entity and we were the primary beneficiary of the entity’s activities, which are similar to those of Kuvera, LLC. As a result, through March 31, 2019 we had consolidated the accounts of this variable interest entity into the accompanying consolidated financial statements. Further, because the Company did not have any ownership interest in this variable interest entity, the Company had allocated the contributed capital in the variable interest entity as a component of noncontrolling interest. As of April 1, 2019 Kuvera LATAM S.A.S. had no operations and ceased to exist, therefore, as of that date, no consolidation of the entity is necessary and we recorded a gain on deconsolidation of $53,739 to eliminate the intercompany account with Kuvera LATAM S.A.S. All intercompany transactions and balances have been eliminated in consolidation.

F-8

Financial Statement Reclassification

Certain account balances from prior periods have been reclassified in these consolidated financial statements to conform to current period classifications.

Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Exchange

We have consolidated the accounts of Kuvera France S.A.S. into our consolidated financial statements and have consolidated the accounts of Kuvera LATAM S.A.S. through March 31, 2019. The operations of Kuvera France S.A.S. are conducted in France and its functional currency is the Euro. The operations of Kuvera LATAM S.A.S. were conducted in Colombia and its functional currency is the Colombian Peso.

The financial statements of Kuvera France S.A.S. and Kuvera LATAM S.A.S. are prepared using their respective functional currency and have been translated into U.S. dollars (“USD”). Assets and liabilities are translated into USD at the applicable exchange rates at period-end. Stockholders’ equity is translated using historical exchange rates. Revenue and expenses are translated at the average exchange rates for the period. Any translation adjustments are included as foreign currency translation adjustments in accumulated other comprehensive income in our stockholders’ equity (deficit).

The following rates were used to translate the accounts of Kuvera France S.A.S. and Kuvera LATAM S.A.S. into USD at the following balance sheet dates.

	March 31, 2020	March 31, 2019
Euro to USD	1.10314	1.12200
Colombian Peso to USD	n/a	0.00031

The following rates were used to translate the accounts of Kuvera France S.A.S. and Kuvera LATAM S.A.S. into USD for the following operating periods:

	Year ended March 31,
	2020	2019
Euro to USD	1.11122	1.13580
Colombian Peso to USD	n/a	0.00033

Concentration of Credit Risk

Financial instruments that potentially expose us to concentration of credit risk include cash, accounts receivable, and advances. We place our cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit of $250,000. As of March 31, 2020 and 2019, cash balances that exceeded FDIC limits were $0, and we have not experienced significant losses relating to these concentrations in the past.

Cash and Cash Equivalents

For purposes of reporting cash flows, we consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. As of March 31, 2020 and 2019, we had no cash equivalents.

F-9

Receivables

Receivables are carried at net realizable value, representing the outstanding balance less an allowance for doubtful accounts based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual receivables and receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. We had no allowance for doubtful accounts as of March 31, 2020 and 2019.

Cryptocurrencies

We hold cryptocurrency-denominated assets (“cryptocurrencies”) and include them in our consolidated balance sheet as other current assets. We record cryptocurrencies at fair market value and recognize the change in the fair value of our cryptocurrencies as an unrealized gain or loss in the consolidated statement of operations. As of March 31, 2020 and March 31, 2019, the fair value of our cryptocurrencies was $101,610 and $142,061, respectively. During the year ended March 31, 2020, we recorded $(815) and $113,369 as realized and unrealized gain (loss) on cryptocurrency, respectively. During the year ended March 31, 2019, we recorded $16,241 and $106,488 as realized and unrealized gain (loss) on cryptocurrency, respectively.

Fixed Assets

Fixed assets are stated at cost and depreciated using the straight-line method over their estimated useful lives. When retired or otherwise disposed, the carrying value and accumulated depreciation of the fixed asset is removed from its respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Expenditures for maintenance and repairs which do not extend the useful lives of the related assets are expensed as incurred.

As of March 31, 2020 and 2019 fixed assets were made up of the following:

	Estimated
	Useful
	Life	March 31,	March 31,
	(years)	2020	2019
Furniture, fixtures, and equipment	10	$12,792	$11,372
Computer equipment	3	19,533	14,661
Data processing equipment	3	3,213,815	-
		3,246,140	26,033
Accumulated amortization		(248,529)	(12,505)
Net book value		$2,997,611	$13,528

Total depreciation expense for the years ended March 31, 2020 and 2019, was $490,642 and $5,332, respectively.

Long-Lived Assets – Intangible Assets & License Agreement

We account for our intangible assets and long-term license agreement in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 350-30, General Intangibles Other Than Goodwill, and ASC Subtopic 360-10-05, Accounting for the Impairment or Disposal of Long-Lived Assets. ASC Subtopic 350-30 requires assets to be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. Further, ASC Subtopic 350-30 requires an intangible asset to be amortized over its useful life and for the useful life to be evaluated every reporting period to determine whether events or circumstances warrant a revision to the remaining period of amortization. If the estimate of useful life is changed the remaining carrying amount of the intangible asset is amortized prospectively over the revised remaining useful life. Costs of internally developing, maintaining, or restoring intangible assets are recognized as an expense when incurred.

In June of 2017 we issued 80,000,000 shares of common stock with a value of $2,256,000 for a 15-year license agreement. Annual amortization over the 15-year life is expected to be approximately $150,400 per year. Amortization recognized for the year ended March 31, 2020 and 2019, was $150,812 and $150,400, respectively, and the long-term license agreement was recorded at a net value of $0 and $1,983,220 as of March 31, 2020 and 2019, respectively.

F-10

In June of 2018 we purchased United Games, LLC and United League, LLC and recorded the transaction as a business combination (see Note 5). Intangible assets acquired in the business combination were recorded at fair value on the date of acquisition and are being amortized on a straight-line method over their estimated useful lives. As of March 31, 2020 and 2019 intangible assets were made up of the following:

	Estimated
	Useful
	Life	March 31,	March 31,
	(years)	2020	2019
FireFan mobile application	4	$331,000	$331,000
Back office software	10	408,000	408,000
Tradename/trademark - FireFan	5	248,000	248,000
Tradename/trademark - United Games	0.45	4,000	4,000
Customer contracts/relationships	5	-	825,000
		991,000	1,816,000
Accumulated amortization		(298,118)	(239,315)
Net book value		$692,882	$1,576,685

Amortization expense is expected to be as follows:

Fiscal year ending March 31, 2021	$173,150
Fiscal year ending March 31, 2022	173,150
Fiscal year ending March 31, 2023	115,338
Fiscal year ending March 31, 2024	55,748
Fiscal year ending March 31, 2025 and beyond	175,496
$692,882

Impairment of Long-Lived Assets

We have adopted ASC Subtopic 360-10, Property, Plant and Equipment. ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by us be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or when the historical cost carrying value of an asset may no longer be appropriate. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.

We evaluate the recoverability of long-lived assets based upon future net cash flows expected to result from the asset, including eventual disposition. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted and an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value.

Effective March 31, 2020 we fully impaired data processing equipment that had a cost basis of $2,025,500 and we fully impaired our long-term license agreement that had a cost basis of $2,256,000 because we deemed the assets carrying amount was not recoverable as of that date. As a result, impairment expense of $1,770,881 and $1,832,408 for the equipment and the license agreement, respectively, was recorded for the year ended March 31, 2020. During the year ended March 31, 2020 we impaired the value of the customer contracts/relationships originally acquired in our purchase of United Games, LLC and United League, LLC, therefore recognizing impairment expense of $627,452.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on our principal or, in the absence of a principal, most advantageous market for the specific asset or liability.

F-11

U.S. generally accepted accounting principles provide for a three-level hierarchy of inputs to valuation techniques used to measure fair value, defined as follows:

Level 1:	Inputs that are quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity can access.

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability, including:

	-	quoted prices for similar assets or liabilities in active markets;
	-	quoted prices for identical or similar assets or liabilities in markets that are not active;
	-	inputs other than quoted prices that are observable for the asset or liability; and
	-	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs that are unobservable and reflect management’s own assumptions about the inputs market participants would use in pricing the asset or liability based on the best information available in the circumstances (e.g., internally derived assumptions surrounding the timing and amount of expected cash flows).

Our financial instruments consist of cash, accounts receivable, and accounts payable. We have determined that the book value of our outstanding financial instruments as of March 31, 2020 and March 31, 2019, approximates the fair value due to their short-term nature.

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of March 31, 2020:

	Level 1	Level 2	Level 3	Total
Cryptocurrencies	$101,610	$-	$-	$101,610
Total Assets	$101,610	$-	$-	$101,610

Derivative liability	$-	$-	$793,495	$793,495
Total Liabilities	$-	$-	$793,495	$793,495

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of March 31, 2019:

	Level 1	Level 2	Level 3	Total
Cryptocurrencies	$142,061	$-	$-	$142,061
Total Assets	$142,061	$-	$-	$142,061

Derivative liability	$-	$-	$1,358,901	$1,358,901
Total Liabilities	$-	$-	$1,358,901	$1,358,901

Sale and Leaseback

Through our wholly-owned subsidiary, APEX Tex, LLC, we sell high powered data processing equipment (“APEX”) to our customers and they lease the equipment back to SAFETek, LLC, another of our wholly-owned subsidiaries. We account for these transactions under ASC 842-40 where the leaseback has been deemed a sales-type lease due to the lease term generally covering the entire economic life of the equipment and our likelihood to purchase the asset at the end of the lease term. In accordance with ASC 842-40 we have recorded the data processing equipment as a fixed asset on our balance sheet and we have accounted for the amounts received for the equipment as a financial liability, in other liabilities on our balance sheet. Further, we will recognize interest on the financial liability over the term of the lease to ensure the financial liability equates to the total amounts to be paid over the life of the lease. During the year ended March 31, 2020 we recorded deferred interest of $40,792,735 as a contra-liability, of which $2,257,399 was recognized into interest, resulting in $38,535,336 expected to be recognized into interest as follows:

Fiscal year ending March 31, 2021	$8,081,463
Fiscal year ending March 31, 2022	8,158,547
Fiscal year ending March 31, 2023	8,158,547
Fiscal year ending March 31, 2024	8,158,547
Fiscal year ending March 31, 2025 and beyond	5,978,232
$38,535,336

F-12

During the year ended March 31, 2020 we had the following activity related to our sale and leaseback transactions:

Proceeds from sales of APEX	$16,143,265
Debt extinguished with the issuance of APEX	100,000
Interest recognized on financial liability	2,257,399
Payments made for leased equipment	(3,208,000)
Total financial liability	15,292,664
Other current liabilities [1]	(11,407,200)
Other long-term liabilities, net of deferred interest	$3,885,464

[1] Represents lease payments to be made in the next 12 months

As of March 31, 2020 we have received proceeds of $392,310 in additional deposits for APEX sales, which has been recorded in the customer advance amount shown on our balance sheet.

Revenue Recognition

Subscription Revenue

The majority of our revenue is generated by subscription sales and payment is received at the time of purchase. We recognize subscription revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation is to provide services over a fixed subscription period, therefore we recognize revenue ratably over the subscription period and deferred revenue is recorded for the portion of the subscription period subsequent to each reporting date. Additionally, we offer a 10-day trial period to first time subscription customers, during which a full refund can be requested if a customer does not like the product. Revenues are deferred during the trial period as collection is not probable until that time has passed. Revenues are presented net of refunds, sales incentives, credits, and known and estimated credit card chargebacks.

Equipment Sales

We generate revenue from the sale of high-speed computer processing equipment that is used for any of the following intense processing activities: protein folding, CGI rendering, Game Streaming, Machine & Deep Learning, Mining, Independent Financial Verification, and general high-speed computing. We recognize equipment sales revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation is to deliver an equipment package to our customers which includes hardware, software, and firmware and is drop-shipped to a hosting data center. We receive payment at the time of purchase and recognize revenue when the equipment package is delivered and ready for maintenance and hosting, which our customers arrange for, and obtain, from a separate third party that provides such services.

Cryptocurrency Mining Service Revenue

In the past we generated revenue from the sale of cryptocurrency mining services to our customers through an arrangement with a third-party supplier. We recognized cryptocurrency mining service revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation was to arrange for the third-party to provide mining services to our customers and payment is received at the time of purchase, therefore revenue was recognized upon receipt of payment. We recognized revenue in the amount of the fee to which we are entitled to as an agent, or the amount of consideration that we retained after paying the third-party the consideration received in exchange for the services the third-party was to provide.

F-13

Mining Revenue

Through our wholly owned subsidiary, SAFETek, LLC, we lease equipment under a sales-type lease and use the equipment on blockchain networks to validate and add blocks of transactions to blockchain ledgers (commonly referred to as “mining”). As compensation for mining we are issued fees from processors and/or block rewards that are newly created cryptocurrency units granted to us. Our mining activities constitute our ongoing major and central operations of SAFETek, LLC. Because we do not have contracts, nor do we have customers associated with our mining revenue, we recognize revenue when fees and/or rewards are settled, or ultimately granted to us as a result of our mining activities.

Fee Revenue

We generate fee revenue from our customers through SAFE Management, our subsidiary licensed as a Registered Investment Advisor and Commodities Trading Advisor. We recognize fee revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation is to deliver fully managed trading services to individuals who do not meet the requirements of Qualified Investors and who lack the time to trade for themselves. We recognize fee revenue as our performance obligation is met and we receive payment for such advisory fees in the month following recognition.

Revenue generated for the year ended March 31, 2020, was as follows:

	Subscription Revenue	Equipment Sales	Cryptocurrency Mining Service Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$24,471,532	$-	$-	$1,745,138	$13,279	$26,229,949
Refunds, incentives, credits, and chargebacks	(2,046,359)	-	-	-	-	(2,046,359)
Amounts paid to supplier	-	-	-	-	-	-
Net revenue	$22,425,173	$-	$-	$1,745,138	$13,279	$24,183,590

Foreign revenues for the year ended March 31, 2020 were $21,191,788 while domestic revenue for the year ended March 31, 2020 was $2,991,802.

Revenue generated for the year ended March 31, 2019 was as follows:

	Subscription Revenue	Equipment Sales	Cryptocurrency Mining Service Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$28,518,660	$698,954	$5,775,269	$-	$-	$34,992,883
Refunds, incentives, credits, and chargebacks	(1,495,458)	(4,000)	(6,501)	-	-	(1,505,959)
Amounts paid to supplier	-	-	(3,827,843)	-	-	(3,827,843)
Net revenue	$27,023,202	$694,954	$1,940,925	$-	$-	$29,659,081

Foreign revenues for the year ended March 31, 2019 were approximately $27.3 million while domestic revenue for the year ended March 31, 2019 was approximately $2.3 million.

Advertising, Selling, and Marketing Costs

We expense advertising, selling, and marketing costs as incurred. Advertising, selling, and marketing costs include costs of promoting our product worldwide, including promotional events. Advertising, selling, and marketing expenses for the years ended March 31, 2020 and 2019, totaled $1,696,133 and $878,936, respectively.

F-14

Income Taxes

We have adopted ASC Subtopic 740-10, Income Taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of derivative liability and stock compensation accounting versus basis differences.

Net Income (Loss) per Share

We follow ASC Subtopic 260-10, Earnings per Share, which specifies the computation, presentation, and disclosure requirements of earnings per share information. Basic loss per share has been calculated based upon the weighted average number of common shares outstanding. Convertible debt, stock options, and warrants have been excluded as common stock equivalents in the diluted loss per share because their effect is anti-dilutive on the computation.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	March 31, 2020	March 31, 2019
Options to purchase common stock	-	35,000
Warrants to purchase common stock	-	5,052,497
Notes convertible into common stock	45,743,298	52,162,055
Total	45,743,298	57,249,552

Lease Obligation

We determine if an arrangement is a lease at inception. Operating leases are included in the operating lease right-of-use asset account, the operating lease liability, current account, and the operating lease liability, long term account in our balance sheet. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease.

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. For leases in which the rate implicit in the lease is not readily determinable, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We have elected to not apply the recognition requirements of ASC 842 to short-term leases (leases with terms of twelve months or less). Lease terms include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for operating lease arrangements is recognized on a straight-line basis over the lease term. We have elected the practical expedient and will not separate non-lease components from lease components and will instead account for each separate lease component and non-lease component associated with the lease components as a single lease component.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

There are no recently issued accounting pronouncements that we have not yet adopted that we believe are applicable or would have a material impact on our financial statements.

NOTE 4 – GOING CONCERN AND LIQUIDITY

Our financial statements are prepared using generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have incurred significant recurring losses, which have resulted in an accumulated deficit of $46,382,174 as of March 31, 2020, along with a net loss of $21,285,191 for the year ended March 31, 2020. Additionally, as of March 31, 2020, we had a working capital deficit of $14,123,625. These factors raise substantial doubt about our ability to continue as a going concern.

During the year ended March 31, 2020, we raised $4,484,979 in cash proceeds from related parties, $2,527,452 in cash proceeds from new lending arrangements, and $825,000 from the sale of common stock. Subsequent to March 31, 2020, we obtained $10,049,435 in cash proceeds from new lending arrangements (see Note 13). Additionally, subject to a Securities Purchase agreement entered into in April 2020 we have a commitment from an investor to purchase a $9 million promissory note on or before October 31, 2020, subject to certain conditions.

F-15

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted to amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic. It is unknown how long the adverse conditions associated with the coronavirus will last and what the complete financial effect will be to the company. To date, the Company is experiencing challenges in multiple areas of the organization and the full economic impact is yet to be established.

During the year ended March 31, 2020 we made significant strides and wide sweeping changes. While we believe they will be beneficial to our bottom line, there is no assurance of this. Some of the concerns we face going forward will continue, including but not limited to:

●	Supply chain issues for Apex Tek, LLC and the sourcing of miners due to the worldwide COVID pandemic and manufacturing slow downs

●	SAFETek, LLC operations not scaling according to projections with decreased output due to mining difficulty and operational cost

●	Regulatory reform that could adversely impact the use and demand of digital currencies

●	The recent Bitcoin (BTC) halving event that further reduced mining output in addition to the supply chain issues

Apex Tek, LLC and SAFETek, LLC carry additional risk and generated recent losses, however, they also provide Investview a stake in 4IR, HPC, app development, fintech, blockchain and personal money management sectors. Each of these are areas that are targeted for significant growth spurred by innovations through technology which solidify our position in the fintech space.

While our liabilities are larger than our assets it is important to note that we seek to further reduce our operating expense. The assets we have acquired and will continue to seek out are those of technology, mobile apps, and human resources. These assets are not easily defined on our balance sheet but represent our ability to carry out our objectives which we believe will ultimately lead to positive cash flow, reduced debt and then profitability.

Accordingly, the accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 5 – ACQUISITIONS

Acquisition of United Games, LLC and United League, LLC

On July 20, 2018, we entered into a Purchase Agreement with United Games Marketing LLC, a Utah limited liability company, to purchase its wholly owned subsidiaries United Games, LLC and United League, LLC for 50,000,000 shares of our common stock. United Games, LLC and United League, LLC provide distributor marketing back-office and commission tools and online sports gaming experience for users of their applications distributed through their networks of affiliates therefore we expect significant synergies to exist as a result of combining operations.

F-16

The transaction was accounted for as a business combination using the acquisition method of accounting in accordance with the FASB (ASC Topic 805). The following table summarizes the purchase accounting for the fair value of the assets acquired and liabilities assumed at the date of the acquisition and the gain on bargain purchase which resulted from the fair value of the intangible assets acquired exceeding the fair value of our common stock given as consideration:

Cash	$3,740
Receivables	361,345
Intangible assets (see Note 2)	1,816,000
Total assets acquired	2,181,085

Accounts payable and accrued liabilities	409,803
Total liabilities assumed	409,803

Net assets acquired	1,771,282

Consideration [1]	800,000

Gain on bargain purchase	$971,282

[1]	The 50,000,000 shares of our common stock transferred as consideration in accordance with the Purchase Agreement was valued on July 20, 2018, the date of acquisition, based on the weighted equity fair value of $0.016 per share as determined by a third-party valuation firm.

United Games, LLC and United League, LLC recorded combined revenue of $1,331,542 and a combined net income of $26,059 since the July 20, 2018 acquisition date, which were included in our consolidated statement of operations for the year ended March 31, 2019.

The table below represents the pro forma revenue and net income (loss) for the years ended March 31, 2020 and 2019, assuming the acquisition had occurred on April 1, 2017, pursuant to ASC Subtopic 805-10-50. This pro forma information does not purport to represent what the actual results of our operations would have been had the acquisition occurred on this date nor does it purport to predict the results of operations for future periods:

	Year Ended March 31,
	2020	2019
Revenues	$24,225,208	$27,961,351
Net (loss)	$(19,429,574)	$(5,288,735)
Loss per common share	$(0.01)	$(0.00)

NOTE 6 – RELATED PARTY TRANSACTIONS

Our related party payables consisted of the following:

	Year Ended March 31,
	2020	2019
Short-term advances [1]	$1,526,427	$440,489
Short-term promissory note entered into on 8/17/18 [2]	-	105,000
Promissory note entered into on 1/30/20 [3]	1,033,333	-
Accounts payable – related party [4]	55,000	-
	$2,114,760	$545,489

[1]	We periodically receive advances for operating funds from our current majority shareholders, officers, directors and other related parties, including entities that are owned, controlled, or influenced by our owners or management. These advances are due on demand, generally have no set interest rates associated with them, and are unsecured. During the year ended March 31, 2020, we received $2,484,979 in cash proceeds from advances, incurred $769,999 in interest, and repaid related parties a total of $1,292,160. Also during the year ended March 31, 2020 we settled $1,880 of amounts that were recorded as due prior to March 31, 2018, settled $100,000 by issuing APEX units, and settled $500,000 with the issuance of common stock.

F-17

[2]	A member of the senior management team advanced funds of $100,000 on August 17, 2018, under a short-term promissory note due to be repaid on August 31, 2018. On August 31, 2018 the note was amended to be due on demand or, in absence of a demand, due on August 31, 2019. The note had a fixed interest payment of $5,000, which was recorded as interest expense in the statement of operations during the year ended March 31, 2019. During the year ended March 31, 2020 we made repayments of $105,000 on the note.

[3]	We entered into a $1,000,000 promissory note with Joeseph Cammarata, our Chief Executive Officer, on January 30, 2020. The term of the note is one year, at which time the principal and interest of 20%, or $200,000 will be due. During the year ended March 31, 2020 we recognized $33,333 of interest expense on the note.

[4]	During the year ended March 31, 2020 we entered into an employment agreement with Jayme McWidener as our Chief Financial Officer. At the date we entered into the employment agreement we owed her firm, Mac Accounting Group, LLP, $75,000, which was reclassified as a related party accounts payable balance on our balance sheet. We made repayments on the liability of $20,000 since the date we entered into the employment agreement.

In addition to the above related party debt transactions that were outstanding as of March 31, 2020 and 2019 we entered into a $3,600,000 convertible promissory note with a member of the senior management team on July 23, 2019. We received proceeds of $1,000,000 from the note, including $900,000 in cash and $100,000 which offset amounts owing to the lender. In accordance with the terms of the note we were required to repay a monthly minimum payment of $50,000 beginning January of 2020 through June of 2020 and a monthly minimum payment of $100,000 beginning July of 2020 until the total principal amount has been repaid. The lender had the right to convert up to $2,600,000 of the outstanding and unpaid principal amount into shares of our common stock at a conversion price of $0.005 per share, subject to adjustment. At inception we recorded a beneficial conversion feature of $1,000,000 as a debt discount (see Note 10) and we recorded $2,600,000 as a debt discount, representing the difference between the face value of the note and the proceeds received. Effective March 31, 2020 we entered into a settlement agreement to issue 200,000,000 shares of our common stock (see Note 10) to repay the $3,600,000 convertible promissory note and $500,000 worth of short-term advances (see [1] above), for a total of $4,100,000 worth of related party debt settled. In conjunction with the settlement the full debt discount of $3,600,000 was recognized into interest expense during the year ended March 31, 2020.

In addition to the above-mentioned related-party lending arrangements, during the year ended March 31, 2020 we sold 57 APEX units to related parties for proceeds of $122,720, $100,000 of which was offset against short term advances (see [1] above). We made 233 lease payments to these related parties during the year ended March 31, 2020, equating to $116,500. During the year ended March 31, 2019, we sold $41,500 worth of high-speed computer processing equipment to our then chief executive officer. This revenue was included in the equipment sales reported on our statement of operations.

NOTE 7 – DEBT

Our debt consisted of the following:

	Year Ended March 31,
	2020	2019
Short-term advance received on 8/31/18 [1]	$65,000	$75,000

Secured merchant agreement for future receivables entered into on 2/14/19 [2]	-	641,687
Secured merchant agreement for future receivables entered into on 2/14/19 [3]	-	468,790
Secured merchant agreements for future receivables entered into on 2/14/19 [4]	-	597,060
Promissory note entered into on 1/16/19 [5]	-	60,000
Secured merchant agreements for future receivables entered into on 3/28/19 [6]	-	25,650
Convertible promissory note entered into on 1/11/19 [7]	-	26,600
Convertible promissory note entered into on 2/6/19 [8]	-	76,686
Convertible promissory note entered into on 3/14/19 [9]	-	5,557
Secured merchant agreement for future receivables entered into on 8/16/19 and refinanced on 12/10/19 [10]	1,223,615	-
Secured merchant agreement for future receivables entered into on 8/16/19 [11]	260,090	-
Convertible promissory note entered into on 3/5/20 [12]	13,072	-
Convertible promissory note entered into on 3/11/20 [13]	7,549	-
	$1,569,326	$1,977,030

F-18

[1]	In August 2018, we received a $75,000 short-term advance. The advance is due on demand, has no interest rate, and is unsecured. During the year ended March 31, 2020 we made repayments of $10,000.

[2]	During September 2018, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. On September 28, 2018, we received proceeds from this arrangement of $570,000. In accordance with the terms of the agreement, we were required to repay $839,400 by making ACH payments in the amount of 10% of our daily cash receipts. Accordingly, we recorded $269,400 as a debt discount at the inception of the agreement, which was the difference between the funds received and the amount that was to be repaid. In February 2019 we replaced this agreement with a new Secured Merchant Agreement (see below), therefore transferring $233,501 of amounts owed to a new agreement. However, prior to the terminating the September agreement, we made payments of $605,899 and amortized $269,400 into interest expense.

During January 2019, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. On January 11, 2019, we received proceeds from this arrangement of $349,851. In accordance with the terms of the agreement, we were required to repay $489,650 by making daily ACH payments of $1,000 for the first 30 days following the date of the agreement and daily ACH payments of $2,999 thereafter. Accordingly, we recorded $139,799 as a debt discount at the inception of the agreement, which was the difference between the funds received and the amount that was to be repaid. In February 2019 we replaced this agreement with a new Secured Merchant Agreement (see below), therefore transferring $449,657 of amounts owed to a new agreement. However, prior to the terminating the January agreement, we made payments of $39,993 and amortized $139,799 into interest expense.

During February 2019, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. On February 15, 2019, we received proceeds from this arrangement of $73,801 after paying off $233,501 from a September 2018 agreement (see above) and $449,657 from a January 2019 agreement (see above). In accordance with the terms of the agreement, we were required to repay $909,350 by making daily ACH payments of $5,049. Accordingly, we recorded $152,391 as a debt discount at the inception of the agreement, which was the difference between the funds received plus the earlier debt paid off, and the amount that was to be repaid. During the year ended March 31, 2019, we repaid $141,372 and amortized $26,100 into interest expense.

Effective August 16, 2019 this debt was refinanced and the outstanding balance of $316,093 was rolled into a new debt arrangement, see notation [10] below. During the year ended March 31, 2020, prior to the refinance, we repaid $451,886 and amortized $126,291 into interest expense.

[3]	During December 2018, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. On December 17, 2018, we received proceeds from this arrangement of $380,000. In accordance with the terms of the agreement, we were required to repay $559,600 by making daily ACH payments of $3,000. Accordingly, we recorded $179,600 as a debt discount at the inception of the agreement, which was the difference between the funds received and the amount that was to be repaid. In February 2019 we replaced this agreement with a new Secured Merchant Agreement (see below), therefore transferring $421,600 of amounts owed to a new agreement. However, prior to the terminating the December agreement, we made payments of $138,000 and amortized $179,600 into interest expense.

During February 2019, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. On February 15, 2019, we received proceeds from this arrangement of $126,932 after paying off $421,600 from a December 2018 agreement (see above). In accordance with the terms of the agreement, we are required to repay $840,000 by making daily ACH payments of $4,649. Accordingly, we recorded $291,468 as a debt discount at the inception of the agreement, which was the difference between the funds received plus the earlier debt paid off, and the amount that was to be repaid. During the year ended March 31, 2019, we repaid $129,388 and amortized $49,646 into interest expense.

F-19

Effective August 16, 2019 this debt was refinanced and the outstanding balance of $297,033 was rolled into a new debt arrangement, see notation [10] below. During the year ended March 31, 2020, prior to the refinance, we repaid $413,580 and amortized $241,822 into interest expense.

[4]	During October 2018, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. During October 2018, we received proceeds from this arrangement of $77,260. In accordance with the terms of the agreement, we were required to repay $699,500 by making daily ACH payments of $4,372. Accordingly, we recorded $224,500 as a debt discount at the inception of the agreement, which was the difference between the funds received and the amount that was to be repaid. In February 2019 we replaced this agreement with a new Secured Merchant Agreement (see below), therefore transferring $327,880 of amounts owed to a new agreement. However, prior to the terminating the October agreement, we made payments of $371,620 and amortized $224,500 into interest expense.

During February 2019, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. On February 15, 2019, we received proceeds from this arrangement of $126,932 after paying off $327,880 from an October 2018 agreement (see above). In accordance with the terms of the agreement, we were required to repay $629,550 by making daily ACH payments of $3,498. Accordingly, we recorded $224,410 as a debt discount at the inception of the agreement, which was the difference between the funds received plus the earlier debt paid off, and the amount that was to be repaid. Also during February 2019, we entered into a second Secured Merchant Agreement with this same entity, receiving proceeds of $288,000. In accordance with the terms of the agreement, we were required to repay $419,700 by making daily ACH payments of $2,332. Accordingly, we recorded $131,700 as a debt discount at the inception of the agreement, which was the difference between the funds received and the amount that was to be repaid. During the year ended March 31, 2019, we repaid $157,410 on these two agreements and amortized $61,330 into interest expense.

Effective August 16, 2019 this debt was refinanced and the outstanding balance of $382,000 was rolled into a new debt arrangement, see notation [11] below. During the year ended March 31, 2020, prior to the refinance, we repaid $509,840 and amortized $294,780 into interest expense.

[5]	In January 2019, we received funds of $631,617 and repaid $511,617 in a series of transactions representing short-term advances. On January 16, 2019, we entered into a short-term promissory note for the resulting $120,000 owed as a result of the transactions. The note had a zero percent interest rate and was due within the shorter of three months or the receipt of cash from a $1 million financing arrangement. During the year ended March 31, 2020, we repaid $60,000 of the amount due under the note.

[6]	During March 2019, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. On March 29, 2019, we received proceeds from this arrangement of $28,500. In accordance with the terms of the agreement, we were required to repay $45,000 by making daily ACH payments of $4,500. Accordingly, we recorded $16,500 as a debt discount at the inception of the agreement, which was the difference between the funds received and the amount that was to be repaid. During the year ended March 31, 2019, we repaid $4,500 and amortized $1,650 into interest expense. During the year ended March 31, 2020, we repaid $40,500 and amortized $14,850 into interest expense.

[7]	In January 2019, we entered into a Convertible Promissory Note and received proceeds of $135,000 after incurring loan fees of $3,000. The note incurs interest at 12% per annum and has a maturity date of April 11, 2020. The Convertible Promissory Note has a variable conversion rate that is 65% of the lowest closing price during the previous 15-trading-day period, subject to adjustment. Therefore, the conversion feature is accounted for as a derivative instrument (see Note 8). At inception, we recorded a debt discount of $138,000 and captured loan fees, recorded as interest expense, of $450,005. During the year ended March 31, 2019, we recorded amortization of the debt discount of $23,152 into interest expense and recorded additional interest expense on the note of $3,448. During the year ended March 31, 2020, we amortized $114,848 into interest expense, recorded additional interest expense on the note of $40,977 (inclusive of a prepayment penalty), and paid off the note, accrued interest, and prepayment penalties for $182,425.

F-20

[8]	In February 2019, we entered into a Convertible Promissory Note and received proceeds of $240,000. The note was issued with a $30,000 original issue discount and loan fees of $3,000, incurred interest at 12% per annum, and had a maturity date of August 6, 2019. In accordance with the terms of the note, we issued 22,500,000 shares of common stock (the “Returnable Shares”) to the note holder as a commitment fee (see Note 10), provided, however, the Returnable Shares must be returned to us if the note is fully repaid and satisfied prior to the date which is 180 days following the issue date. The Convertible Promissory Note had a variable conversion rate that was 65% of the lowest trading price during the previous 20-trading-day period, subject to adjustment. Therefore, the conversion feature was accounted for as a derivative instrument (see Note 8). We allocated the proceeds of the note to the common stock issued and to the fair value of the note, taking into consideration the fair value of the conversion feature. As a result, the common stock was valued at $69,871, we recorded a debt discount of $270,000, and captured loan fees, recorded as interest expense, of $120,128. During the year ended March 31, 2019, we recorded amortization of the debt discount of $72,514 into interest expense and recorded additional interest expense on the note of $4,172. During the year ended March 31, 2020, we amortized $197,486 into interest expense, recorded additional interest expense on the note of $11,136, and paid off the note and accrued interest for $285,308. In accordance with the terms of the agreement the 22,500,000 Returnable Shares were returned and cancelled (see Note 10).

[9]	In March 2019, we entered into a Convertible Promissory Note and received proceeds of $135,000 after incurring loan fees of $3,000. The note incurred interest at 12% per annum and had a maturity date of June 14, 2020. The Convertible Promissory Note had a variable conversion rate that was 65% of the average of the two lowest closing prices during the previous 15-trading-day period, subject to adjustment. Therefore, the conversion feature was accounted for as a derivative instrument (see Note 8). At inception, we recorded a debt discount of $138,000 and captured loan fees, recorded as interest expense, of $64,492. During the year ended March 31, 2019, we recorded amortization of the debt discount of $4,831 into interest expense and recorded additional interest expense on the note of $726. During the year ended March 31, 2020, we amortized $133,168 into interest expense, recorded additional interest expense on the note of $43,983 (inclusive of a prepayment penalty), and paid off the note, accrued interest, and prepayment penalties for $182,708.

[10]	During August 2019, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. On August 15, 2019, we received proceeds from this arrangement of $339,270 after paying off $316,093 from a February 2018 agreement (see notation [2] above) and $297,033 from a second February 2019 agreement (see notation [3] above). In accordance with the terms of the agreement, we were required to repay $1,399,000 by making daily ACH payments of $6,823. Accordingly, we recorded $446,604 as a debt discount at the inception of the agreement, which was the difference between the funds received plus the earlier debt paid off, and the amount that was to be repaid.

Effective December 10, 2019 this debt was refinanced and the outstanding balance of $839,514 was rolled into a new Secured Merchant Agreement for future receivables. During the year ended March 31, 2020, prior to the refinance, we repaid $559,486 and amortized $446,605 into interest expense related to the August 2019 arrangement. As a result of the refinancing arrangement we received proceeds of $854,801. In accordance with the terms of the agreement, we were required to repay $2,448,250 by making daily ACH payments of $10,999. Accordingly, we recorded $753,935 as a debt discount at the inception of the agreement, which was the difference between the funds received plus the earlier debt paid off, and the amount that was to be repaid. During the year ended March 31, 2020, after the refinance, we repaid $747,932 and amortized $277,232 into interest expense related to the new December 2019 arrangement.

[11]	During August 2019, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. In August 2019, we received proceeds from this arrangement of $418,381 after paying off $382,000 from an October 2018 agreement (see notation [4] above). In accordance with the terms of the agreement, we were required to repay $1,189,150 by making daily ACH payments of $5,801. Accordingly, we recorded $388,769 as a debt discount at the inception of the agreement, which was the difference between the funds received plus the earlier debt paid off, and the amount that was to be repaid. During the year ended March 31, 2020, we repaid $853,203 and amortized $312,912 into interest expense.

[12]	In March 2020, we entered into a Convertible Promissory Note and received proceeds of $200,000 after incurring loan fees of $3,000. The note incurs interest at 10% per annum and has a maturity date of June 2, 2021. The Convertible Promissory Note has a variable conversion rate that is 65% of the average of the two lowest trading prices during the previous 15-trading-day period, subject to adjustment. Therefore, the conversion feature is accounted for as a derivative instrument (see Note 8). At inception, we recorded a debt discount of $203,000 and captured loan fees, recorded as interest expense, of $116,077. During the year ended March 31, 2020, we amortized $11,626 into interest expense, and recorded additional interest expense on the note of $1,446.

F-21

[13]	In March 2020, we entered into a Convertible Promissory Note and received proceeds of $150,000 after incurring loan fees of $3,000. The note incurs interest at 10% per annum and has a maturity date of June 10, 2021. The Convertible Promissory Note has a variable conversion rate that is 65% of the average of the two lowest trading prices during the previous 15-trading-day period, subject to adjustment. Therefore, the conversion feature is accounted for as a derivative instrument (see Note 8). At inception, we recorded a debt discount of $153,000 and captured loan fees, recorded as interest expense, of $148,432. During the year ended March 31, 2020, we amortized $6,711 into interest expense, and recorded additional interest expense on the note of $838.

In addition to the above debt transactions that were outstanding as of March 31, 2020 and 2019, during the year ended March 31, 2020, we also received proceeds of $200,000 from two additional short-term notes ($100,000 each) and received proceeds of $140,000, $100,000, and $125,000 from three separate convertible promissory notes. During the year ended March 31, 2020, we recorded interest expense of $30,000 for fixed interest and extension fees on the short-term notes and made total cash payments of $230,000 to extinguish the interest and principal amounts due on the short-term notes. During the year ended March 31, 2020, we accounted for the conversion features in the convertible notes as a derivative instrument, therefore at inception recorded a debt discounts of $374,000 and captured loan fees, recorded as interest expense, of $945,060. By the time we repaid the convertible notes we had amortized the full debt discount of $374,000 into interest expense, recorded additional interest expense on the notes of $119,931 (inclusive of prepayment penalties), and paid off the notes, accrued interest, and prepayment penalties for $493,931.

NOTE 8 – DERIVATIVE LIABILITY

During the years ended March 31, 2020 and 2019, we had the following activity in our derivative liability account:

Derivative liability at March 31, 2018	$-
Derivative liability recorded on new instruments	1,144,525
Change in fair value	214,376
Derivative liability at March 31, 2019	1,358,901
Derivative liability recorded on new instruments	1,924,569
Derivative liability extinguished with notes settled	(1,918,744)
Change in fair value	(571,231)
Derivative liability at March 31, 2020	$793,495

We use the binomial option pricing model to estimate fair value for those instruments convertible into common stock, at inception, at conversion or settlement date, and at each reporting date. During the year ended March 31, 2020 and 2019, the assumptions used in our binomial option pricing model were in the following range:

Year Ended March 31,
	2020	2019
Risk free interest rate	0.17% - 2.13%	2.40% - 2.58%
Expected life in years	0.03 - 1.25	0.35 - 1.25
Expected volatility	224% - 381%	222% - 268%

NOTE 9 – OPERATING LEASE

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases. Leases are classified as either finance or operating with classification affecting the pattern of expense recognition in the statement of operations. We adopted ASU No. 2016-02 on April 1, 2019. We did not record a lease asset and lease liability as of the adoption date as we had no lease arrangements or lease obligation at that time.

During the year ended March 31, 2020 we entered two operating leases for office space in Eatontown, New Jersey (the “Eatontown Lease”) and Kaysville, Utah (the “Kaysville Lease”). We have the option to extend the three-year lease term of the Eatontown Lease for a period of one year. In addition, we are obligated to pay twelve monthly installments to cover an annual utility charge of $1.75 per rentable square foot for electric usage within the demised premises. As the lessor has the right to digitally meter and charge us, these payments were deemed variable and will be expensed as incurred. During the year ended March 31, 2020 the variable lease costs amounted to $2,217. At commencement of the Eatontown Lease, right-of-use assets obtained in exchange for new operating lease liabilities amounted to $110,097. We have the option to extend the twelve-and-a-half-month lease term of the Kaysville Lease for a period of one year. At commencement of the Kaysville Lease, right-of-use assets obtained in exchange for new operating lease liabilities amounted to $21,147.

F-22

Operating lease expense was $41,027 for the year ended March 31, 2020. Operating cash flows used for the operating leases during the year ended March 31, 2020 was $33,694. As of March 31, 2020, the weighted average remaining lease term was 2.15 years and the weighted average discount rate was 12%.

Future minimum lease payments under non-cancellable leases as of March 31, 2020 were as follows:

2021	$56,794
2022	48,000
2023	16,000
Total	120,794
Less: Interest	(13,996)
Present value of lease liability	106,798
Operating lease liability, current [1]	(56,530)
Operating lease liability, long term	$50,268

[1] Represents lease payments to be made in the next 12 months

NOTE 10 – STOCKHOLDERS’ EQUITY

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock with a par value of $0.001 and our board of directors has the authority to issue one or more classes of preferred stock with rights senior to those of common stock and to determine the rights, privileges, and preferences of that preferred stock.

During the year ended March 31, 2020 our Board of Directors approved the designation of 2,000,000 of the Company’s shares of preferred stock as Series B Convertible Preferred Stock. Our Series B Convertible Preferred Stock holders are entitled to 500 votes per share, are entitled to receive cumulative dividends at the annual rate of 12% per annum of the liquidation price, equal to $1.20 per share, and can convert one Series B Preferred Stock share into 500 shares of our common stock. As of March 31, 2020 and 2019, we had no preferred stock issued or outstanding.

Common Stock Transactions

During the year ended March 31, 2020, we issued 59,215,648 shares of common stock in exchange for net proceeds of $825,000. Effective March 31, 2020 we entered into a settlement agreement to issue 200,000,000 shares of our common stock to repay a $3,600,000 convertible promissory note and $500,000 worth of short-term advances, for a total of $4,100,000 worth of related party debt settled (see Note 6).

During the year ended March 31, 2020 we issued 522,000,000 shares of common stock, valued at $4,561,500 based on the market value on the day of issuance, to multiple employees for services and compensation, which is subject to forfeiture if the employee is not in good standing at the time the shares are fully vested, or in some cases, if certain milestones are not met. Of the $4,561,500 value we recognized $2,836,843 as an expense during the year ending March 31, 2020 and the remaining $1,724,657 will be recognized ratably over the vesting term. In addition to the shares issued to employees, we also issued an additional 15,618,592 shares of common stock, valued at $261,800 based on the market value on the day of issuance, for services.

During the year ended March 31, 2020 we repurchased 5,150 shares of common stock for $102 and we cancelled 22,500,000 shares that were returned in accordance with the terms of a Convertible Promissory Note (see Note 6), reducing common stock by $22,500 and increasing additional paid in capital by the same. We also cancelled 200,000,000 shares returned in conjunction with the termination of a Joint Venture Agreement entered into in March of 2019, reducing common stock by $200,000, reducing additional paid in capital by $3,180,000, offset with a reduction in our prepaid asset of $3,380,000. During the year ended March 31, 2020 we recorded a beneficial conversion feature of $1,000,000 related to a convertible promissory note entered into with a related party (see Note 6).

F-23

In conjunction with the sale of common stock during the year ended March 31, 2018, we provided a guarantee to certain individuals such that we would issue additional shares of our common stock if the average closing price of our common stock fell below $0.02 per share on the 20 days preceding the 18-month anniversary of the date the shares were originally sold. As a result of this guarantee, we had recorded $626,388 in accounts payable and accrued liabilities on our balance sheet as of March 31, 2018. During the year ended March 31, 2019, the 18-month anniversary passed without the common stock falling below the set threshold, therefore, we were released from the guarantee, and we increased additional paid-in capital by $525,000 to remove the previously recorded offering costs. During the year ended March 31, 2020, the 18-month anniversary passed without the common stock falling below the set threshold, therefore, we were released from the guarantee, and we increased additional paid-in capital by $101,387 to remove the previously recorded offering costs.

During the year ended March 31, 2019, we issued 50,000,000 shares of common stock for the acquisition of United Games, LLC and United League, LLC (see Note 5). We also issued 1,000,000 shares of common stock in August and 1,000,000 shares of common stock in March, valued at $10,000 and $17,600, respectively, based on the market price on the day of issuance, to an employee for compensation. The shares are subject to forfeiture if the employee is not in good standing six months after the date of issuance. During the year ended March 31, 2019, the $10,000 was recognized as expense and of the $17,600 we recognized $2,933 as an expense and $14,667 was recorded as a prepaid asset. Also during the year ended March 31, 2019, we issued 400,000,000 shares of common stock with a value of $6,760,000 based on the market price on the date of issuance, for an agreement to partner with a third party to generate future revenues. The 400,000,000 shares are subject to forfeiture for five years from the date of issuance, such that shares will be deemed earned upon meeting certain milestones. We are recognizing the expense ratably over the five-year term and recorded $96,307 in expense during the year ended March 31, 2019, while recording $6,663,693 as a prepaid asset as of March 31, 2019. During the year ended March 31, 2019, we entered into a common stock purchase agreement that provides cash of $1,000,000 in exchange for shares of our common stock. In conjunction with that agreement, we issued 3,000,000 shares of common stock that was accounted for as offering costs, increasing common stock by $3,000 and decreasing additional paid-in capital by $3,000, to offset any proceeds from the future equity transactions resulting from the agreement. During the year ended March 31, 2019, we issued 22,500,000 shares as a commitment fee in conjunction with a debt arrangement, whereby the shares were valued at $69,871 based on the allocation of debt proceeds (see Note 7). Also during the year ended March 31, 2019, we repurchased 7,000,000 shares of common stock for $91,000.

As of March 31, 2020 and 2019, we had 3,214,490,408 and 2,640,161,318 shares of common stock issued and outstanding, respectively.

Employee Stock Options

The nonqualified plan adopted in 2007 authorizes 65,000 shares, of which 47,500 have been granted as of March 31, 2020. The qualified plan adopted in October of 2008 authorizes 125,000 shares and was approved by a majority of our shareholders on September 16, 2009. As of March 31, 2020, 42,500 shares have been granted under the 2008 plan. During the year ended March 31, 2020 all previously outstanding options expired and no new options were granted.

The following table summarizes the changes in employee stock options outstanding and the related prices for the shares of our common stock issued to employees under two employee stock option plans:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life (years)	Value
Options outstanding at March 31, 2018	35,000	$10.00	1.51	$-
Granted	-	$-
Exercised	-	$-
Canceled / expired	-	$-
Options outstanding at March 31, 2019	35,000	$10.00	0.51	$-
Granted	-	$-
Exercised	-	$-
Canceled / expired	(35,000)	$10.00
Options outstanding at March 31, 2020	-	$-	-	$-
Options exercisable at March 31, 2020	-	$-	-	$-

Stock-based compensation expense in connection with options granted to employees for the year ended March 31, 2020 and 2019, was $0.

F-24

Warrants

During the year ended March 31, 2020 all previously outstanding warrants expired and no new warrants were granted. Transactions involving our warrants are summarized as follows:

		Weighted
	Number of	Average
	Shares	Exercise Price
Warrants outstanding at March 31, 2018	6,169,497	$1.50
Granted / restated	-	$-
Canceled	-	$-
Expired	(1,117,000)	$(1.48)
Warrants outstanding at March 31, 2019	5,052,497	$1.50
Granted	-	$-
Canceled	-	$-
Expired	(5,052,497)	$(1.50)
Warrants outstanding at March 31, 2020	-	$-

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, we may be or have been involved in legal proceedings from time to time. Below is a description of all legal proceedings we were involved in during the year ended March 31, 2020 and 2019:

●	In February 2018, we received a subpoena from the United States Commodity Futures Trading Commission (“CFTC”). We complied with the terms of the subpoena, negotiated a resolution of this matter with the CFTC staff, and a final order was issued on September 14, 2018. Under the order, we did not admit or deny any of the allegations, agreed to pay a fine of $150,000, and agreed not to act as an unregistered Commodities Trading Advisor in the future. As of March 31, 2020, we have paid all amounts owed to CFTC and no unpaid balance remains.

●	In April of 2019, we received a Summons and Complaint from Fibernet Corp making claims of unpaid invoices and breach of contracts entered into in February 2012 and January 2015 as RazorData Corp. Without admitting fault or liability, in June of 2019, we entered into an agreement with Fibernet Corp to settle all claims and release us from any future claims in exchange for a payment of $35,160 to avoid ongoing litigation related to this matter.

NOTE 12 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company used an effective tax rate of 30% when calculating the deferred tax assets and liabilities and income tax provision below.

F-25

Net deferred tax assets consist of the following components as of March 31, 2020 and 2019:

	2020	2019
Deferred tax assets:
NOL carryover	$7,215,400	$2,363,900
Accrued Payroll	207,100	209,100
Amortization	275,700	49,100
Related party accruals	10,000	1,500
Deferred tax liabilities
Depreciation	(899,300)	(1,200)
Valuation allowance	(6,808,900)	(2,622,400)
Total long-term deferred income tax assets	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended March 31, 2020 and 2019, due to the following:

	2020	2019
Book income (loss)	$(6,385,600)	$(1,493,400)
Stock for services	929,600	32,800
Amortization	38,400	(33,100)
Contingent liability	-	(45,000)
Unrealized gain on cryptocurrency	(34,000)	(31,900)
Meals and entertainment	15,900	12,400
Non-cash interest expense	765,700	315,800
Depreciation	(821,700)	(7,200)
Related party accruals	8,500	1,500)
Related party accrued payroll	(2,000)	174,600
Gain on deconsolidation of WG LATAM	(16,100)	-
Gain on bargain purchase	-	(291,400)
(Gain)/Loss on value of derivative liabilities	(171,400)	64,300
Stock issued for loan fees	-	21,000
Impairment of prepaid paid for with equity	549,700	-
Amortization of prepaid paid for with equity	248,600	45,100
Valuation allowance	4,874,400	1,234,500
Total long-term deferred income tax assets	$-	$-

At March 31, 2020, we had net operating loss carryforwards of approximately $24,051,000 that may be offset against future taxable income for the year 2021 through 2040. However, due to the change in ownership provisions of the Tax Reform Act of 1986, the NOL accumulated prior to the April 1, 2017, acquisition can only offset future income of up to $13,837 per year until expired. Should additional changes in ownership occur, net operating loss carryforwards in future years may be further limited.

No tax benefit from continuing or discontinued operations have been reported in the March 31, 2020, consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

We comply with the provisions of FASB ASC 740 in accounting for our uncertain tax positions. ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, we may recognize the tax benefit from an uncertain tax position only if it is more likely that not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We have determined that we have no significant uncertain tax positions requiring recognition under ASC 740.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. We had no accruals for interest and tax penalties at March 31, 2020 and 2019.

We do not expect the amount of unrecognized tax benefits to materially change within the next 12 months.

We are required to file income tax returns in the U.S. Federal jurisdiction, in New York State, New Jersey, and in Utah. We are no longer subject to income tax examinations by tax authorities for tax years ending before March 31, 2016. During the year ended March 31, 2020 and 2019 we paid income taxes of $7,383 and $70,768, respectively.

NOTE 13 – SUBSEQUENT EVENTS

Subsequent to March 31, 2020, we received proceeds of $2,091,135 in short-term advances from related parties, $2,000,000 from a short-term promissory note with a related party, and $400,000 from a short-term promissory note with a non-related party. Additionally, we received $505,300 in proceeds from the Paycheck Protection Program as established by the CARES Act, along with an additional $500,000 in proceeds from a loan with the U.S. Small Business Administration.

Subsequent to March 31, 2020, we repurchased 9,079 shares of our common stock from a third party. These shares were immediately canceled. Also subsequent to March 31, 2020 we issued 21,000,000 shares of our common stock for services and compensation.

In accordance with ASC Topic 855, Subsequent Events, we have evaluated subsequent events through the date of this filing and have determined that there are no additional subsequent events that require disclosure.

F-26

INVESTVIEW, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2020	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$583,955	$137,177
Restricted cash, current	151,489	-
Prepaid assets	818,749	5,309,512
Receivables	964,613	910,646
Short-term advances	145,000	145,000
Short-term advances - related party	500	500
Other current assets	155,628	96,022
Total current assets	2,819,934	6,598,857

Fixed assets, net	5,918,004	2,997,611

Other assets:
Intangible assets, net	606,070	692,882
Restricted cash, long term	288,411	-
Operating lease right-of-use asset	72,093	99,465
Deposits	8,488	11,173
Total other assets	975,062	803,520

Total assets	$9,713,000	$10,399,988

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$2,271,583	$2,896,012
Payroll liabilities	171,412	880,349
Customer advance	474,155	392,310
Deferred revenue	780,396	612,500
Derivative liability	4,265	793,495
Dividend liability	37,775	-
Operating lease liability, current	48,000	56,530
Other current liabilities	14,077,200	11,407,200
Related party payables, net of discounts	1,766,400	1,964,760
Debt, net of discounts	1,571,921	1,719,326
Total current liabilities	21,203,107	20,722,482

Operating lease liability, long term	31,428	50,268
Other long term liabilities, net of deferred interest	8,087,700	3,885,464
Total long term liabilities	8,119,128	3,935,732

Total liabilities	29,322,235	24,658,214

Commitments and contingencies	-	-

Stockholders’ equity (deficit):
Preferred stock, par value: $0.001; 50,000,000 shares authorized, 46,612 and none issued and outstanding as of September 30, 2020 and March 31, 2020, respectively	47	-
Common stock, par value $0.001; 10,000,000,000 shares authorized; 2,929,481,329 and 3,214,490,408 shares issued and outstanding as of September 30, 2020 and March 31, 2020, respectively	2,929,481	3,214,490
Additional paid in capital	30,021,081	28,929,516
Accumulated other comprehensive income (loss)	(23,781)	(20,058)
Accumulated deficit	(52,536,063)	(46,382,174)
Total stockholders’ equity (deficit)	(19,609,235)	(14,258,226)

Total liabilities and stockholders’ equity (deficit)	$9,713,000	$10,399,988

The accompanying notes are an integral part of these condensed consolidated financial statements

F-27

INVESTVIEW, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019

Revenue:
Subscription revenue, net of refunds, incentives, credits, and chargebacks	$5,255,888	$7,236,755	$9,499,145	$14,748,468
Mining revenue	2,493,739	-	3,836,285	-
Fee revenue	3,710	5,369	7,723	5,369
Total revenue, net	7,753,337	7,242,124	13,343,153	14,753,837

Operating costs and expenses:
Cost of sales and service	1,724,809	289,045	2,637,133	532,498
Commissions	3,416,713	4,347,177	6,790,544	9,216,147
Selling and marketing	627,356	401,979	844,940	814,467
Salary and related	816,554	2,567,592	2,037,389	3,711,446
Professional fees	232,062	346,337	659,310	655,783
General and administrative	364,826	1,363,113	2,809,618	2,721,756
Total operating costs and expenses	7,182,320	9,315,243	15,778,934	17,652,097

Net loss from operations	571,017	(2,073,119)	(2,435,781)	(2,898,260)

Other income (expense):
Gain (loss) on debt extinguishment	812,111	1,281,477	829,937	1,281,477
Gain (loss) on fair value of derivative liability	(20,847)	2,358,447	326,788	599,257
Gain on deconsolidation	-	-	-	53,739
Impairment expense	(66,645)	-	(66,645)	-
Realized gain (loss) on cryptocurrency	1,096	(1,077)	1,096	(667)
Unrealized gain (loss) on cryptocurrency	85,331	(122,080)	176,817	25,330
Interest expense	(2,480,067)	(1,944,640)	(4,727,165)	(2,490,637)
Interest expense, related parties	(210,805)	(1,251,094)	(389,720)	(1,251,094)
Other income (expense)	123,346	358	186,408	(71,284)
Total other income (expense)	(1,756,480)	321,391	(3,662,484)	(1,853,879)

Income (loss) before income taxes	(1,185,463)	(1,751,728)	(6,098,265)	(4,752,139)
Income tax expense	(2,297)	(1,838)	(3,282)	(7,382)

Net income (loss)	(1,187,760)	(1,753,566)	(6,101,547)	(4,759,521)

Dividends on Preferred Stock	(52,342)	-	(52,342)	-

Net income applicable to common shareholders	$(1,240,102)	$(1,753,566)	$(6,153,889)	$(4,759,521)

Income (loss) per common share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	2,985,916,112	2,840,281,449	3,109,673,727	2,234,117,482

Other comprehensive income, net of tax:
Foreign currency translation adjustments	$(4,359)	$(1,585)	$(3,723)	$(20,560)
Total other comprehensive income	(4,359)	(1,585)	(3,723)	(20,560)
Comprehensive income (loss)	$(1,192,119)	$(1,755,151)	$(6,105,270)	$(4,780,081)

The accompanying notes are an integral part of these condensed consolidated financial statements

F-28

INVESTVIEW, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(Unaudited)

	Preferred stock		Common stock		Additional Paid in	Accumulated Other Comprehensive	Accumulated	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Interest	Total
Balance, March 31, 2019	-	$-	2,640,161,318	$2,640,161	$23,758,917	$1,363	$(25,096,983)	$51,485	$1,354,943
Common stock issued for cash	-	-	39,215,648	39,216	285,784	-	-	-	325,000
Offering costs	-	-	-	-	101,387	-	-	-	101,387
Deconsolidation of Kuvera LATAM	-	-	-	-	-	-	-	(51,485)	(51,485)
Foreign currency translation adjustment	-	-	-	-	-	(18,975)	-	-	(18,975)
Net income (loss)	-	-	-	-	-	-	(3,005,955)	-	(3,005,955)
Balance, June 30, 2019	-	-	2,679,376,966	2,679,377	24,146,088	(17,612)	(28,102,938)	-	(1,295,085)
Common stock issued for cash	-	-	13,000,000	13,000	312,000	-	-	-	325,000
Common stock issued for services and compensation	-	-	241,000,000	241,000	1,274,915	-	-	-	1,515,915
Common stock repurchase	-	-	(5,150)	(5)	(97)	-	-	-	(102)
Common stock cancelled	-	-	(222,500,000)	(222,500)	(3,157,500)	-	-	-	(3,380,000)
Beneficial conversion feature	-	-	-	-	1,000,000	-	-	-	1,000,000
Foreign currency translation adjustment	-	-	-	-	-	(1,585)	-	-	(1,585)
Net income (loss)	-	-	-	-	-	-	(1,753,566)	-	(1,753,566)
Balance, September 30, 2019	-	$-	2,710,871,816	$2,710,872	$23,575,406	$(19,197)	$(29,856,504)	$-	$(3,589,423)

Balance, March 31, 2020	-	$-	3,214,490,408	$3,214,490	$28,929,516	$(20,058)	$(46,382,174)	$-	$(14,258,226)
Common stock issued for services and compensation	-	-	21,000,000	21,000	397,954	-	-	-	418,954
Share repurchase	-	-	(9,079)	(9)	(263)	-	-	-	(272)
Beneficial conversion feature	-	-	-	-	2,000,000	-	-	-	2,000,000
Foreign currency translation adjustment	-	-	-	-	-	636	-	-	636
Net income (loss)	-	-	-	-	-	-	(4,913,787)	-	(4,913,787)
Balance, June 30, 2020	-	-	3,235,481,329	3,235,481	31,327,207	(19,422)	(51,295,961)	-	(16,752,695)
Preferred stock issued for cash	46,612	47	-	-	1,158,754	-	-	-	1,158,801
Offering costs	-	-	-	-	(20,994)	-	-	-	(20,994)
Common stock issued for services and compensation	-	-	-	-	376,282	-	-	-	376,282
Common stock forfeited	-	-	(200,000,000)	(200,000)	(3,180,000)	-	-	-	(3,380,000)
Common stock repurchase	-	-	(106,000,000)	(106,000)	(14,000)	-	-	-	(120,000)
Forgiveness of accrued payroll	-	-	-	-	373,832	-	-	-	373,832
Dividends	-	-	-	-	-	-	(52,342)	-	(52,342)
Foreign currency translation adjustment	-	-	-	-	-	(4,359)	-	-	(4,359)
Net income (loss)	-	-	-	-	-	-	(1,187,760)	-	(1,187,760)
Balance, September 30, 2020	46,612	$47	2,929,481,329	$2,929,481	$30,021,081	$(23,781)	$(52,536,063)	$-	$(19,609,235)

The accompanying notes are an integral part of these condensed consolidated financial statements

F-29

INVESTVIEW INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,101,547)	$(4,759,521)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	982,819	36,007
Amortization of debt discount	703,511	1,892,791
Amortization of long-term license agreement	-	75,406
Amortization of intangible assets	86,812	169,539
Stock issued for services and compensation	795,236	1,515,915
Loan fees on new borrowings	-	841,140
Offering costs	6	-
Lease cost, net of repayment	2	-
(Gain) on deconsolidation	-	(53,739)
(Gain) loss on debt extinguishment	(829,937)	(1,281,477)
Loss on fair value of derivative liability	(326,788)	(599,257)
Realized (gain) loss on cryptocurrency	(1,096)	667
Unrealized (gain) loss on cryptocurrency	(176,817)	(25,330)
Impairment expense	66,645	-
Changes in operating assets and liabilities:
Receivables	(53,967)	(18,538)
Prepaid assets	(1,141,805)	(1,283,764)
Short-term advances	-	(100,000)
Short-term advances from related parties	-	(10,000)
Other current assets	118,307	(517,051)
Deposits	2,685	(3,130)
Accounts payable and accrued liabilities	(1,001,276)	(19,420)
Customer advance	81,845	3,448,476
Deferred revenue	167,896	(94,985)
Other liabilities	6,872,236	3,529,296
Accrued interest	107,025	131,799
Accrued interest, related parties	309,837	649,999
Net cash provided by (used in) operating activities	661,629	3,524,823

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for fixed assets	(1,717,289)	(1,720,116)
Net cash provided by (used in) investing activities	(1,717,289)	(1,720,116)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related parties	4,474,137	1,459,500
Repayments for related party payables	(3,036,216)	(1,369,500)
Proceeds from debt	1,405,300	1,322,651
Repayments for debt	(2,030,344)	(2,745,024)
Payments for share repurchase	(272)	(102)
Dividends paid	(14,567)	-
Proceeds from the sale of stock	1,165,300	650,000
Payments for financing costs	(21,000)	-
Net cash provided by (used in) financing activities	1,942,338	(682,475)

Effect of exchange rate translation on cash	-	2,297

Net increase (decrease) in cash, cash equivalents, and restricted cash	886,678	1,124,529
Cash, cash equivalents, and restricted cash - beginning of period	137,177	133,644
Cash, cash equivalents, and restricted cash - end of period	$1,023,855	$1,258,173

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$275,192	$51,000
Income taxes	$3,282	$5,544
Non cash investing and financing activities:
Prepaid assets reclassified to fixed assets	$2,252,568	$-
Beneficial conversion feature	$2,000,000	$1,000,000
Cancellation of shares	$-	$3,380,000
Changes in equity for offering costs accrued	$-	$101,387
Derivative liability recorded as a debt discount	$-	$365,000
Recognition of lease liability and ROU asset at lease commencement	$-	$131,244
Shares forfeited	$3,380,000	$-
Share repurchase	$120,000	$-
Reclassification of related party debt	$26,000	$-
Dividends declared but not yet paid	$37,775	$-
Forgiveness of accrued payroll	$373,832	$-

The accompanying notes are an integral part of these condensed consolidated financial statements

F-30

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Organization

Investview, Inc. was incorporated on January 30, 1946, under the laws of the state of Utah as the Uintah Mountain Copper Mining Company. In January 2005 the Company changed domicile to Nevada, and changed its name to Voxpath Holding, Inc. In September of 2006 the Company merged The Retirement Solution Inc. through a Share Purchase Agreement into Voxpath Holdings, Inc. and then changed its name to TheRetirementSolution.Com, Inc. In October 2008 the Company changed its name to Global Investor Services, Inc., before changing its name to Investview, Inc., on March 27, 2012.

On March 31, 2017, we entered into a Contribution Agreement with the members of Wealth Generators, LLC, a limited liability company (“Wealth Generators”), pursuant to which the Wealth Generators members agreed to contribute 100% of the outstanding securities of Wealth Generators in exchange for an aggregate of 1,358,670,942 shares of our common stock. The closing of the Contribution Agreement was effective April 1, 2017, and Wealth Generators became our wholly owned subsidiary and the former members of Wealth Generators became our stockholders and control the majority of our outstanding common stock.

On June 6, 2017, we entered into an Acquisition Agreement with Market Trend Strategies, LLC, a company whose members are also former members of our management. Under the Acquisition Agreement, we spun-off our operations that existed prior to the merger with Wealth Generators and sold the intangible assets used in those pre-merger operations in exchange for Market Trend Strategies’ assumption of $419,139 in pre-merger liabilities.

On February 28, 2018, we filed a name change for Wealth Generators, LLC to Kuvera, LLC (“Kuvera”) and on May 7, 2018 we established WealthGen Global, LLC as a Utah limited liability company and a wholly owned subsidiary of Investview, Inc.

On May 7, 2018, we established WealthGen Global, LLC as a Utah limited liability company and our wholly owned subsidiary.

On July 20, 2018, we entered into a Purchase Agreement with United Games Marketing LLC, a Utah limited liability company, to purchase its wholly owned subsidiaries United Games, LLC and United League, LLC for 50,000,000 shares of our common stock.

On November 12, 2018, we established Kuvera France, S.A.S. to handle sales of our financial education and research in the European Union.

On December 30, 2018, our wholly owned subsidiary S.A.F.E. Management, LLC received its registration and disclosure approval from the National Futures Association. S.A.F.E. Management, LLC is now a New Jersey State Registered Investment Adviser, Commodities Trading Advisor, Commodity Pool Operator, and approved for over the counter FOREX advisory services.

On January 17, 2019 we renamed our non-operating wholly owned subsidiary WealthGen Global, LLC to SafeTek, LLC, a Utah Limited Liability Company.

Effective July 22, 2019 we renamed our non-operating wholly owned subsidiary Razor Data, LLC to APEX Tek, LLC, a Utah Limited Liability Company.

Nature of Business

We own a number of companies that each operate independently, but are accretive to one another. We are establishing a portfolio of wholly owned subsidiaries delivering leading-edge technologies, services, and research, dedicated primarily to the individual consumer. Following is a description of each of our companies.

Kuvera, LLC provides research, education, and investment tools designed to assist the self-directed investor in successfully navigating the financial markets. These services include research, trade alerts, and live trading rooms that include instruction in equities, options, FOREX, ETFs, binary options, crowdfunding and cryptocurrency sector education. In addition to trading tools and research, we also offer full education and software applications to assist the individual in debt reduction, increased savings, budgeting, and proper tax management. Each product subscription includes a core set of trading tools/research along with the personal finance management suite to provide an individual with complete access to the information necessary to cultivate and manage his or her financial situation.

F-31

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

Different packages are available through a monthly subscription that can be cancelled at any time at the discretion of the customer. A unique component of the product marketing plan is the distribution method whereby all subscriptions are sold via current participating customers who choose to distribute and sell the services by participating in the bonus plan. The bonus plan participation is purely optional but enables individuals to create an additional income stream to further support their personal financial goals and objectives.

Kuvera France S.A.S. is our entity in France that will distribute Kuvera products and services throughout the European Union.

S.A.F.E. Management, LLC is a Registered Investment Adviser and Commodity Trading Adviser that has been established to deliver automated trading strategies to individuals who find they lack the time to trade for themselves.

United League, LLC owns a number of proprietary technologies including FIREFAN a social app for sports enthusiasts. Technologies created to support any of the Investview companies are held under the United League structure.

United Games, LLC is the distribution network for United League technologies. Since the acquisition of United Games in July of 2018, we are working to combine the distributors of Kuvera and United Games. The operations of United Games and United League are currently being assessed now that we have completed our integration of their software and personnel. These entities may be eliminated or re-structured in the future as we are currently assessing the potential future for social gaming app known as FIREFAN.

SAFETek, LLC (formerly WealthGen Global, LLC) is a new addition that we are currently establishing for expansion plans in the high-speed processing and cloud computing environment.

Apex Tek, LLC (formerly Razor Data, LLC) delivers the APEX program which permits individuals to purchase assets that will generate monthly cash flow. As of September 30, 2020 we have ceased selling the APEX package. We may re-introduce APEX at a later date after further evaluation of the model.

Investment Tools & Training, LLC currently has no operations or activities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations (Regulation S-X) of the Securities and Exchange Commission (the “SEC”) and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the six months ended September 30, 2020, are not necessarily indicative of the operating results that may be expected for the year ending March 31, 2021. These unaudited condensed consolidated financial statements should be read in conjunction with the March 31, 2020 consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended March 31, 2020.

Principles of Consolidation

The consolidated financial statements include the accounts of Investview, Inc., and our wholly owned subsidiaries, Kuvera, LLC, Investment Tools & Training, LLC, Apex Tek, LLC (formerly Razor Data, LLC), S.A.F.E. Management, LLC, SafeTek, LLC (formerly WealthGen Global, LLC), United Games, LLC, United League, LLC, and Kuvera France S.A.S. Through March 31, 2019 we had determined that one affiliated entity, Kuvera LATAM S.A.S., which we previously conducted business with, was a variable interest entity and we were the primary beneficiary of the entity’s activities, which are similar to those of Kuvera, LLC. As a result, through March 31, 2019 we had consolidated the accounts of this variable interest entity into the consolidated financial statements. Further, because the Company did not have any ownership interest in this variable interest entity, the Company had allocated the contributed capital in the variable interest entity as a component of noncontrolling interest. As of April 1, 2019 Kuvera LATAM S.A.S. had no operations and ceased to exist, therefore, as of that date, no consolidation of the entity was necessary and we recorded a gain on deconsolidation of $53,739 to eliminate the intercompany account with Kuvera LATAM S.A.S. All intercompany transactions and balances have been eliminated in consolidation.

F-32

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

Financial Statement Reclassification

Certain account balances from prior periods have been reclassified in these consolidated financial statements to conform to current period classifications.

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Exchange

We have consolidated the accounts of Kuvera France S.A.S. into our consolidated financial statements. The operations of Kuvera France S.A.S. are conducted in France and its functional currency is the Euro.

The financial statements of Kuvera France S.A.S. are prepared using their functional currency and have been translated into U.S. dollars (“USD”). Assets and liabilities are translated into USD at the applicable exchange rates at period-end. Stockholders’ equity is translated using historical exchange rates. Revenue and expenses are translated at the average exchange rates for the period. Any translation adjustments are included as foreign currency translation adjustments in accumulated other comprehensive income in our stockholders’ equity (deficit).

The following rates were used to translate the accounts of Kuvera France S.A.S. and Kuvera LATAM S.A.S. into USD at the following balance sheet dates.

	September 30, 2020	March 31, 2020
Euro to USD	1.17300	1.10314

The following rates were used to translate the accounts of Kuvera France S.A.S. into USD for the following operating periods.

	Six Months Ended September 30,
	2020	2019
Euro to USD	1.135711	1.11795

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheet that sum to the total of the same such amounts shown in the statement of cash flows.

	September 30, 2020	March 31, 2020
Cash and cash equivalents	$583,955	$137,177
Restricted cash, current	151,489	-
Restricted cash, long term	288,411	-
Total cash, cash equivalents, and restricted cash shown on the statement of cash flows	$1,023,855	$137,177

Amount included in restricted cash represent funds required to be held in an escrow account by a contractual agreement and will be used for paying dividends to our Series B Preferred Stock holders.

F-33

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

Cryptocurrencies

We hold cryptocurrency-denominated assets (“cryptocurrencies”) and include them in our consolidated balance sheet as other current assets. We record cryptocurrencies at fair market value and recognize the change in the fair value of our cryptocurrencies as an unrealized gain or loss in the consolidated statement of operations. As of September 30, 2020 and March 31, 2020 the fair value of our cryptocurrencies was $155,628 and $96,022, respectively. During the six months ended September 30, 2020 we recorded $1,096 and $176,817 as a total realized and unrealized gain (loss) on cryptocurrency, respectively. During the six months ended September 30, 2019 we recorded $(667) and $25,330 as a total realized and unrealized gain (loss) on cryptocurrency, respectively. During the three months ended September 30, 2020 we recorded $1,096 and $85,331 as a total realized and unrealized gain (loss) on cryptocurrency, respectively. During the three months ended September 30, 2019 we recorded $(1,077) and $(122,080) as a total realized and unrealized gain (loss) on cryptocurrency, respectively.

Fixed Assets

Fixed assets are stated at cost and depreciated using the straight-line method over their estimated useful lives. When retired or otherwise disposed, the carrying value and accumulated depreciation of the fixed asset is removed from its respective accounts and the net difference less any amount realized from disposition is reflected in earnings. Expenditures for maintenance and repairs which do not extend the useful lives of the related assets are expensed as incurred.

As of September 30, 2020 fixed assets were made up of the following:

	Estimated
	Useful
	Life
	(years)	Value
Furniture, fixtures, and equipment	10	$12,792
Computer equipment	3	21,143
Data processing equipment	3	7,095,515
		7,129,450
Accumulated depreciation as of September 30, 2020		(1,211,446)
Net book value, September 30, 2020		$5,918,004

Total depreciation expense for the six months ended September 30, 2020 and 2019, was $982,819 and $36,007, respectively.

Long-Lived Assets – Intangible Assets & License Agreement

We account for our intangible assets and long-term license agreement in accordance with ASC Subtopic 350-30, General Intangibles Other Than Goodwill, and ASC Subtopic 360-10-05, Accounting for the Impairment or Disposal of Long-Lived Assets. ASC Subtopic 350-30 requires assets to be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. Further, ASC Subtopic 350-30 requires an intangible asset to be amortized over its useful life and for the useful life to be evaluated every reporting period to determine whether events or circumstances warrant a revision to the remaining period of amortization. If the estimate of useful life is changed the remaining carrying amount of the intangible asset is amortized prospectively over the revised remaining useful life. Costs of internally developing, maintaining, or restoring intangible assets are recognized as an expense when incurred.

In June of 2017 we issued 80,000,000 shares of common stock with a value of $2,256,000 for a 15-year license agreement. Amortization recognized for the six months ended September 30, 2020 and 2019 was $0 and $75,406, respectively, and the long-term license agreement was recorded at a net value of $0 as of September 30, 2020 and March 31, 2020 due to the asset being impaired as of March 31, 2020.

F-34

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

In June of 2018 we purchased United Games, LLC and United League, LLC and recorded the transaction as a business combination. Intangible assets acquired in the business combination were recorded at fair value on the date of acquisition and are being amortized on a straight-line method over their estimated useful lives. As of September 30, 2020 intangible assets were made up of the following:

	Estimated
	Useful
	Life
	(years)	Value
FireFan mobile application	4	$331,000
Back office software	10	408,000
Tradename/trademark - FireFan	5	248,000
Tradename/trademark - United Games	0.45	4,000
		991,000
Accumulated amortization as of September 30, 2020		(384,930)
Net book value, September 30, 2020		$606,070

Amortization expense for the six months ended September 30, 2020 and 2019 was $86,812 and $169,539, respectively. Amortization expense is expected to be as follows:

Remainder of 2021	$86,338
Fiscal year ending March 31, 2022	173,150
Fiscal year ending March 31, 2023	173,150
Fiscal year ending March 31, 2024	32,589
Fiscal year ending March 31, 2025	6,148
Fiscal year ending March 31, 2026 and beyond	134,695
$606,070

Impairment of Long-Lived Assets

We have adopted ASC Subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or when the historical cost carrying value of an asset may no longer be appropriate. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.

We evaluate the recoverability of long-lived assets based upon future net cash flows expected to result from the asset, including eventual disposition. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted and an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value.

During the six months ended September 30, 2020 we fully impaired data processing equipment that had a cost basis of $84,939 and we fully impaired a computer that had a cost basis of $1,609 because the assets were no longer in use. The accumulated depreciation of the assets at the time they were written off was $19,903, therefore we recognized impairment expense of $66,645 for the six months ended September 30, 2020. No impairment expense was recognized during the six months ended September 30, 2019.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on our principal or, in the absence of a principal, most advantageous market for the specific asset or liability.

U.S. generally accepted accounting principles provide for a three-level hierarchy of inputs to valuation techniques used to measure fair value, defined as follows:

Level 1:	Inputs that are quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity can access.

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability, including:

-	quoted prices for similar assets or liabilities in active markets;
-	quoted prices for identical or similar assets or liabilities in markets that are not active;
-	inputs other than quoted prices that are observable for the asset or liability; and
-	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs that are unobservable and reflect management’s own assumptions about the inputs market participants would use in pricing the asset or liability based on the best information available in the circumstances (e.g., internally derived assumptions surrounding the timing and amount of expected cash flows).

F-35

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

Our financial instruments consist of cash, accounts receivable, accounts payable, and debt. We have determined that the book value of our outstanding financial instruments as of September 30, 2020 and March 31, 2020, approximates the fair value due to their short-term nature.

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of September 30, 2020:

	Level 1	Level 2	Level 3	Total
Cryptocurrencies	$155,628	$-	$-	$155,628
Total Assets	$155,628	$-	$-	$155,628

Derivative liability	$-	$-	$4,265	$4,265
Total Liabilities	$-	$-	$4,265	$4,265

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of March 31, 2020:

	Level 1	Level 2	Level 3	Total
Cryptocurrencies	$96,022	$-	$-	$96,022
Total Assets	$96,022	$-	$-	$96,022

Derivative liability	$-	$-	$793,495	$793,495
Total Liabilities	$-	$-	$793,495	$793,495

Sale and Leaseback

Through our wholly-owned subsidiary, APEX Tex, LLC, we sold high powered data processing equipment (“APEX”) to our customers and they leased the equipment back to SAFETek, LLC, another of our wholly-owned subsidiaries. We account for these transactions under ASC 842-40 where the leaseback has been deemed a sales-type lease due to the lease term generally covering the entire economic life of the equipment and our likelihood to purchase the asset at the end of the lease term. In accordance with ASC 842-40 we have recorded the data processing equipment as a fixed asset on our balance sheet and we have accounted for the amounts received for the equipment as a financial liability, in other liabilities on our balance sheet. Further, we will recognize interest on the financial liability over the term of the lease to ensure the financial liability equates to the total amounts to be paid over the life of the lease. During the six months ended September 30, 2020 we had the following activity related to our sale and leaseback transactions:

	Total Financial Liability	Contra- Liability	Net Financial Liability	Current [1]	Long Term
Balance as of March 31, 2020	$53,828,000	$(38,535,336)	$15,292,664	$11,407,200	$3,885,464
Proceeds from sales of APEX	5,001,622	-	5,001,622
Interest recorded on financial liability	8,348,378	(8,348,378)	-
Payments made for leased equipment	(2,125,300)	-	(2,125,300)
Interest expense	-	3,995,914	3,995,914
Balance as of September 30, 2020	$65,052,700	$(42,887,800)	$22,164,900	$14,077,200	$8,087,700

[1] Represents lease payments to be made in the next 12 months

F-36

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

The $42,887,800 is expected to be recognized into interest as follows:

Remainder of 2021	$4,782,861
Fiscal year ending March 31, 2022	9,565,721
Fiscal year ending March 31, 2023	9,565,721
Fiscal year ending March 31, 2024	9,565,721
Fiscal year ending March 31, 2025 and beyond	9,407,776
$42,887,800

During the six months ended September 30, 2020 we received additional proceeds for APEX sales which were recorded in the customer advance amount shown on our balance sheet, resulting in a net increase in the account of $81,845 since March 31, 2020. As of September 30, 2020 we have ceased selling the APEX package. We may re-introduce APEX at a later date after further evaluation of the model.

Revenue Recognition

Subscription Revenue

The majority of our revenue is generated by subscription sales and payment is received at the time of purchase. We recognize subscription revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation is to provide services over a fixed subscription period; therefore, we recognize revenue ratably over the subscription period and deferred revenue is recorded for the portion of the subscription period subsequent to each reporting date. Additionally, we offer a 10-day trial period to first time subscription customers, during which a full refund can be requested if a customer does not like the product. Revenues are deferred during the trial period as collection is not probable until that time has passed. Revenues are presented net of refunds, sales incentives, credits, and known and estimated credit card chargebacks.

Mining Revenue

Through our wholly owned subsidiary, SAFETek, LLC, we lease equipment under a sales-type lease and use the equipment on blockchain networks to validate and add blocks of transactions to blockchain ledgers (commonly referred to as “mining”). As compensation for mining we are issued fees from processors and/or block rewards that are newly created cryptocurrency units granted to us. Our mining activities constitute our ongoing major and central operations of SAFETek, LLC. Because we do not have contracts, nor do we have customers associated with our mining revenue, we recognize revenue when fees and/or rewards are settled, or ultimately granted to us as a result of our mining activities.

Fee Revenue

We generate fee revenue from our customers through SAFE Management, our subsidiary licensed as a Registered Investment Advisor and Commodities Trading Advisor. We recognize fee revenue in accordance with ASC 606-10 where revenue is measured based on a consideration specified in a contract with a customer and recognized when we satisfy the performance obligation specified in each contract. Our performance obligation is to deliver fully managed trading services to individuals who do not meet the requirements of Qualified Investors and who lack the time to trade for themselves. We recognize fee revenue as our performance obligation is met and we receive payment for such advisory fees in the month following recognition.

Revenue generated for the six months ended September 30, 2020 is as follows:

	Subscription Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$10,159,115	$3,836,285	$7,723	$14,003,123
Refunds, incentives, credits, and chargebacks	(659,970)	-	-	(659,970)
Net revenue	$9,499,145	$3,836,285	$7,723	$13,343,153

For the six months ended September 30, 2020 foreign and domestic revenues were approximately $9 million and $4.4 million, respectively.

F-37

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

Revenue generated for the six months ended September 30, 2019 is as follows:

	Subscription Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$16,117,861	$-	$5,369	$16,123,230
Refunds, incentives, credits, and chargebacks	(1,369,393)	-	-	(1,369,393)
Net revenue	$14,748,468	$-	$5,369	$14,753,837

For the six months ended September 30, 2019 foreign and domestic revenues were approximately $13.9 million and $800,000, respectively.

Revenue generated for the three months ended September 30, 2020 is as follows:

	Subscription Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$5,599,155	$2,493,739	$3,710	$8,096,604
Refunds, incentives, credits, and chargebacks	(343,267)	-	-	(343,267)
Net revenue	$5,255,888	$2,493,739	$3,710	$7,753,337

For the three months ended September 30, 2020 foreign and domestic revenues were approximately $7.3 million and $426,000, respectively.

Revenue generated for the three months ended September 30, 2019 is as follows:

	Subscription Revenue	Mining Revenue	Fee Revenue	Total
Gross billings/receipts	$7,825,160	$-	$5,369	$7,830,529
Refunds, incentives, credits, and chargebacks	(588,405)	-	-	(588,405)
Net revenue	$7,236,755	$-	$5,369	$7,242,124

For the three months ended September 30, 2019 foreign and domestic revenues were approximately $6.8 million and $403,000, respectively.

Net Income (Loss) per Share

We follow ASC subtopic 260-10, Earnings per Share (“ASC 260-10”), which specifies the computation, presentation, and disclosure requirements of earnings per share information. Basic loss per share has been calculated based upon the weighted average number of common shares outstanding. Convertible debt, stock options, and warrants have been excluded as common stock equivalents in the diluted loss per share because their effect is anti-dilutive on the computation.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	September 30, 2020	September 30, 2019
Options to purchase common stock	-	35,000
Warrants to purchase common stock	233,060	599,800
Notes convertible into common stock	161,742,478	58,416,067
Totals	161,975,538	59,050,867

Lease Obligation

We determine if an arrangement is a lease at inception. Operating leases are included in the operating lease right-of-use asset account, the operating lease liability, current account, and the operating lease liability, long term account in our balance sheet. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease.

F-38

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. For leases in which the rate implicit in the lease is not readily determinable, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We have elected to not apply the recognition requirements of ASC 842 to short-term leases (leases with terms of twelve months or less). Lease terms include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for operating lease arrangements is recognized on a straight-line basis over the lease term. We have elected the practical expedient and will not separate non-lease components from lease components and will instead account for each separate lease component and non-lease component associated with the lease components as a single lease component.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

There are no recently issued accounting pronouncements that the Company has not yet adopted that they believe are applicable or would have a material impact on the financial statements of the Company.

NOTE 4 – GOING CONCERN AND LIQUIDITY

Our financial statements are prepared using generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have incurred significant recurring losses, which have resulted in an accumulated deficit of $52,536,063 as of September 30, 2020, along with a net loss of $6,101,547 for the six months ended September 30, 2020. Additionally, as of September 30, 2020, we had cash of $583,955 and a working capital deficit of $18,383,173. These factors raise substantial doubt about our ability to continue as a going concern.

Historically we have relied on increasing revenues and new debt and equity financing to pay for operational expenses and debt as it came due. During the six months ended September 30, 2020, we raised $1,405,300 in cash proceeds from new debt arrangements and raised $4,474,137 in cash proceeds from related parties. Additionally, net cash provided by operations was $661,629 for the six months ended September 30, 2020. Subsequent to September 30, 2020, we received gross proceeds of $93,300 in connection with our Unit Offering (see NOTE 11). Additionally, subject to a Securities Purchase agreement entered into in April 2020 we have a commitment from an investor to purchase a $9 million promissory note on or before October 31, 2020, subject to certain conditions.

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted to amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic. It is unknown how long the adverse conditions associated with the coronavirus will last and what the complete financial effect will be to the company. To date, the Company is experiencing challenges in multiple areas of the organization and the full economic impact is yet to be established.

During the year ended March 31, 2020 we made significant strides and wide sweeping changes. While we believe they will be beneficial to our bottom line, there is no assurance of this. Some of the concerns we face going forward will continue, including but not limited to:

●	Supply chain issues for Apex Tek, LLC and the sourcing of miners due to the worldwide COVID pandemic and manufacturing slow downs

●	SAFETek, LLC operations not scaling according to projections with decreased output due to mining difficulty and operational cost

●	Regulatory reform that could adversely impact the use and demand of digital currencies

●	The recent Bitcoin (BTC) halving event that further reduced mining output in addition to the supply chain issues

F-39

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

Apex Tek, LLC and SAFETek, LLC carry additional risk and generated recent losses, however, they also provide Investview a stake in 4IR, HPC, app development, fintech, blockchain and personal money management sectors. Each of these are areas that are targeted for significant growth spurred by innovations through technology which solidify our position in the fintech space.

While our liabilities are larger than our assets it is important to note that we seek to further reduce our operating expense. The assets we have acquired and will continue to seek out are those of technology, mobile apps, and human resources. These assets are not easily defined on our balance sheet but represent our ability to carry out our objectives which we believe will ultimately lead to positive cash flow, reduced debt and then profitability.

Accordingly, the accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 5 – RELATED-PARTY TRANSACTIONS

Our related-party payables consisted of the following:

	September 30, 2020	March 31, 2020
Short-term advances [1]	$489,850	$876,427
Promissory note entered into on 1/30/20 [2]	1,133,333	1,033,333
Convertible Promissory Note entered into on 4/27/20 [3]	77,198	-
Convertible Promissory Note entered into on 5/27/20 [4]	36,019	-
Accounts payable – related party [5]	30,000	55,000
	$1,766,400	$1,964,760

[1]	We periodically receive advances for operating funds from our current majority shareholders and other related parties, including entities that are owned, controlled, or influenced by our owners or management. These advances are due on demand and are unsecured. During the six months ended September 30, 2020, we received $2,338,137 in cash proceeds from advances, incurred $50,000 in interest expense on the advances, and repaid related parties $2,816,713. Also during the six months ended September 30, 2020 there was a change in senior management therefore $26,001 due to a former member of the senior management team was reclassified from a related party payable to debt on our balance sheet (see NOTE 6).

[2]	We entered into a $1,000,000 promissory note with Joeseph Cammarata, our Chief Executive Officer, on January 30, 2020. The term of the note is one year, at which time the principal and interest of 20%, or $200,000 will be due. During the six months ended September 30, 2020 we recognized $100,000 of interest expense on the note.

[3]	On April 27, 2020 we received proceeds of $1,300,000 from DBR Capital, LLC, an entity controlled by members of our Board of Directors. The note bears interest at 20% per annum, payable monthly, and the principal is due and payable on April 27, 2030. The note is convertible into common stock at a conversion price of $0.01257 per share therefore during the six months ended September 30, 2020 we recorded a beneficial conversion feature and debt discount of $1,300,000 (see NOTE 8). During the six months ended September 30, 2020 we recognized $55,531 of the debt discount into interest expense as well as expensed an additional $111,223 of interest expense on the note, of which $89,556 was repaid during the period.

[4]	On May 27, 2020 we received proceeds of $700,000 from DBR Capital, LLC, an entity controlled by members of our Board of Directors. The note bears interest at 20% per annum, payable monthly, and the principal is due and payable on April 27, 2030. The note is convertible into common stock at a conversion price of $0.01257 per share therefore during the six months ended September 30, 2020 we recorded a beneficial conversion feature and debt discount of $700,000 (see NOTE 8). During the six months ended September 30, 2020 we recognized $24,352 of the debt discount into interest expense as well as expensed an additional $48,614 of interest expense on the note, of which $36,947 was repaid during the period.

[5]	During the six months ended September 30, 2020 we paid $25,000 to an accounting firm owned by our Chief Financial Officer to reduce amounts previously owed. We also incurred $68,000 to reimburse DBR Capital, LLC, for amounts paid on our behalf. The entire amount was repaid during the six months ended September 30, 2020.

F-40

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

NOTE 6 – DEBT

Our debt consisted of the following:

	September 30, 2020	March 31, 2020
Short-term advance received on 8/31/18 [1]	$35,000	$65,000
Secured merchant agreement for future receivables entered into on 8/16/19 and refinanced on 12/10/19 [2]	-	1,223,615
Secured merchant agreement for future receivables entered into on 8/16/19 [3]	-	260,090
Convertible promissory note entered into on 3/5/20 [4]	-	13,072
Convertible promissory note entered into on 3/11/20 [5]	-	7,549
Short-term advance received on 3/25/20 [6]	95,000	150,000
Promissory note entered into on 4/10/20 [7]	400,000	-
Note issued under the Paycheck Protection Program on 4/17/20 [8]	507,598	-
Loan with the U.S. Small Business Administration dated 4/19/20 [9]	508,322	-
Short-term advance received from a former member of senior management [10]	26,001	-
	$1,571,921	$1,719,326

[1]	In August 2018, we received a $75,000 short-term advance. The advance is due on demand, has no interest rate, and is unsecured. During the six months ended September 30, 2020 we made repayments of $30,000 on the debt.

[2]	During August 2019, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. On August 15, 2019, we received proceeds from this arrangement of $339,270 after paying off $316,093 and $297,033 from two separate February 2018 agreements. In accordance with the terms of the new agreement, we were required to repay $1,399,000 by making daily ACH payments of $6,823. Accordingly, we recorded $446,604 as a debt discount at the inception of the agreement, which was the difference between the funds received plus the earlier debt paid off, and the amount that was to be repaid.

Effective December 10, 2019 this debt was refinanced and the outstanding balance of $839,514 was rolled into a new Secured Merchant Agreement for future receivables. Prior to the refinance, we repaid $559,486 and amortized $446,605 into interest expense related to the August 2019 arrangement. As a result of the refinancing arrangement we received proceeds of $854,801. In accordance with the terms of the agreement, we were required to repay $2,448,250 by making daily ACH payments of $10,999. Accordingly, we recorded $753,935 as a debt discount at the inception of the agreement, which was the difference between the funds received plus the earlier debt paid off, and the amount that was to be repaid. During the year ended March 31, 2020, after the refinance, we repaid $747,932 and amortized $277,232 into interest expense related to the new December 2019 agreement. During the six months ended September 30, 2020 we amortized $442,894 into interest expense and repaid $1,071,996 to pay the debt off in full, which resulted in a gain on settlement of debt being recorded for $594,513.

[3]	During August 2019, we entered into a Secured Merchant Agreement for future receivables with an entity that provides quick access to working capital. In August 2019, we received proceeds from this arrangement of $418,381 after paying off $382,000 from an October 2018 agreement. In accordance with the terms of the agreement, we were required to repay $1,189,150 by making daily ACH payments of $5,801. Accordingly, we recorded $388,769 as a debt discount at the inception of the agreement, which was the difference between the funds received plus the earlier debt paid off, and the amount that was to be repaid. During the year ended March 31, 2020, we repaid $853,203 and amortized $312,912 into interest expense. During the six months ended September 30, 2020 we repaid $330,013, recorded a $5,934 gain on settlement of debt, and amortized $75,857 into interest expense

[4]	In March 2020, we entered into a Convertible Promissory Note and received proceeds of $200,000 after incurring loan fees of $3,000. The note incurred interest at 10% per annum and had a maturity date of June 2, 2021. The Convertible Promissory Note had a variable conversion rate that was 65% of the average of the two lowest trading prices during the previous 15-trading-day period, subject to adjustment. Therefore, the conversion feature was accounted for as a derivative instrument (see NOTE 7). At inception, we recorded a debt discount of $203,000 and captured loan fees, recorded as interest expense, of $116,077. During the year ended March 31, 2020, we amortized $11,626 into interest expense, and recorded additional interest expense on the note of $1,446. During the six months ended September 30, 2020, we amortized $59,916 into interest expense, and recorded additional interest expense on the note of $7,453 before we repaid the note in full for $262,649 and wrote off the derivative liability associated with the debt of $265,584 (see NOTE 7), resulting in a net gain on settlement of debt being recorded for $83,376.

[5]	In March 2020, we entered into a Convertible Promissory Note and received proceeds of $150,000 after incurring loan fees of $3,000. The note incurred interest at 10% per annum and had a maturity date of June 10, 2021. The Convertible Promissory Note had a variable conversion rate that was 65% of the average of the two lowest trading prices during the previous 15-trading-day period, subject to adjustment. Therefore, the conversion feature was accounted for as a derivative instrument (see NOTE 7). At inception, we recorded a debt discount of $153,000 and captured loan fees, recorded as interest expense, of $148,432. During the year ended March 31, 2020, we amortized $6,711 into interest expense, and recorded additional interest expense on the note of $838. During the six months ended September 30, 2020, we amortized $44,960 into interest expense and recorded additional interest expense on the note of $5,617 before we repaid the note in full for $197,351 and wrote off the derivative liability associated with the debt of $203,357 (see NOTE 7), resulting in a net gain on settlement of debt being recorded for $64,132.

F-41

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

[6]	In March 2020, we received a $150,000 short-term advance. The advance is due on demand, has no interest rate, and is unsecured. During the six months ended September 30, 2020 we made repayments of $55,000 on the debt.

[7]	In April 2020, we received proceeds of $400,000 after entering into a promissory note that is due six months from the funding date. Under the note six interest only payments of $16,667 are to be made on the 20th of each month beginning in May 2020. Collateral for the note is, in priority order, is: the reserve and current balance in one of our merchant accounts, the reserve account in a second separate merchant accounts, shares of our common stock, and high-speed computer processing equipment. During the six months ended September 30, 2020 we recorded and paid $83,335 worth of interest expense.

[8]	In April 2020 we received $505,300 in proceeds from the Paycheck Protection Program as established by the CARES Act as a result of a Note entered into with the U.S. Small Business Administration. The note has an interest rate of 1% and matures on April 1, 2022. Under the Note we are required to make monthly payments beginning November 1, 2020, however, under the terms of the CARES Act the loan may be forgiven if funds are used for qualifying expenses. During the six months ended September 30, 2020 we recorded $2,298 worth of interest expense on the Note.

[9]	In April 2020 we received proceeds of $500,000 from a loan entered into with the U.S. Small Business Administration. Under the terms of the loan interest is to accrue at a rate of 3.75% per annum and installment payments of $2,437 monthly will begin twelve months from the date of the loan, with all interest and principal due and payable thirty years from the date of the loan. During the six months ended September 30, 2020 we recorded $8,322 worth of interest on the loan.

[10]	During the six months ended September 30, 2020 there was a change in senior management therefore $26,001 due to a former member of the senior management team was reclassified on our balance sheet from a related party payable to debt (see NOTE 5).

NOTE 7 – DERIVATIVE LIABILITY

During the six months ended September 30, 2020, we had the following activity in our derivative liability account:

	Debt	Warrants	Total
Derivative liability at March 31, 2020	$793,495	$-	$793,495
Derivative liability recorded on new instruments	-	6,499	6,499
Derivative liability reduced by debt settlement (see NOTE 6)	(468,941)	-	(468,941)
Change in fair value	(324,554)	(2,234)	(326,788)
Derivative liability at September 30, 2020	$-	$4,265	$4,265

We use the binomial option pricing model to estimate fair value for those instruments convertible into common stock, at inception, at conversion or settlement date, and at each reporting date. During the six months ended September 30, 2020, the assumptions used in our binomial option pricing model were in the following range:

	Debt	Warrants
Risk free interest rate	0.11 - 0.17%	0.21 - 0.28%
Expected life in years	0.80 - 1.11	4.84 - 5.00
Expected volatility	128% - 239%	265% - 306%

NOTE 8 – STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock with a par value of $0.001 and our board of directors has the authority to issue one or more classes of preferred stock with rights senior to those of common stock and to determine the rights, privileges, and preferences of that preferred stock.

As of March 31, 2020, we had no preferred stock issued or outstanding.

F-42

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

During the year ended March 31, 2020 our Board of Directors approved the designation of 2,000,000 of the Company’s shares of preferred stock as Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”), each with a stated value of $25 per share. Our Series B Preferred Stock holders are entitled to 500 votes per share, are entitled to receive cumulative dividends at the annual rate of 13% per annum of the stated value, equal to $3.25 per annum per share.

During the six months ended September 30, 2020 we commenced a security offering to sell a total of 2,000,000 units at $25 per unit (“Unit Offering”), such that each unit consisted of: (i) one share of our newly authorized Series B Preferred Stock and (ii) five warrants each exercisable to purchase one share of common stock at an exercise price of $0.10 per warrant share. Each Warrant offered is immediately exercisable on the date of issuance, will expire 5 years from the date of issuance, and its value has been classified as a fair value liability due to the terms of the instrument (see NOTE 7). During the six months ended September 30, 2020 we sold 46,612 units for gross proceeds of $1,165,300, therefore recorded the issuance of 46,612 shares of Series B Preferred Stock and the grant of 233,060 warrants during the period. Of the gross proceeds, $6,499 was allocated to the warrants and recorded as a derivative liability and $1,158,801 was allocated to the preferred stock ($47 recorded as the par value and $1,158,754 allocated to additional paid in capital). Also in conjunction with the Unit Offering we paid $21,000 of offering costs which was allocated between the preferred stock and warrants. The $20,994 allocated to the preferred stock decreased additional paid in capital due to the underlying instrument being classified as equity and the $6 allocated to the warrants was immediately expensed as offering costs due to the underlying instrument being classified as a fair value liability.

Preferred Stock Dividends

During the six months ended September 30, 2020 we recorded $52,342 for the cumulative cash dividends due to the shareholders of our Series B Preferred Stock and paid $14,567 of these amounts owing. As a result we recorded $37,775 as a dividend liability on our balance sheet as of September 30, 2020.

Common Stock

During the six months ended September 30, 2020, we issued 21,000,000 shares of common stock, valued at $399,000 based on the market value on the day of issuance, for services and compensation, which is subject to forfeiture if the employee or contractor is not in good standing at the time the shares are fully vested. Of the $399,000 value we recognized $128,497 as an expense during the six months ending September 30, 2020 and the remaining $270,503 will be recognized ratably over the vesting term. In addition, during the six months ended September 30, 2020, we recognized $666,738 as expense due to the vesting of shares of common stock previously issued.

During the six months ended September 30, 2020, we repurchased 9,079 shares of our common stock from a third party for $272 and repurchased 106,000,000 shares of our common stock from former members of our senior management team and founders for $120,000, all of which was recorded in Accounts Payable on our balance sheet at September 30, 2020. These shares repurchased were immediately canceled. Also, during the six months ended September 30, 2020 we recorded an increase in Additional Paid in Capital of $2,000,000 related to beneficial conversion features on our related party debt (see NOTE 5) and recorded an increase in Additional Paid in Capital of $373,832 for accrued payroll forgiven by a member of our senior management team at the time his employment with the Company ended.

During the six months ended September 30, 2020 we cancelled 200,000,000 shares returned in conjunction with the termination of a Joint Venture Agreement entered into in March of 2019, reducing common stock by $200,000, reducing additional paid in capital by $3,180,000, offset with a reduction in our prepaid asset of $2,428,044 and a reversal of previously recorded expense of $951,956.

As of September 30, 2020 and March 31, 2020, we had 2,929,481,329 and 3,214,490,408 shares of common stock issued and outstanding, respectively.

Warrants

During the six months ended September 30, 2020 we granted 233,060 warrants in conjunction with our Unit Offering. The warrants are classified as a derivative liability on our balance sheet in accordance with ASC 480, Distinguishing Liabilities from Equity, based on the warrants terms that indicate a fundamental transaction could give rise to an obligation for us to pay cash to our warrant holders (see NOTE 7).

F-43

INVESTVIEW, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2020

(Unaudited)

Details of our warrants outstanding as of September 30, 2020 is as follows:

Exercise Price	Warrants Outstanding	Warrants Exercisable	Weighted Average Contractual Life (Years)
$0.10	233,060	233,060	4.79

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, we may be, or have been, involved in legal proceedings from time to time. During the six months ended September 30, 2020 we were not involved in any material legal proceedings.

NOTE 10 – OPERATING LEASE

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases. Leases are classified as either finance or operating with classification affecting the pattern of expense recognition in the statement of operations. We adopted ASU No. 2016-02 on April 1, 2019. We did not record a lease asset and lease liability as of the adoption date as we had no lease arrangements or lease obligation at that time.

In August 2019 we entered an operating lease for office space in Eatontown, New Jersey (the “Eatontown Lease”) and in September 2019 we entered an operating lease for office space in Kaysville, Utah (the “Kaysville Lease”). We have the option to extend the three year lease term of the Eatontown Lease for a period of one year. In addition, we are obligated to pay twelve monthly installments to cover an annual utility charge of $1.75 per rentable square foot for electric usage within the demised premises. As the lessor has the right to digitally meter and charge us accordingly, these payments were deemed variable and will be expensed as incurred. During the three and six months ended September 30, 2020 the variable lease costs amounted to $831 and $1,662, respectively. At commencement of the Eatontown Lease, right-of-use assets obtained in exchange for new operating lease liabilities amounted to $110,097. At commencement of the Kaysville Lease, right-of-use assets obtained in exchange for new operating lease liabilities amounted to $21,147. As of October 1, 2020, the Company began leasing the property located in Kaysville on a month to month basis.

Operating lease expense was $16,397 and $32,794 for the three and six months ended September 30, 2020. Operating cash flows used for the operating leases during the three and six months ended September 30, 2020 were $16,897 and $32,794. As of September 30, 2020, the weighted average remaining lease term was 1.83 years and the weighted average discount rate was 12%.

Future minimum lease payments under non-cancellable leases as of September 30, 2019 were as follows:

Remainder of 2021	$24,000
2022	48,000
2023	16,000
Total	88,000
Less: Interest	(8,572)
Present value of lease liability	79,428
Operating lease liability, current [1]	(48,000)
Operating lease liability, long term	$31,428

[1] Represents lease payments to be made in the next 12 months

NOTE 11 – SUBSEQUENT EVENTS

Subsequent to September 30, 2020, we paid $7,601 of dividends that were accrued as of September 30, 2020. Also, subsequent to September 30, 2020, we received gross proceeds of $93,300 in connection with our Unit Offering.

In accordance with ASC Topic 855, Subsequent Events, we have evaluated subsequent events through the date of this filing and have determined that there are no additional subsequent events that require disclosure.

F-44

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by the Registrant in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount(1)
SEC registration fee	$59
Transfer agent’s, and registrars’ fees and expenses	2,000
Accounting fees and expenses	5,000
Legal fees and expenses	10,000
Miscellaneous	2,000
Total	$19,058

(1) All amounts except SEC registration fee are estimates.

Item 14. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statures and “Article VII—Indemnification of Officers, Directors, and Others” of the Registrant’s amended and restated articles of incorporation provide for indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act, and therefore, is unenforceable. See “Item 17. Undertakings.”

Item 15. Recent Sales of Unregistered Securities

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act of 1933, (the “Securities Act”).

In October 2019 we received $175,000 in proceeds from the sale of 7,000,000 shares of our common stock and issued 12,400,000 shares of our common stock for services.

In December 2019 we issued 3,218,592 shares of our common stock for services that has not been previously reported in any of our SEC filings.

In January and February 2020 we issued 10,000,000 shares of our common stock for services.

In August and September 2019 we issued 13,000,000 shares of our common stock for proceeds of $325,000.

In July 2019, we entered into a Convertible Promissory Note and received proceeds of $140,000 after incurring loan fees of $3,000. The note incurs interest at 12% per annum and has a maturity date of October 8, 2020. The Convertible Promissory Note has a variable conversion rate that is 65% of the average of the two lowest trading prices during the previous 15-trading-day period, subject to adjustment.

II-1

In August 2019, we entered into a Convertible Promissory Note and received proceeds of $100,000 after incurring loan fees of $3,000. The note incurs interest at 12% per annum and has a maturity date of November 28, 2020. The Convertible Promissory Note has a variable conversion rate that is 65% of the average of the two lowest trading prices during the previous 15-trading-day period, subject to adjustment.

In September 2019, we entered into a Convertible Promissory Note and received proceeds of $125,000 after incurring loan fees of $3,000. The note incurs interest at 12% per annum and has a maturity date of December 10, 2020. The Convertible Promissory Note has a variable conversion rate that is 65% of the average of the two lowest trading prices during the previous 15-trading-day period, subject to adjustment.

During the six months ended September 30, 2019, we issued 52,215,648 shares of common stock in exchange for net proceeds of $650,000.

In conjunction with the sale of common stock during the year ended March 31, 2018, we provided a guarantee to certain individuals such that we would issue additional shares of our common stock if the average closing price of our common stock fell below $0.02 per share on the 20 days preceding the 18-month anniversary of the date the shares were originally sold. As a result of this guarantee, we had recorded $626,388 in accounts payable and accrued liabilities on our balance sheet as of March 31, 2018. During the year ended March 31, 2019, the 18-month anniversary passed without the common stock falling below the set threshold, therefore, we were released from the guarantee, and we increased additional paid-in capital by $525,000 to remove the previously recorded offering costs. During the six months ended September 30, 2019, the 18-month anniversary passed without the common stock falling below the set threshold, therefore, we were released from the guarantee, and we increased additional paid-in capital by $101,387 to remove the previously recorded offering costs.

Also during the six months ended September 30, 2019, we issued 241,000,000 shares of common stock, valued at $3,865,500 based on the market date on the day of issuance, to multiple employees for services and compensation, which is subject to forfeiture if the employee is not in good standing at the time the shares are fully vested. Of the $3,865,500 value we recognized $1,515,915 as an expense during the six months ending September 30, 2019 and the remaining $2,349,585 will be recognized ratably over the vesting term.

During the six months ended September 30, 2019 we repurchased 5,150 shares of common stock for $102 and we cancelled 22,500,000 shares that were returned in accordance with the terms of a Convertible Promissory Note (see Note 6), reducing common stock by $22,500 and increasing additional paid in capital by the same. We also cancelled 200,000,000 shares returned in conjunction with the termination of a Joint Venture Agreement entered into in March of 2019, reducing common stock by $200,000, reducing additional paid in capital by $3,180,000, offset with a reduction in our prepaid asset of $3,380,000. During the six months ended September 30, 2019 we recorded a beneficial conversion feature of $1,000,000 related to a convertible promissory note entered into with a related party.

On February 7, 2019, the Company executed an amendment to a contract executed on April 8, 2018 for twelve months for consulting services. The Company issued 250,000 shares of common stock at the signing of the contract valued at $30,500 that is being amortized over the life of the contract.

On March 22, 2019, the Company issued 3,260,870 shares of common stock to an institutional investor as part of a promissory note for the first tranche payment. These shares are returnable if the Company repays the promissory note before the maturity date. The value of these shares is $375,000 which was recorded as prepaid until the six-month maturity has passed. The Company also issued 1,000,000 shares of common stock to the institutional investor as a commitment fee. The value of these shares is $115,000.

On April 2, 2019, the Company issued 800,000 shares of common stock pursuant to a capital call notice in relation to an Equity Purchase Agreement dated June 18, 2018. The capital call totaled $59,100.

On May 17, 2019, the Company executed a contract for three months for consulting services. The Company issued 500,000 shares of common stock at the signing of the contract valued at $53,000 that is being amortized over the life of the contract. The contract further indicated that another 500,000 shares were to be issued at the end of three months. The Company issued the second 500,000 shares of common stock on August 20, 2019. The value of the shares is $31,200 and was expensed.

II-2

On July 10, 2019, the Company issued 2,692,307 shares of common stock to an institutional investor as part of a promissory note for the second tranche payment. These shares are returnable if the Company repays the promissory note before the maturity date. The value of these shares is $167,462 which was recorded as prepaid until the six-month maturity has passed.

On September 30, 2019, the Company issued 4,000,000 shares of common stock to an institutional investor as part of a promissory note for the third and final tranche payment. These shares are returnable if the Company repays the promissory note before the maturity date. The value of these shares is $280,000 which was recorded as prepaid until the six-month maturity has passed.

On September 25, 2019, the Company executed a contract for six months for consulting services. The contract included the issuance of 250,000 shares of common stock. The value of these shares is $13,750. The shares had not yet been issued at the nine months ended September 30, 2019, so the value was recorded as Shares to be Issued.

During the nine months ended September 30, 2019, the Company issued 4,749,992 shares of common stock to consultants for services rendered in accordance to consulting agreements. The value of these shares is $466,403

During the nine months ended September 30, 2019, the Company issued 20,270,431 shares of common stock for debt conversion totaling $932,667 which includes $889,950 principal, $40,217 accrued interest and $2,500 due diligence fee.

During the year ended March 31, 2018, we issued 267,127,500 shares of common stock for net proceeds of $2,495,338. We issued 125,000 shares of common stock with a value of $7,500 for a one-year consulting agreement, 80,000,000 shares of common stock with a value of $2,256,000 for a 15-year license agreement, and 94,250,333 shares of common stock with a value of $6,719,734 for consulting and service agreements; of the value of the shares issued for services and the license agreement $6,846,060 was recorded as expense, $3,555 was recorded as a prepaid asset, and $2,133,620 was recorded as a long-term license agreement during the year ended March 31, 2018. We also issued 239,575,884 shares of our common stock in settlement of debt, wherein accrued liabilities, principal, accrued interest, and derivative liabilities were extinguished in the amounts of $435,892, $2,348,606, $20,696, and $38,557, respectively, and we recognized a loss on the settlement of debt in the amount of $3,186,394 in the statement of operations for the year ended March 31, 2018. In conjunction with the shares issued for the settlement of debt, a gain of $413,012 related to the period prior to the reverse acquisition with Wealth Generators was excluded from the statement of operations. As a result of the reverse acquisition, we issued 1,358,670,942 shares of common stock. During the year ended March 31, 2018, we entered into an equity distribution agreement that provides for cash advances up to $5,000,000 in exchange for shares of our common stock, to be fulfilled at our request. Pursuant to that agreement, we issued 4,273,504 shares of common stock as a commitment fee, recorded a liability of $250,000 for future commitment fees to be paid, and paid cash of $15,000 for due diligence costs. As a result, common stock increased $4,274 and additional paid in capital decreased by $269,274 to offset any proceeds from future equity transactions resulting from the agreement. During the year ended March 31, 2018, we cancelled 250,000 shares of common stock and 1,300 shares of treasury stock, resulting in a decrease in common stock of $251, a decrease in additional paid in capital of $8,338, and a decrease in treasury stock of $8,589.

In conjunction with the sale of common stock during the year ended March 31, 2018, we provided a guarantee to certain individuals such that we would issue additional shares of our common stock if the average closing price of our common stock fell below $0.02 per share on the 20 days preceding the 18-month anniversary of the date the shares were originally sold. As a result of this guarantee we have recorded $626,388 in accounts payable and accrued liabilities on our balance sheet as of March 31, 2018.

During the year ended March 31, 2017, we issued 10,670,840 shares of common stock in exchange for $157,500 of cash proceeds. We issued 6,072,200 shares of common stock with a value of $31,775 for legal and consulting services, of which $18,390 was for current year services and $173,647 was for services incurred in previous periods, therefore we recorded a gain on settlement of debt for $160,262. We issued 21,069,580 and 400,000 shares of stock valued at $983,735 and $25,800 for compensation and director fees, respectively, of which $536,575 was for current year services and $472,960 was for amounts previously accrued. We also issued 72,709,924 shares of common stock in settlement of debt, wherein principal, accrued interest, and derivative liabilities were extinguished in the amounts of $1,994,362, $414,160, and $128,490, respectively, and we recognized a gain on the settlement of debt in the amount of $2,163,813. We also wrote off $250,000 worth of Common Stock Subscription Receivable to Additional Paid in Capital during the year ended March 31, 2017, due to the amounts being uncollectible.

II-3

During the six months ended September 30, 2018, we issued 50,000,000 shares of common stock for the acquisition of United Games, LLC and United League, LLC. We also issued 1,000,000 shares of common stock, valued at $10,000 based on the market date on the day of issuance, to an employee for compensation, which is subject to forfeiture if the employee is not in good standing six months after the date of issuance. Also during the six months ended September 30, 2018, we repurchased 7,000,000 shares of common stock for $91,000.

On December 29, 2018, we issued 3,000,000 shares of our common stock to TRITON FUNDS LLC as a donation as agreed in the Common Stock Purchase Agreement with TRITON FUNDS LP.

On January 11, 2019, we entered into a convertible promissory note in the amount of $138,000, with Power Up Lending Group, Ltd. and received proceeds of $138,000. The note incurs interest at 12% per annum and has a maturity date of April 11, 2020.

In February 2019, we entered into a securities purchase agreement and convertible promissory note in the amount of $270,000, with Labrys Fund, LP and received proceeds of $243,000. The note incurs interest at 12% per annum and has a maturity date of August 6, 2019. In accordance with the terms of the note, we issued 22,500,000 shares of common stock to the note holder as a commitment fee, provided, however, these shares must be returned to us if the note is fully repaid and satisfied prior to the date that is 180 days following the issue date.

On March 6, 2019, we entered into a joint venture agreement with AI Data Consulting LLC and Freedom Enterprise LLC under which the parties will operate a joint venture acquiring, reselling, and operating high-speed computer processing equipment. Under the terms of that agreement, we issued an aggregate of 400,000,000 shares of our common stock to those two entities, all of which are subject to forfeiture if the joint venture does not reach certain milestones established in the agreement.

On March 29, 2019, we issued 1,000,000 shares of our common stock to an employee as compensation.

On April 27, 2020, the Company entered into a Securities Purchase Agreement (“SPA”) and related agreements with DBR Capital, LLC, a Pennsylvania limited liability company (“DBR”), pursuant to which DBR purchased a $1.3 million convertible note and agreed to purchase a $700,000 convertible note, which was funded on May 28, 2020. DBR also agreed to purchase an additional convertible note in the principal amount of $9.0 million on or before October 31, 2020. The SPA also contemplated the creation of a new broker-dealer subsidiary for the Company and the exchange of a portion of the equity the new subsidiary to DBR in consideration for the rights to certain proprietary software and other intellectual property owned by DBR. Reference is made to the Company’s Form 8-K filed with the SEC on April 30, 2020 and the exhibits filed as part of the 8-K, including the SPA, a Voting Agreement, Lock-Up Agreement and the $1.3 million convertible note.

Subsequent to March 31, 2020, we repurchased 9,079 shares of our common stock from a third party. These shares were immediately cancelled. Also subsequent to March 31, 2020 we issued 21,000,000 shares of our common stock for services and compensation.

On November 9, 2020, we completed a third closing with DBR Capital under the Securities Purchase Agreement originally entered into between the parties on April 27, 2020. At the third closing, DBR Capital purchased a $1,300,000 convertible secured promissory note. The promissory note is due on April 27, 2030, bears interest at the rate of 25% per year, is convertible into our common stock, at a conversion price of $0.007 per share, if certain benchmarks relating to the trading price and volume of the common stock are met, and is secured by the Guaranty and Collateral Agreement entered into between the parties as of May 15, 2020.

II-4

As part of the third closing, certain agreements previously entered into were amended as follows:

●	The April 2020 Securities Purchase Agreement was amended and restated to reduce the amount of the third closing and to add fourth and fifth closings now contemplated to occur on or before May 31, 2021, and August 31, 2021, respectively. The fourth and fifth closings are at the sole discretion of DBR Capital and we cannot provide any assurance that they will occur when contemplated or ever. The Amended and Restated Securities Purchase Agreement also provides for the issuance of 1,400,000 additional shares of our common stock upon any event of default under the Notes. In lieu of the creation of a new broker-dealer subsidiary, pursuant to the Amended and Restated Securities Purchase Agreement, the parties agreed to enter into documentation to form a new company that would either form or obtain a broker-dealer subsidiary.

●	The April 27, 2020, and May 27, 2020, Notes were amended and restated to adjust the conversion price from approximately $0.0126 to $0.007 per share, consistent with the November 9, 2020, Note.

On November 12, 2020 we issued an aggregate of 82,000,000 shares to three individuals for services and an aggregate of 48,000,000 shares to two individuals for cancelation of $1,375,238 of outstanding debt. On December 4, 2020 we issued 3,000,000 shares as a portion of the settlement of a dispute with a vendor.

The securities represented by each of the transactions described above were issued in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving any public offering. Each of the investors is either an “accredited investor” as defined in Rule 501(a) of Regulation D or a sophisticated investor able to bear the risks of the investment. Each investor confirmed the foregoing and acknowledged that the securities must be acquired and held for investment. All certificates evidencing the shares of common stock on conversion of the notes, issuances under the restricted stock grants, or upon the exercise of the warrants will bear a restrictive legend. No underwriter participated in the offer and sale of these securities, and no commission or other remuneration was paid or given directly or indirectly in connection therewith.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number*	Title of Document	Location

Item 2	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

2.01	Contribution Agreement between Investview, Inc., Wealth Generators, LLC, and the members of Wealth Generators, LLC dated March 31, 2017	Incorporated by reference to the Current Report on Form 8-K filed April 6, 2017

Item 3	Articles of Incorporation and Bylaws

3.01	Articles of Incorporation	Incorporated by reference to the Form 10SB12G filed August 12, 1999

3.02	Articles of Amendments to the Articles of Incorporation	Incorporated by reference to the Form 10SB12G filed August 12, 1999

3.03	Bylaws	Incorporated by reference to the Form 10SB12G filed August 12, 1999

3.04	Amendment to Articles of Incorporation or by-laws	Incorporated by reference to the Current Report on Form 8-K filed February 15, 2007

3.05	Certificate of Change filed pursuant to NRS 78.209	Incorporated by reference to the Current Report on Form 8-K filed April 6, 2012

3.06	Articles of Merger filed pursuant to NRS 92.A.200	Incorporated by reference to the Current Report on Form 8-K filed April 6, 2012

3.07	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to the Definitive Information Statement filed December 20, 2017
3.08	Certificate of Amendment of Certificate of Designation of Designation of 13% Series B Cumulative Redeemable Perpetual Preferred Stock, as Amended, filed herewith	Filed with the POS AM as filed with the SEC on June 2, 2020.

II-5

Item 5	Opinion re: Legality

5.01	Opinion of Michael Best & Friedrich, LLP	This filing.

Item 4	Instruments Defining the Rights of Security Holders, including indentures

4.01	Common Stock Specimen	Incorporated by reference to the Registration Statement on Form S-1 filed January 12, 2018

Item 10	Material Contracts

10.24	Founder Employment Agreement between Investview, Inc. and Ryan Smith, entered October 10, 2017**	Incorporated by reference to the Current Report on Form 8-K filed October 13, 2017

10.25	Founder Employment Agreement between Investview, Inc. and Annette Raynor, entered October 10, 2017**	Incorporated by reference to the Current Report on Form 8-K filed October 13, 2017

10.26	Founder Employment Agreement between Investview, Inc. and Chad Miller, entered October 10, 2017**	Incorporated by reference to the Current Report on Form 8-K filed October 13, 2017

10.27	Founder Employment Agreement between Investview, Inc. and Mario Romano, entered October 10, 2017**	Incorporated by reference to the Current Report on Form 8-K filed October 13, 2017

10.28	Founder Revenue Agreement among Investview, Inc. and Chad Miller, Annette Raynor, Mario Romano, and Ryan Smith**	Incorporated by reference to the Current Report on Form 8-K filed October 13, 2017

10.49	Securities Purchase and Royalty Agreement between Investview, Inc., and Brian McMullen, dated as of July 23, 2019	Incorporated by reference to the Current Report on Form 8-K filed August 1, 2019

10.50	Convertible Promissory Note, dated as of July 23, 2019	Incorporated by reference to the Current Report on Form 8-K filed August 1, 2019

10.51	Employment Agreement between Investview, Inc. and Jayme McWidener, effective as of September 15, 2019	Incorporated by reference to the Current Report on Form 8-K filed September 12, 2019

10.52	Revenue Share Agreement dated September 16, 2019, and executed October 1, 2019	Incorporated by reference to the Current Report on Form 8-K filed October 7, 2019

10.53	Agreement to Terminate Joint Venture Agreement of March 5, 2019, dated September 16, 2019, and executed October 1, 2019	Incorporated by reference to the Current Report on Form 8-K filed October 7, 2019

II-6

10.54	Employment Agreement between Joseph Cammarata and Investview, Inc. effective December 1, 2019	Incorporated by reference to the Current Report on Form 8-K filed December 4, 2019

10.55	Investview, Inc. 2020 Incentive Plan	Incorporated by reference to the Registration Statement on Form S-8 filed with the SEC on February 4, 2020

10.57	Common Stock Purchase Warrant	Filed with the S-1/A on March 3, 2020.

10.58	Form of Warrant Exercise	Filed as part of Exhibit 10.57.

10.59	Securities Purchase Agreement between Investview, Inc., and DBR Capital, LLC, dated as of April 27, 2020	Incorporated by reference to the Current Report on Form 8-K filed April 30, 2020

10.60	Voting Rights Agreement between certain Investview, Inc., stockholders and DBR Capital, LLC, dated as of April 27, 2020	Incorporated by reference to the Current Report on Form 8-K filed April 30, 2020

10.61	Lock-up Agreement between certain Investview, Inc., stockholders and DBR Capital, LLC, dated as of April 27, 2020	Incorporated by reference to the Current Report on Form 8-K filed April 30, 2020

10.62	Investor Rights Agreement between Investview, Inc., and DBR Capital, LLC, dated as of April 27, 2020	Incorporated by reference to the Current Report on Form 8-K filed April 30, 2020

10.63	Convertible Secured Promissory Note by Investview, Inc., and DBR Capital, LLC, dated as of April 27, 2020	Incorporated by reference to the Current Report on Form 8-K filed April 30, 2020

10.64	Consent of Holders of Series B Preferred	Filed with the POS AM as filed with the SEC on June 2, 2020 herewith

10.65	Convertible Secured Promissory Note by Investview, Inc., and DBR Capital, LLC, dated as of May 27, 2020	Incorporated by reference to the Current Report on form 8K filed on June 2, 2020

10.66	Amended and Restated Securities Purchase Agreement dated November 9, 2020	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.67	Convertible Promissory Note dated November 9, 2020	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.68	Amended and Restated Convertible Secured Promissory Note in the Amount of $1,300,000 dated November 9, 2020 (originally dated April 27, 2020)	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.69	Amended and Restated Convertible Secured Promissory Note in the Amount of $700,000 dated November 9, 2020 (originally dated May 27, 2020)	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

II-7

10.70	First Amendment to Investor Rights Agreement of April 27, 2020, dated November 9, 2020	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.71	First Amendment to Voting Agreement of April 27, 2020, dated November 9, 2020	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.72	Guaranty and Collateral Agreement dated May 15, 2020	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.73	Cover Letter and Restricted Shares Award Agreement for Joseph Cammarata	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.74	Cover Letter and Restricted Shares Award Agreement for David Rothrock	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.75	Cover Letter and Restricted Shares Award Agreement for James Bell	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.76	Cover Letter and Restricted Shares Award Agreement Annette Raynor	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

10.77	Cover Letter and Restricted Shares Award Agreement for Mario Romano	Incorporated by reference to the Current Report on form 8K filed on November 13, 2020

Item 21	Subsidiaries of the Registrant

21.01	Schedule of Subsidiaries	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1/A filed March 11, 2019

Item 23	Consents of Experts and Counsel

23.01	Consent of Haynie & Company	This filing.

23.02	Consent of Michael Best & Friedrich, LLP	Included in Exhibit 5.01

II-8

Exhibit Number*	Title of Document	Location

Item 101	Interactive Data Files***

101.INS	XBRL Instance Document	This filing.

101.SCH	XBRL Taxonomy Extension Schema	This filing.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	This filing.

101.DEF	XBRL Taxonomy Extension Definition Linkbase	This filing.

101.LAB	XBRL Taxonomy Extension Label Linkbase	This filing.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	This filing.

*	All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit.
**	Identifies each management contract or compensatory plan or arrangement required to be filed as an exhibit, as required by Item 15(a)(3) of Form 10-K.
***	Users of this data are advised that, pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of this annual report for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Exchange Act and otherwise are not subject to liability.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-9

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-10

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eatontown, New Jersey, on the 17th day of December, 2020.

INVESTVIEW, INC.

By:	/s/ Joseph Cammarata
Joseph Cammarata
Chief Executive Officer

By:	/s/ Jayme Lin McWidener
Jayme Lin McWidener
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Joseph Cammarata as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1 (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Joseph Cammarata
Joseph Cammarata	Chief Executive Officer and Director	December 17, 2020

/s/ David Rothrock
David Rothrock	Director	December 17, 2020

/s/ Mario Romano
Mario Romano	Director	December 17, 2020

/s/ Jayme Lin McWidener
Jayme Lin McWidener	Chief Financial Officer and Principal Accounting Officer	December 17, 2020

/s/ Annette Romano
Annette Romano	Chief Operations Officer and Director	December 17, 2020

/s/ James Bell
James Bell	Director	December 17, 2020

II-11